EXHIBIT 10.4

                                                                EXECUTION COPY

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                   AMENDED AND RESTATED CREDIT AGREEMENT
                       Dated as of November 24, 1998

                                   among

                            INSILCO CORPORATION
                                    and
                         INSILCO DEUTSCHLAND GMBH
                               as Borrowers

                    THE INSTITUTIONS FROM TIME TO TIME
                          PARTY HERETO AS LENDERS

                    THE INSTITUTIONS FROM TIME TO TIME
                       PARTY HERETO AS ISSUING BANKS

                                    and

                         DLJ CAPITAL FUNDING, INC.
                           as Syndication Agent

                    THE FIRST NATIONAL BANK OF CHICAGO
                          as Administrative Agent

                   ABN AMRO BANK N.V., Pittsburgh Branch
                          as Documentation Agent

                                    and

            DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
                             as Lead Arranger

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                             CREDIT AGREEMENT



               This Amended and Restated Credit Agreement dated as of
November 24, 1998 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), entered into among Insilco Corporation, a Delaware corporation (with its successors and permitted assigns, the "Company"), Insilco Deutschland GmbH, a corporation organized under the laws of the Federal Republic of Germany and wholly owned Subsidiary of the Company ("Insilco GmbH"), certain other foreign subsidiaries of the Company designated herein as Foreign Borrowers (together with Insilco GmbH, the "Foreign Borrowers"; and together with the Company, the "Borrowers"), the institutions from time to time party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time party hereto as Issuing Banks, whether by execution of this Agreement or an Assignment and Acceptance, DLJ Capital Funding, Inc. ("DLJ"), in its capacity as syndication agent for the Lenders and the Issuing Banks (the "Syndication Agent"), ABN AMRO Bank N.V., Pittsburgh Branch ("ABN AMRO"), in its separate capacity as documentation agent for the Lenders and the Issuing Banks (the "Documentation Agent"; and, together with the Syndication Agent, the "CoAgents"), and The First National Bank of Chicago ("First Chicago"), in its separate capacity as administrative and collateral agent for the Lenders and Issuing Banks (with its successors in such capacity, the "Administrative Agent"; and, together with the CoAgents, the "Agents"), amends and restates in its entirety that certain Credit Agreement, dated as of July 3, 1997, as amended through the date hereof (the "Existing Credit Agreement"), among the Company, the Lenders party thereto (the "Existing Lenders"), and the Issuing Banks party thereto (the "Existing Issuing Banks"), DLJ, as Syndication Agent, First Chicago, as Documentation Agent, and Citicorp USA, Inc., as administrative and collateral agent for the Existing Lenders and the Existing Issuing Banks (the "Existing Administrative Agent").

                           W I T N E S S E T H:

               WHEREAS, the Company has requested the Administrative Agent and the Lenders to amend certain terms of the Existing Credit Agreement, among other things, to provide for Term Loans to be made by the Term Loan Lenders in an aggregate principal amount of $125,000,000;

               WHEREAS, the Company has received gross proceeds in an amount equal to $120,000,000 from the offering of the 1998 Subordinated Notes, the net proceeds of which shall be used, together with proceeds of Loans, to repurchase or defease Subordinated Notes, including those that were tendered to the Company in connection with the Change of Control (as defined in the Subordinated Note Indenture) caused by the consummation of the Recapitalization Transactions;

               WHEREAS, the Company, the Lenders, the CoAgents and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to provide for such amendments on the terms set forth in this Agreement, which Agreement shall become effective upon satisfaction of certain conditions precedent set forth herein;

               WHEREAS, effective immediately prior to the Effective Date referred to below, the Existing Administrative Agent resigned as collateral and administrative agent for the Existing Lenders and the Existing Issuing Banks and assigned to the Administrative Agent all of its rights and obligations under the Existing Credit Agreement and the Loan Documents in its capacity as administrative and collateral agent;

               WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities, that this Agreement amend and restate in its entirety the Existing Credit Agreement, and that from and after the Effective Date the Existing Credit Agreement be of no further force or effect except as to evidence the incurrence of the "Obligations" thereunder and the representations and warranties made thereunder;

               NOW, THEREFORE, in consideration of the above premises, the Borrowers, the Lenders, the Issuing Banks, the CoAgents and the Administrative Agent agree as follows:

                                  ARTICLE

                                DEFINITIONS

               1.0. Certain Defined Terms. In addition to the terms defined above, the following terms used herein shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

               "ABN AMRO" is defined in the preamble.

               "Accommodation Obligation" means (without duplication) any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders thereof shall be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made, recourse agreements, take-or-pay agreements, keepwell agreements, agreements to purchase security therefor (other than such agreements to purchase in the ordinary course of business) or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

               "Administrative Agent" is defined in the preamble and shall include any successor Administrative Agent appointed pursuant to Section 12.07.

               "Affiliate" of any specified Person means any other Person
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person,
(ii) which beneficially owns or holds 5% or more of any class of the Voting Stock or other equity interest of such specified Person or (iii) of which 5% or more of the Voting Stock or other equity interest is beneficially owned or held by such specified Person or a Subsidiary of such specified Person, or, in the case of any Lender which is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. For the purposes of this definition, (i) "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing and (ii) Affiliates of the Company and Subsidiaries of the Company shall not include the Company and Subsidiaries of the Company.

               "Agents" is defined in the preamble.

               "Aggregate Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the sum of (x) such Lender's Revolving Credit Commitment at such time (as reduced from time to time in accordance with the provisions of this Agreement) and (y) such Lender's Term Loan Commitment (or, after the Effective Date, Term Loans) at such time by (ii) the sum of (x) the aggregate amount of all Revolving Credit Commitments at such time (as reduced from time to time in accordance with the provisions of this Agreement) and (y) the aggregate amount of all Term Loan Commitments (or, after the Effective Date, Term Loans) at such time; provided, however, if all of the Commitments are terminated pursuant to the terms hereof, then "Aggregate Pro Rata Share" means the percentage obtained by dividing (x) such Lender's Term Loans and Revolving Credit Obligations by (y) the aggregate amount of all Term Loans and Revolving Credit Obligations.

               "Alternative Currency" means, subject to Section 3.06, (i) the lawful currency of the United Kingdom, Japan, France or the Federal Republic of Germany, (ii) after the commencement of the third stage of EMU (as defined in Section 3.06), the euro and (iii) any additional currency approved by the Administrative Agent (subject to the Administrative Agent's confirmation that funding in such currency is generally provided by the Lenders); provided that in the case of any such currency, such currency is freely transferable and convertible into Dollars.

               "Applicable Base Rate Margin" means at all times during the applicable periods set forth below, (i) with respect to outstanding Term Loans maintained as Base Rate Loans, 2.50% per annum and (ii) with respect to outstanding Revolving Loans maintained as Base Rate Loans, the applicable rate per annum set forth below under the heading "Applicable Base Rate Margin for Revolving Loans";

                                            Applicable Base Rate
                Leverage Ratio           Margin for Revolving Loans
                --------------           --------------------------
          greater than or equal to        1.75%
                    5.00 to 1

          Greater than or equal to
                    4.00 to 1             1.25%

          less than 5.00 to 1

          Greater than or equal to
                    3.00 to 1             0.75%

          less than 4.00 to 1

          less than 3.00 to 1             0.25%


The Leverage Ratio used to compute the Applicable Base Rate Margin for Revolving Loans following the Effective Date shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent pursuant to Section 7.01(d); changes in the Applicable Base Rate Margin for Revolving Loans resulting from a change in the Leverage Ratio shall become effective as to all Revolving Loans maintained as Base Rate Loans upon delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.01(d) and notice by the Company to the Administrative Agent that a rate change is required. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Applicable Base Rate Margin shall be 1.75% for Revolving Loans for the period commencing on the Effective Date and ending on the delivery of a separate Compliance Certificate in respect of the Company's fiscal month ending May 31, 1999. If the Company shall fail to deliver a Compliance Certificate within 50 days after the end of any fiscal month or quarter (or within 95 days, in the case of the last fiscal quarter of any Fiscal Year) pursuant to Section 7.01(d), the Applicable Base Rate Margin for Revolving Loans from and including the 51st (or 96th, as the case may be) day after the end of such fiscal quarter to but not including the date the Company delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Base Rate Margin for Revolving Loans set forth above.

               "Applicable Eurocurrency Rate Margin" means at all times during the applicable periods set forth below, (i) with respect to outstanding Term Loans maintained as Eurocurrency Rate Loans, 3.75% per annum and (ii) with respect to outstanding Revolving Loans maintained as Eurocurrency Rate Loans, the applicable rate per annum set forth below under the heading "Applicable Eurocurrency Rate Margin for Revolving Loans";

                                                     Applicable Base Rate
                  Leverage Ratio                  Margin for Revolving Loans
                  --------------                  --------------------------
      greater than or equal to    5.00 to 1                 3.00%

      greater than or equal to    4.00 to 1

      less than                   5.00 to 1                 2.50%

      greater than or equal to    3.00 to 1

      less than                   4.00 to 1                 2.00%

      less than                   3.00 to 1                 1.50%


The Leverage Ratio used to compute the Applicable Eurocurrency Rate Margin for Revolving Loans following the Effective Date shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent pursuant to Section 7.01(d); changes in the Applicable Eurocurrency Margin for Revolving Loans resulting from a change in the Leverage Ratio shall become effective as to all Revolving Loans maintained as Eurocurrency Rate Loans upon delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.01(d) and notice by the Company to the Administrative Agent that a rate change is required. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Applicable Eurodollar Rate Margin shall be 3.00% for Revolving Loans for the period commencing on the Effective Date and ending on the delivery of a separate Compliance Certificate in respect of the Company's fiscal month ending May 31, 1999. If the Company shall fail to deliver a Compliance Certificate within 50 days after the end of any fiscal quarter (or within 95 days, in the case of the last fiscal quarter of any Fiscal Year) as required pursuant to Section 7.01(d), the Applicable Eurocurrency Rate Margin for Revolving Loans from and including the 51st (or 96th, as the case may be) day after the end of such fiscal month or quarter to but not including the date the Company delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Eurocurrency Rate Margin for Revolving Loans set forth above.

               "Applicable Lending Office" means, with respect to a particular Lender, its Eurocurrency Lending Office in respect of provisions relating to Eurocurrency Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

               "Applicable Payment Office" means, with respect to Obligations payable in Dollars, the principal office of First Chicago in Chicago, Illinois, and, with respect to Obligations payable in any Alternative Currency, the principal office of First Chicago London in London, England or such other office or offices as determined by the Administrative Agent from time to time of which notice is given to the Borrowers, the Lenders and the Issuing Banks in accordance with the provisions of Section 13.08.

               "ARUP" means ARUP Alu-Rohr und -Profil GmbH, a corporation formed under the laws of the Federal Republic of Germany.

               "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.01.

               "Associated Costs Rate" is defined in Schedule 1.01.5.

               "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Section Section 101 et seq.), as amended from time to time, and any successor statute.

               "Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes and (ii) the sum of the Federal Funds Rate for such day plus 0.5% per annum.

               "Base Rate Loans" means all Loans denominated in Dollars which bear interest at a rate determined by reference to the Base Rate as provided in Section 4.01(a).

               "Benefit Plan" means a defined benefit plan as defined in
Section 3(35) of ERISA subject to Title IV of ERISA or Section 412 of the Internal Revenue Code (other than a Multiemployer Plan) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an "employer" as defined in Section 3(5) of ERISA.

               "Borrowers" is defined in the preamble.

               "Borrowing" means a borrowing consisting of Loans of the same Type and in the same currency made, continued or converted on the same day and, in the case of Eurocurrency Rate Loans, for the same Eurocurrency Interest Period.

               "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in Chicago, Illinois and New York, New York, (ii) in the case of Eurocurrency Rate Loans, in London, England and in the country of issue of the currency of such Eurocurrency Rate Loans, and (iii) in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

               "Capital Expenditures" means, for any period with respect to any Person, the aggregate of all expenditures (net of any insurance proceeds or condemnation awards used to replace fixed assets, plant and equipment following a casualty event or event of condemnation or taking with respect thereto) by such Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs and maintenance, and any amount credited to, or received by, such Person in connection with a substantially contemporaneous trade in or sale of the Property being replaced) during such period computed in accordance with GAAP; provided, however, Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, that portion of Capital Leases which is incurred and capitalized during such period on the consolidated balance sheet of such Person and provided, further, Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, Permitted Acquisitions to the extent such expenditures are permitted under the terms of this Agreement.

               "Capital Lease", as applied to any Person, means any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

               "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

               "Cash Collateral" means cash or Cash Equivalents held by the Administrative Agent, either CoAgent, any of the Issuing Banks or any of the Lenders as security for the Obligations.

               "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government;
(ii) domestic and eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A1 (or better) by Standard & Poor's Corporation (or its successors) or P1 (or better) by Moody's Investors Service, Inc. (or its successors); (iii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A1 (or better) by Standard & Poor's Corporation (or its successors) or P1 (or better) by Moody's Investors Service, Inc. (or its successors); (iv) marketable direct obligations of any state of the United States or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody's Investor Service, Inc. (or its successors) and Standard & Poor's Corporation (or its successors);
(v) money market funds organized under the laws of the United States or any state thereof that invests in any of the Investments identified under clauses
(i), (ii), (iii) and (iv) of this definition; and (vi) reverse purchase agreements covering obligations of the type specified in clause (i) of this definition; provided, that the maturities of any such Cash Equivalents referred to in clauses (i) through (vi) shall not exceed one hundred eighty
(180) days.

               "Cash Flow Period" means, as separate periods, each Fiscal Year of the Borrower beginning with Fiscal Year 1999.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section Section 9601 et seq., as amended, and any regulations promulgated thereunder.

               "CERCLIS" is defined in Section 6.01(o).

               "Change of Control" means (i) the failure of Holdco at any time to own, directly or indirectly, free and clear of all Liens (except Liens in favor of the Administrative Agent), all right, title and interest in 100% of the Capital Stock of the Company; (ii) the failure of the Investors to own at least 51% (on a fully diluted basis) of the economic and voting interest in the Voting Stock of Holdco; (iii) the failure of the Investors at any time to have the right to designate or nominate at least 51% of the Board of Directors of Holdco or (iv) the occurrence of a "Change of Control" as defined in the Holdco Discount Note Indenture or any other agreement or certificate of designation evidencing or governing the terms of the Holdco Securities.

               "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

               "CoAgents" is defined in the preamble.

               "Collateral" means all Property and interests in Property now owned or hereafter acquired by Holdco, the Company or any of the Subsidiary Guarantors upon which a Lien is granted under any of the Loan Documents.

               "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Company or a Subsidiary of the Company, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or such Subsidiary in the ordinary course of its business.

               "Commitment" means, with respect to any Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

               "Common Stock" means the Company's common stock, $0.001 par value.

               "Company" is defined in the preamble.

               "Company Guaranty" means the Amended and Restated Company Guaranty, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by the Company, which Guaranty amends and restates the Company's obligations as a guarantor under the Borrower Guaranty, dated as of July 3, 1997, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Company Pledge Agreement" means the Amended and Restated Company Pledge Agreement, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by the Company, which Pledge Agreement amends and restates the Company's obligations as a pledgor under the Borrower Pledge Agreement, dated as of November 21, 1994, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Company Security Agreement" means the Amended and Restated Company Security Agreement, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by the Company, which Security Agreement amends and restates the Company's obligations as a grantor under the Borrower Security Agreement, dated as of November 21, 1994, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Company's Projections" means the consolidated financial projections dated November 3, 1998 prepared by the Company with respect to the Company and its Subsidiaries on an annual basis for Fiscal Years 1999 through 2008, and supporting materials delivered in connection therewith delivered by the Company to the Lenders on or prior to the Effective Date.

               "Compliance Certificate" is defined in Section 7.01(d).

               "Consolidated Cash Interest Expense" means, for any period on a consolidated basis for any Person and its Subsidiaries, all of the following as determined in conformity with GAAP, (i) total interest expense (including the interest component of Capital Lease obligations for such period), including, without limitation, bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit (including, without limitation, the Letter of Credit Fee but excluding customary fees and charges with respect to the issuance, administration, amendment and payment or cancellation of letters of credit), interest expense capitalized during such period and net interest costs under Interest Rate Contracts, minus (ii) to the extent included in the determination of total interest expense, the sum of
(A) the amount of financing costs and expenses which are capitalized and amortized, (B) amortization of debt discount, (C) interest paid in Property other than cash, (D) any other interest expense not payable in cash and
(E) cash payments made to purchase interest rate caps, collars or similar derivatives for any period and the amortized portion of such payments, minus
(iii) the sum of (A) any interest income received in respect of its Investments in cash and Cash Equivalents and (B) to the extent not deducted from total interest expense, any net payments received during such period under Interest Rate Contracts.

               "Consolidated Current Assets" means, at any time, the current assets of the Company and its Subsidiaries on a consolidated basis, determined in conformity with GAAP.

               "Consolidated Current Liabilities" means, at any time, the current liabilities of the Company and its Subsidiaries on a consolidated basis, determined in conformity with GAAP.

               "Consolidated Fixed Charges" means, for any period on a consolidated basis for any Person and its Subsidiaries, the sum of the amounts for such period of (i) Consolidated Cash Interest Expense of such Person and its Subsidiaries and (ii) scheduled payments of principal on Funded Debt of such Person and its Subsidiaries (including, without limitation, the principal component of Capital Lease obligations and, in the case of the Company, the Term Loans and excluding any scheduled reductions of the Revolving Credit Commitments pursuant to Section 3.01(c)).

               "Consolidated Net Income" means, for any period on a consolidated basis for any Person and its Subsidiaries, the net income (or loss) after taxes for such period taken as a single accounting period, determined in conformity with GAAP.

               "Consolidated Net Worth" means, with respect to any Person, at any time, (i) consolidated stockholders' equity of such Person and its consolidated Subsidiaries plus (or minus) (ii) any negative (or positive) cumulative foreign currency translation adjustments applicable to such Person in accordance with GAAP minus (iii) to the extent included in stockholders' equity, minority interests in such Person's Subsidiaries held by Persons other than such Person.

               "Constituent Document" means, with respect to any entity,
(i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the bylaws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity's Capital Stock.

               "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof, as these terms are defined under Environmental, Health or Safety Requirements of Law.

               "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its Properties is bound, or to which it or any of its Properties is subject.

               "Contribution Agreement" means the Amended and Restated Contribution Agreement, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by each of the Subsidiary Guarantors, which Contribution Agreement amends and restates each Subsidiary Guarantor's obligations under the Amended and Restated Contribution Agreement, dated as of July 10, 1997, as amended, to which each is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Cure Loans" is defined in Section 3.02(b)(v)(C).

               "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

               "Customary Permitted Liens" means Liens on the Property of any Person (other than Environmental Liens and Liens in favor of the PBGC)

               (i) with respect to the payment of taxes, assessments or governmental charges or levies in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (ii) of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen, banker's liens and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (iii) incurred or pledges and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, pensions or other types of social security benefits, or to secure the performance of statutory obligations or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, warranty, advance payment, appeal, customs, performance bonds and similar obligations;

               (iv) arising with respect to zoning restrictions, licenses, covenants, building restrictions and other similar charges or encumbrances on the use of Real Property of such Person which do not materially interfere with the ordinary conduct of such Person's business;

               (v) any interest or title of a lessor under any lease permitted hereunder;

               (vi) any interest or title of any lessee under any leases or subleases of Real Property of such Person, provided that all such Liens do not in the aggregate materially detract from the value of such Person's Property or materially impair the use thereof in the operation of the businesses;

               (vii) constituting the filing of notice financing statements of a lessor's rights in and to personal Property leased to such Person in the ordinary course of such Person's business;

               (viii) attachment, prejudgment or judgment Liens in existence less than 60 days after the entry thereof or with respect to which execution has been stayed or with respect to which payment in full above any applicable deductible is covered by insurance or a bond or, with respect to any prejudgment Lien, the underlying claim for which is being contested in good faith and for which reserves or other appropriate provisions, if any, as required by GAAP have been made;

               (ix) Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds or other instruments serving a similar purpose in connection with the appeal of any judgment or defense of any claim relating to a prejudgment Lien; and

               (x) defects and irregularities in titles, survey exceptions, encumbrances, easements or reservations of others for rights-of-way, roads, pipelines, railroad crossings, services, utilities or other similar purposes; outstanding mineral rights or reservations (including rights with respect to the removal of material resource) which do not materially diminish the value of the surface estate, assuming usage of such surface estate similar to that being carried on by the Company or its Subsidiaries as of the Effective Date.

                "Decision Period" is defined in Section 8.07.

                "Decision Reserve" is defined in Section 8.07.

                "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                "Default Notice", with respect to any Collection Account, has the meaning specified in the Collection Account Agreement governing such Collection Account.

                "Disbursement Account" means account number 5555930 of the Company at First Chicago, or such other bank account as shall subsequently be designated as the Disbursement Account of the Company by notice to the Administrative Agent.

                "DLJ" is defined in the preamble.

                "DLJ Commitment Letter" means the Commitment Letters and accompanying Fee Letter, each dated as of March 20, 1998, as amended by letter agreement dated as of August 17, 1998, issued by (i) DLJ Capital Funding, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation in favor of DLJ Merchant Banking II, Inc., (ii) various Investors in favor of MergerSub, and
(iii) DLJ Bridge Finance, Inc. in favor of DLJ Merchant Banking II, Inc.

                "DLJMB Entities" means DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified PartnersA, L.P., DLJ ESC II, L.P., DLJ First ESC L.P., DLJ Millennium Partners, L.P., DLJ Millennium PartnersA, L.P. and DLJ Merchant Banking Partners IIA, L.P.

                "Documentation Agent" is defined in the preamble to this Agreement.

                "DOL" means the United States Department of Labor and any successor department or agency.

                "Dollars" and "$" mean the lawful money of the United States.

                "Dollar Equivalent" means, with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined at the rate of exchange quoted by (i) the Administrative Agent in Chicago, Illinois at 11:00 a.m. (Chicago time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency or, (ii) solely for purposes of any determination made by First Chicago London pursuant to the last sentence of Section 2.02(a), First Chicago London, in London, England at 12:00 noon (London time) on the date of determination, to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Dollars with such Alternative Currency.

                "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on Schedule 1.01 or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Company and the Administrative Agent.

                "Domestic Subsidiary" means a Subsidiary of the Company which is organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, Puerto Rico or the United States Virgin Islands.

                "EBITDA" means, for any applicable period, subject to
Section 1.03, the sum (without duplication) for the Company and its Subsidiaries on a consolidated basis of

                (a) Consolidated Net Income (less equity income from unconsolidated Affiliates to the extent included in the determination of Consolidated Net Income), plus

                (b) the amount deducted in determining Consolidated Net Income representing (i) net non-cash periodic post-retirement benefits and
(ii) non-cash charges or expenses, including depreciation, amortization expense and non-cash expenses related to employee stock options and stock incentive plans, plus

                (c) the amount deducted in determining Consolidated Net Income representing income taxes (whether paid or deferred), plus

                (d) the amount deducted in determining Consolidated Net Income representing (i) total interest expense and (ii) fees, expenses and management bonuses and financing costs incurred in connection with the Recapitalization Transactions and the transactions contemplated in the 1998 Subordinated Notes and this Agreement, plus

                (e) the amount deducted in determining Consolidated Net Income representing any net loss realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries) or any extraordinary or non-recurring loss, plus

                (f) the amount of cash dividends received by the Company or any Subsidiary Guarantor from unconsolidated Affiliates of the Company (in excess of the amount of any cash capital contributions made by the Company or any Subsidiary Guarantor to such Affiliates), minus

                (g) Restricted Junior Payments of the type referred to in clause (viii) of Section 9.06 made during such period, minus

                (h) the amount added in determining Consolidated Net Income representing (i) any net gain in excess of $5,000,000 in any Fiscal Year realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries) or any extraordinary or non-recurring gain and (ii) any non-cash items increasing Consolidated Net Income.

                "Effective Date" is defined in Section 5.01.

                "Eligible Assignee" means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and approved by the Company (which approval shall not be unreasonably withheld), which is regularly engaged in making or purchasing loans; (iv) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having total assets in excess of $500,000,000; or (v) a finance company, insurance company, bank, other financial institution or fund reasonably acceptable to the Administrative Agent and approved by the Company, which approval shall not be unreasonably withheld. In addition to the foregoing, an Eligible Assignee must be an "accredited investor" or "qualified institutional buyer" (as defined in Regulation D and Rule 144A, respectively, under the Securities Act) to the extent it is not a bank or other financial institution regularly engaged in making commercial loans.

                "Environmental, Health or Safety Requirements of Law" means all Requirements of Law relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, each as from time to time hereafter in effect.

                "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities arising under any Environmental, Health or Safety Requirements of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, mortgage, sale or lease of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Transfer Acts".

                "Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal Property (other than such Person's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company, and (iii) member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                "Eurocurrency Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurocurrency Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Company and the Administrative Agent.

                "Eurocurrency Interest Payment Date" means (i) with respect to any Eurocurrency Rate Loan, the last day of each Eurocurrency Interest Period applicable to such Loan and (ii) with respect to any Eurocurrency Rate Loan having a Eurocurrency Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Eurocurrency Interest Period.

                "Eurocurrency Interest Period" is defined in Section 4.02(b).

                "Eurocurrency Interest Rate Determination Date" is defined in
Section 4.02(c).

                "Eurocurrency Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurocurrency Lending Office" on Schedule 1.01 or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Company and the Administrative Agent.

                "Eurocurrency Rate" shall mean, with respect to any Eurocurrency Interest Period applicable to a Borrowing of Eurocurrency Rate Loans, an interest rate per annum determined by dividing (A) the interest rate per annum obtained by the Administrative Agent by reference to "Telerate page 3750" or "Telerate page 3740", as appropriate (or if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of display of such information) to be the rate per annum at which deposits in Dollars or in the applicable Alternative Currency are offered to leading banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurocurrency Interest Rate Determination Date for a period equal to such Eurocurrency Interest Period (rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%)) by (B) a percentage equal to 100% minus the Eurocurrency Reserve Percentage; provided, however, that if Telerate page 3750 or 3740, as the case may be, is not available for any reason, the applicable Eurocurrency Rate shall be an interest rate per annum obtained by dividing (A) the interest rate per annum obtained by the Administrative Agent by reference to Reuters Screen FRBD to be the rate per annum at which deposits in Dollars or in the applicable Alternative Currency are offered to leading banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurocurrency Interest Rate Determination Date for a period equal to such Eurocurrency Interest Period (rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%)) by (B) a percentage equal to 100% minus the Eurocurrency Reserve Percentage. The Eurocurrency Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage. For purposes of this definition, "Telerate page 3750" means the display designated as "Page 3750", and "Telerate page 3740" means the display designated as "Page 3740", in each case on the Telerate Service (or such other page as may replace Page 3750 or Page 3740 on the service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in the currency concerned).

                "Eurocurrency Rate Loans" means those Loans denominated in Dollars or in an Alternative Currency which bear interest at a rate determined by reference to the Eurocurrency Rate and the Applicable Eurocurrency Rate Margin as provided in Section 4.01(a).

                "Eurocurrency Reserve Percentage" means, for any day, (i) that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in Chicago, Illinois with deposits exceeding one billion Dollars in respect of "Certificate of Deposit Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a nonUnited States office of any bank to United States residents) and (ii) solely in respect of Loans denominated in pounds sterling, the Associated Costs Rate.

                "Event of Default" means any of the occurrences set forth in
Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

                "Excess Cash Flow" means for any Cash Flow Period (without duplication), an amount (not less than zero) equal to

                (a) EBITDA for such Cash Flow Period; minus

                (b) the sum, without duplication (for such Cash Flow Period) of

                    () Consolidated Cash Interest Expense for such Cash Flow
                Period; plus

                    () scheduled payments, and optional and mandatory
                prepayments to the extent actually made or required to be made, of the principal amount of the Term Loans and any other Funded Debt and mandatory prepayments of the principal amount of Revolving Loans pursuant to Section 3.01(b) in connection with a permanent reduction of the Revolving Credit Commitments, in each case to the extent actually made and for such applicable period; plus

                    () all federal, state and foreign income taxes paid or
                payable in cash by the Company and its Subsidiaries in such Cash Flow Period; plus

                    () Capital Expenditures actually made during such Cash
                Flow Period (excluding that portion of Capital Expenditures financed by Capitalized Leases or purchase money
                Indebtedness pursuant to Section 9.01(vi); plus

                    () the amount of the net increase (if any) of
                Consolidated Current Assets, other than Investments in cash and Cash Equivalents, over Consolidated Current Liabilities of the Company and its Subsidiaries for such Cash Flow Period; plus

                    () Investments permitted and actually made in cash
                pursuant to clauses (iv)(A), (v)(A), (vi), (ix), and (x) of
                Section 9.04 during such Cash Flow Period; plus

                    () gains on sales of assets (other than sales permitted
                under clause (i) of Section 9.02); plus

                    () Restricted Junior Payments of the type described in
                clause (viii) of Section 9.06 made during such Cash Flow Period; plus

                    () amounts paid in cash in respect of periodic post-
                retirement benefits (whether or not previously accrued) during such Cash Flow Period; plus

                    () amounts paid in cash in respect of fees, expenses
                and management bonuses and financing costs during such Cash Flow Period in connection with the Recapitalization Transactions and the transactions contemplated in the 1998 Subordinated Notes and this Agreement; plus

                    () amounts paid in cash in respect of any net loss
                realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries) or any extraordinary or non-recurring loss; plus

                    () long-term liabilities (other than the Obligations
                and other Funded Debt) actually paid in cash by the Company and its Subsidiaries during such Cash Flow Period.

                "Existing Administrative Agent" is defined in the preamble.

                "Existing Credit Agreement" is defined in the preamble.

                "Existing Issuing Banks" is defined in the preamble.

                "Existing Lender" is defined in the preamble.

                "Fair Market Value" means, (i) with respect to any Property (other than Property covered in clauses (ii), (iii) and (iv) below) of any Person, the value of the consideration obtainable in a sale or other disposition of such Property in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such Property, neither being under any compulsion to act and such transaction has been approved by the board of directors of such Person, (ii) with respect to Property, the value of the consideration obtainable in a sale or other disposition of such Property as determined (A) in good faith by the board of directors of such Person or
(B) by an appraisal of such Property, provided that such appraisal was performed relatively contemporaneously with such determination of the fair market value by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof,
(iii) with respect to any Property for which the consideration for such sale or other disposition is less than $500,000, as reflected on the bill of sale or invoice or in the relevant contract for the same or (iv) with respect to any marketable security at any date, the market price of such security at the time of sale, or in a private transaction, the closing price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing price of such security, the final price for the purchase of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

                "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in Chicago, Illinois, for the next preceding Business Day) in Chicago, Illinois by the Federal Reserve Bank of Chicago, or if such rate is not so published for any day which is a Business Day in Chicago, Illinois, the average of the quotations for such day on such transactions received by from three federal funds brokers of recognized standing selected by the Administrative Agent.

                "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

                "First Chicago" is defined in the preamble.

                "First Chicago London" means The First National Bank of Chicago, London Branch.

                "Fiscal Year" means the fiscal year of the Company, which shall be the 12month period ending on December 31 of each calendar year.

                "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of (i) EBITDA of the Company and its Subsidiaries for such period, minus Capital Expenditures of the Company and its Subsidiaries during such period (excluding Capital Expenditures financed by Capital Leases or purchase money Indebtedness pursuant to Section 9.01(vi)), to
(ii) Consolidated Fixed Charges of the Company and its Subsidiaries for such period. For purposes of determining the Fixed Charge Coverage Ratio on an historical pro forma basis in connection with clause (i) of the definition of Permitted Acquisition, only Capital Expenditures of the acquired operations that are made for maintenance purposes shall be subtracted from EBITDA pursuant to clause (i) of this definition.

                "Foreign Borrower" is defined in the preamble and included any Wholly Owned Foreign Subsidiary designated by the Company and approved by the Requisite Lenders pursuant to Section 2.07.

                "Foreign Borrower Sublimit" means (i) with respect to Insilco GmbH, $15,000,000 and (ii) with respect to any other Foreign Borrower, the amount designated by the Company as such Borrower's "Foreign Borrower Sublimit" and approved by the Requisite Lenders pursuant to Section 2.07.

                "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Company, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

                "Foreign Pension Plan" means any Foreign Employee Benefit Plan which, under applicable local law, is required to be funded through a trust or other funding vehicle.

                "Foreign Subsidiary" means any Subsidiary of the Company other than a Domestic Subsidiary.

                "Funded Debt" means, to the extent the following would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Company and its Subsidiaries in respect of borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, in respect of Capital Lease Obligations, in respect of Reimbursement Obligations or in respect of the deferred purchase price of Property or services, except (i) accounts payable and accrued expenses arising in the ordinary course of business and (ii) payment obligations owing to Governmental Authorities or other Persons (excluding the principal portion owing to trade creditors) subject to the Plan of Reorganization.

                "Funding Date" means, with respect to any Loan, the date of the funding of such Loan.

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect from time to time (unless otherwise specified pursuant to Section 13.04).

                "General Intangibles" means, with respect to any Person, all of such Person's present and future choses in action, causes of action, and all other intangible personal Property of every kind and nature (other than Receivables), including, without limitation, corporate, partnership and other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights and claims against carriers, shippers, franchisees, lessors, and lessees, and rights to indemnification.

                "Governmental Authority" means any federal, state or local government or other political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

                "Guarantor" means Holdco, the Company and each Subsidiary Guarantor.

                "Holdco" means Insilco Holding Co., a Delaware corporation.

                "Holdco Discount Notes" means the Senior Discount Notes due 2008 of Holdco, with respect to which no cash interest shall be payable during the first five years after the issuance thereof, issued by Holdco and governed by the terms of the Holdco Discount Note Indenture.

                "Holdco Discount Note Indenture" means the Indenture dated as of August 17, 1998 entered into between Holdco and the trustee thereunder, as the same may be amended, supplemented or otherwise modified from time to time.

                "Holdco Guaranty" means the Amended and Restated Guaranty dated as of the Effective Date duly executed and delivered to the Administrative Agent by Holdco, which Guaranty amends and restates Holdco's obligations as a guarantor under the Amended and Restated Guaranty, dated as of August 17, 1998, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

                "Holdco Loan" means a loan made by Holdco to the Company from proceeds of the dividend made by the Company to Holdco pursuant to clause (vi) of the definition of Recapitalization Transactions, which loan is subordinated to the Obligations pursuant to the Holdco Guaranty and shall payable on demand, subject to such subordination and to the restrictions on the payment of principal and interest thereon contained in Section 9.06(viii).

                "Holdco Pledge Agreement" means the Amended and Restated Pledge Agreement, dated as of the Effective Date, between Holdco and the Administrative Agent, which Pledge Agreement amends and restates Holdco's obligations as a pledgor under the Pledge Agreement, dated as of August 17, 1998, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

                "Holdco Securities" means (i) the Holdco Discount Notes and
(ii) the preferred stock issued pursuant to the Certificate of Designations, Preferences and Rights of 15% Senior Exchangeable Preferred Stock Due 2010, dated August 17, 1998 or any Securities issued in exchange for such preferred stock, in each case, with respect to which no cash interest or cash dividends shall be payable during the first five years after August 17, 1998.

                "Holdco Security Agreement" means the Amended and Restated Security Agreement, dated as of the Effective Date, between Holdco and the Administrative Agent, which Security Agreement amends and restates Holdco's obligations as a grantor under the Amended and Restated Security Agreement, dated as of August 17, 1998, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

                "Holder" means any Person entitled to the benefits of the Collateral as security for any of the Obligations, including, without limitation, the Administrative Agent, the CoAgents, each Lender and each Issuing Bank.

                "Indebtedness", as applied to any Person, means, at any time (without duplication), (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Capital Stock,
(iii) with respect to letters of credit issued for such Person's account,
(iv) to pay the deferred purchase price of Property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases or (vi) for payment of obligations owing to Governmental Authorities or other Persons (other than for obligations to trade creditors that arose prior to the effective date of the Plan of Reorganization in the ordinary course of business) subject to the Plan of Reorganization; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any Property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and Currency Agreements, net of liabilities owed to such Person by the counterparties thereon; and (d) the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of the indebtedness, obligations or liabilities referred to in clauses (a) through (c) above.

                "Indemnitee" is defined in Section 13.03.

                "Indemnified Matter" is defined in Section 13.03.

                "Insilco GmbH" is defined in the preamble.

                "Interbank Rate" means, for any period, (i) in respect of Revolving Loans denominated in Dollars, the Federal Funds Rate, and (ii) in respect of Multicurrency Loans, First Chicago London's costs of funds for such period.

                "Interest Coverage Ratio" means, with respect to any period, the ratio of (i) EBITDA of the Company and its Subsidiaries for such period to
(ii) Consolidated Cash Interest Expense of the Company and its Subsidiaries for such period.

                "Interest Rate Contracts" means interest rate exchange, swap, collar or cap or similar agreements providing interest rate protection.

                "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

                "Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory (including unbilled accounts receivable), (ii) goods, merchandise and other personal Property of such Person furnished or to be furnished under any contract of service or intended for sale or lease, and all goods consigned by such Person and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property of such Person described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest to the extent of such Person's interest therein or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

                "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities issued by or other equity ownership interest in any other Person, (ii) any purchase by that Person of all or a significant part of the Property of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of Property by such Person other than in the ordinary course of its business.

                "Investors" means the DLJMB Entities and their respective Affiliates and 399 Venture Partners, Inc., a wholly-owned Subsidiary of Citicorp.

                "IRS" means the Internal Revenue Service and any Governmental Authority succeeding to the functions thereof.

                "Issue" means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the terms "Issued" and "Issuance" shall have corresponding meanings.

                "Issuing Banks" means First Chicago and each other Lender (or Affiliate of a Lender) selected by the Company and reasonably acceptable to the Administrative Agent who has agreed to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.04 and, solely with respect to Letters of Credit issued by Star Bank, N.A. prior to the Effective Date, Star Bank, N.A. (it being understood and agreed that Star Bank, N.A. shall cease to be a party to this Agreement after all of such Letters of Credit have either terminated or expired).

                "Lazard Agreement" means that certain engagement letter dated as of March 12, 1998 between the Company and Lazard Freres & Co. LLC, as the same may be amended, supplemented or otherwise modified from time to time.

                "Leases" means those leases, tenancies or occupancies of Real Property entered into by the Company or one of its Subsidiaries, as tenant, sublessor or sublessee either directly or as the successor in interest to the Company or any of the Domestic Subsidiaries.

                "Lender" means, as of the Effective Date, each institution which is a signatory hereto and identified as such and, at any other given time, each institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance.

                "Letter Agreement" means, collectively, (i) the fee letter dated November 10, 1998 from First Chicago and accepted and agreed to by the Company on November 10, 1998 and (ii) the fee letter dated October 30, 1998 from the Syndication Agent and the Arranger and accepted and agreed to by the Company on October 30, 1998.

                "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

                "Letter of Credit Availability" means, at any particular time, the amount by which the Letter of Credit Sublimit exceeds the Letter of Credit Obligations outstanding at such time.

                "Letter of Credit Fee" is defined in Section 4.03(a).

                "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit, plus
(iii) the aggregate face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Section 2.04(c)(i)). For purposes of determining the amount of Letter of Credit Obligations (or any component thereof) in respect of any Letter of Credit that is denominated in an Alternative Currency, such amount shall equal the Dollar Equivalent of the amount of such Alternative Currency at the time of determination thereof.

                "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower requesting such Letter of Credit and as are not materially adverse (in the judgment of the Issuing Bank) to the interests of the Lenders; provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

                "Letter of Credit Sublimit" means Fifty Million Dollars ($50,000,000).

                "Leverage Ratio" means, for any period, the ratio of Funded Debt of the Company and its Subsidiaries on a consolidated basis as of the end of such period to EBITDA of the Company and its Subsidiaries for such period.

                "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses and damages with respect to or arising out of any of the following: personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, voluntary disclosures made to, or settlements with, the United States Government, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon.

                "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, security interest, encumbrance, lien (statutory or other), priority or other security agreement (including, without limitation, any negative pledge arrangement outside of the ordinary course of business and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any Property of a Person intended to assure payment of any Indebtedness, obligation or other liability, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to Section 9408 of the Uniform Commercial
Code), naming the lessee of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                "Loan Account" is defined in Section 2.05(b).

                "Loan Documents" means this Agreement, the Notes, the Letter Agreement, the Letter of Credit Reimbursement Agreements, the Holdco Security Agreement, the Holdco Pledge Agreement, the Holdco Guaranty, the Company Guaranty, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Guaranty, each Subsidiary Security Agreement, the Signal Pledge Agreement, the Contribution Agreement, the Patent Security Agreements, the Trademark Security Agreements, the Mortgages, the documents executed or delivered pursuant to Section 5.01(a) of the Existing Credit Agreement and the Credit Agreement amended thereby and Section 5.01(a) of this Agreement by Holdco, the Borrowers, any Subsidiary Guarantor or any other Subsidiary of the Company, any Interest Rate Contracts or Currency Agreements to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between Holdco, the Company or any Subsidiary of the Company, on the one hand, and any of the Administrative Agent, either CoAgent, the Lenders or the Issuing Banks, on the other hand, in each case delivered to either the Administrative Agent, a CoAgent, such Lender or such Issuing Bank pursuant to or in connection with this Agreement or the Revolving Credit Commitments (it being understood that Loan Documents do not include agreements relating to the opening and maintenance of bank accounts with financial institutions that are also Lenders hereunder entered into by the Company or any of the Company's Subsidiaries in the ordinary course of business).

                "Loans" means all the Term Loans, the Revolving Loans, the Swing Loans and all Base Rate Loans and Eurocurrency Rate Loans.

                "Margin Stock" means "margin stock" as such term is defined in Regulation U.

                "Material Adverse Effect" means a material adverse effect upon
(i) the business, condition (financial or otherwise), operations, performance, Property or prospects of the Company and its Subsidiaries taken as a whole,
(ii) the ability of Holdco, the Borrowers and the Subsidiary Guarantors to perform their obligations under the Loan Documents or (iii) the rights and remedies of the Lenders, the Issuing Banks or the Administrative Agent under the Loan Documents.

                "Maximum Revolving Credit Amount" means, at any particular time, an amount equal to the Revolving Credit Commitments, less the amount of the Non-Facility Letter of Credit Reserve in effect at such time and less the amount of the Decision Reserve in effect at such time.

                "Maximum NonGuarantor Subsidiary Investment Amount" means, at any time (without duplication) an amount equal to (i) the sum of (A) the amount of all cash Investments of the Company or any Subsidiary Guarantor, or which the Company or any Subsidiary Guarantor is under a Contractual Obligation to make, since the Effective Date in, (B) the aggregate outstanding amount of all Accommodation Obligations (including, without limitation, Letters of Credit and Non-Facility Letters of Credit but excluding Permitted Existing Accommodation Obligations) of the Company or any Subsidiary Guarantor at such time in respect of obligations of, and (C) the Fair Market Value of all Property (other than cash) of the Company or any Subsidiary Guarantor contributed, sold or otherwise transferred since the Effective Date (other than the sale of Inventory made in the ordinary course of business on commercially reasonable terms (but in no event greater than 60 day terms) and on an arms length basis) to, any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary minus (ii) the sum of (A) any cash dividends, other cash distributions or cash repayments of Indebtedness owing to the Company or any Subsidiary Guarantor (but not intercompany loans to the Company or any Subsidiary Guarantor) received by the Company or any Subsidiary Guarantor since the Effective Date (x) from any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary or (y) in respect of any Permitted Existing Investment (other than the Company's Investment in the Subsidiary Guarantors), and (B) cash proceeds of asset sales received by the Company in respect of the Capital Stock of or Property (other than cash) transferred to any such Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary since the Effective Date.

                "Merger Agreement" means the MergerSub Merger Agreement.

                "Merger Documents" means the Merger Agreement, each certificate of merger executed in connection with the Merger Agreement, the Holdco Discount Note Indenture, the Holdco Discount Notes, the agreements or certificates of designation evidencing or governing the terms of the Holdco Securities (other than the Holdco Discount Notes) issued on August 17, 1998 (or exchangeable for Holdco Securities issued on August 17, 1998), the Subscription Agreement, certain warrants for the purchase of MergerSub common stock to acquire Holdco common stock issued in connection with the issuance by Holdco of the Holdco Securities on August 17, 1998, the Warrant Registration Rights Agreement, dated as of August 17, 1998, between Holdco and National City Bank, as warrant agent, the Voting Agreement, the Lazard Agreement, the DLJ Commitment Letters, the Registration Rights Agreement, the amendment or other agreements entered into in respect of the Company's Value Appreciation Agreement, amendments to management incentive plans or employee compensation plans, and all other documents entered into or filed by Holdco, the Company and any of the Company's Subsidiaries in connection with the transactions contemplated in the Merger Agreement.

                "Mergers" means, collectively, the Reorganization Merger and the MergerSub Merger.

                "MergerSub" means Silkworm Acquisition Corporation, a Delaware corporation, the outstanding Capital Stock of which is held by the Investors.

                "MergerSub Merger" means the merger of MergerSub with and into Holdco, with Holdco being the surviving corporation, pursuant to the terms of the Merger Agreement.

                "MergerSub Merger Agreement" means the Agreement and Plan of Merger dated as of March 24, 1998 among the Company, Holdco and MergerSub, as amended by Amendment No. 1 dated as of June 8, 1998 and Amendment No. 2 dated as of August 12, 1998, as the same may be further amended, supplemented or otherwise modified from time to time.

                "Mortgages" means the mortgages, deeds of trust, leasehold mortgages or other such documents executed by the Company and certain Subsidiary Guarantors in favor of the Administrative Agent relating to such Person's Real Property, as amended on the Effective Date, and as the same may be further amended, supplemented or otherwise modified from time to time.

                "Multicurrency Lender" means each Revolving Credit Lender that is not a Non-Participating Multicurrency Lender.

                "Multicurrency Loan" means a Revolving Loan made in an Alternative Currency.

                "Multicurrency Pro Rata Share" is defined in Section
2.02(c)(iv).

                "Multicurrency Sublimit" means, with respect to Revolving Credit Obligations denominated in an Alternative Currency, a maximum aggregate outstanding amount of such Revolving Credit Obligations, the Dollar Equivalent of which shall not exceed $40,000,000.

                "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any ERISA Affiliate.

                "NAIC" means the National Association of Insurance
Commissioners.

                "Net Cash Proceeds" means (i) proceeds received by Holdco, any Borrower or any of the Company's Subsidiaries in cash or Cash Equivalents from the sale (including, without limitation, any Sale and Leaseback Transaction), assignment or other disposition of any Property of Holdco, such Borrower or any such Subsidiary, other than sales, assignments and other dispositions permitted under clauses (i), (iii), (iv), (v) and (vi) of Section 9.02, net of
(A) the cash costs and expenses of sale, assignment or other disposition and
(B) taxes paid or payable as a result thereof; provided that, at the request of the Administrative Agent, evidence of each of (A) and (B) are provided to the Administrative Agent; (ii) proceeds of insurance on account of the loss of or damage to any such Property, and payments of compensation for any such Property taken by condemnation or eminent domain, to the extent such proceeds or payments are required pursuant to Section 8.07 to be applied to prepay the Loans, and (iii) proceeds received after August 17, 1998 by Holdco, any Borrower or any of the Company's Subsidiaries in cash or Cash Equivalents from
(A) the issuance of any Capital Stock by Holdco, such Borrower or any such Subsidiary (other than (1) any such issuance occurring in the ordinary course of business to any past or present member of the management or board of directors of Holdco, such Borrower or such Subsidiary in connection with such Person's employment or service with Holdco, such Borrower or such Subsidiary,
(2) any such issuance occurring in connection with an Investment made by the Company or any such Subsidiary in any Subsidiary of the Company, (3) any such issuance described in Section 9.06(ii) or made in connection with the Recapitalization Transactions, (4) any such issuance made to the Investors (other than pursuant to a public offering) or (5) any such issuance (other than pursuant to a public offering) made to existing shareholders of Holdco (other than the Investors), but only to the extent such proceeds arising therefrom do not exceed $5,000,000 in the aggregate since the Effective Date), or any other additions to the equity of Holdco or the Company (other than retained earnings) or any contributions to capital of Holdco or the Company (other than any such additions to equity or contributions to capital made by the Investors (other than pursuant to a public offering)) or (B) issuance of any Indebtedness by Holdco, such Borrower or any Domestic Subsidiary (except for Indebtedness of Holdco in respect of the Holdco Securities, such Indebtedness or Accommodation Obligations permitted under Sections 9.01 and
9.05 and any such Indebtedness incurred in connection with Currency Agreements or Interest Rate Contracts to the extent such Borrower is permitted to enter into such contracts pursuant to the terms hereof), in each case net of reasonable costs incurred in connection with such transaction; provided that, upon the request of the Administrative Agent, evidence of such costs is provided to the Administrative Agent; provided, however, Net Cash Proceeds received by any Foreign Subsidiary shall be reduced by (i) that portion of such proceeds which such Foreign Subsidiary is not permitted to dividend or lend to a Borrower (for the purpose of making any mandatory prepayment pursuant to Section 3.01(b)) pursuant to any applicable Requirement of Law of the jurisdiction in which such Foreign Subsidiary is organized and (ii) an amount determined in good faith by the Company which would otherwise result in a loss of greater than 20% of such Net Cash Proceeds as a result of unfavorable tax or foreign exchange treatment applicable to such Subsidiary, provided that, in either case, no such reduction shall apply to any Foreign Borrower to the extent it has Loans outstanding that can be repaid directly with such Net Cash Proceeds.

                "1998 Subordinated Notes" means the 12% Senior Subordinated Notes Due 2007 in an aggregate outstanding principal amount not to exceed $120,000,000 issued by the Company and governed by the terms of the 1998 Subordinated Note Indenture.

                "1998 Subordinated Note Indenture" means the Indenture, dated as of November 9, 1998, entered into between the Company and Star Bank, N.A., as trustee, as the same may be amended, supplemented or otherwise modified from time to time.

                "NonFacility Letter of Credit" means any letter of credit issued on an unsecured basis from a financial institution other than any Issuing Bank for the account of a Borrower.

                "NonFacility Letter of Credit Reserve" means a reserve established by notice of the Company pursuant to Section 9.01(iii) against Revolving Credit Availability in an amount equal to the aggregate face amount of all outstanding NonFacility Letters of Credit issued in excess of those NonFacility Letters of Credit permitted pursuant to Section 9.01(xiii).

                "NonGuarantor Domestic Subsidiary" means any Domestic Subsidiary (other than any Subsidiary Guarantor).

                "NonParticipating Multicurrency Lender" means the Lenders party to this Agreement on the Effective Date identified on Schedule 1.01 as "Non-Participating Multicurrency Lenders" or any other Lender becoming a party to this Agreement after the Effective Date whose request for such designation is consented to by the Company and the Administrative Agent.

                "Non Pro Rata Loan" is defined in Section 3.02(b)(v).

                "Note" is defined in Section 2.05(a).

                "Notice of Borrowing" means a notice substantially in the form of Exhibit B.

                "Notice of Continuation/Conversion" means a notice substantially in the form of Exhibit C.

                "NPL" is defined in Section 6.01(o).

                "Obligations" means, in each instance arising hereunder, under the Notes or under any other Loan Document, all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Administrative Agent, either CoAgent, any Lender, any Issuing Bank, any Affiliate of the Administrative Agent, either CoAgent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 13.03, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising under or in connection with an Interest Rate Contract with any Lender or any Affiliate of a Lender (to the extent otherwise permitted hereunder), or by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to any Borrower hereunder or under any other Loan Document.

                "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by an officer or director of such corporation.

                "Operating Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

                "Patent Security Agreements" means the Patent Security Agreements, duly executed and delivered to the Administrative Agent by the Company and each of Taylor Publishing Company, Signal, Signal Caribe, Inc., Stewart Connector Systems, Inc., Stewart Stamping Corporation, Steel Parts Corporation and Great Lake, Inc., each dated as of November 21, 1994 (or, in the case of Great Lake, Inc., July 10, 1997), as amended through the Effective Date and as the same may be further amended, supplemented or otherwise modified from time to time.

                "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

                "Permitted Acquisition" means any acquisition of all or substantially all of the Capital Stock of any Person or of all or substantially all of the assets or operations of any Person (or division or operating unit of any Person) by the Company or any Subsidiary, provided that:

                () such acquisition is made at a time when, after giving effect to such acquisition and the related financing thereof, (a) no Default or Event of Default exists or would occur based upon a pro forma historical calculation (as certified in an Officer's Certificate delivered pursuant to Section 8.17) for the most recent twelve (12) month period of the covenants set forth in Sections 10.02 (Minimum Fixed Charge Coverage Ratio), 10.03 (Minimum Interest Coverage Ratio) and 10.04 (Maximum Leverage Ratio) performed in accordance with GAAP giving effect to the EBITDA of the acquired operations and any higher levels of Indebtedness associated with the acquired operations, together with interest thereon as though accrued for such twelve (12) month period, and (b) after giving effect to such acquisition, the Borrower or such Subsidiary Guarantor would remain Solvent;

                () the acquired Person or post-merger Person, if the acquisition is of Capital Stock, (a) to the extent required under Sections 8.12 and 8.13 hereof, provides to the Administrative Agent a Lien upon all of the Property of such acquired Person (except for Real Property with respect to which no notice is given pursuant to Section 8.12) and otherwise complies with the requirements of Sections 8.12 and 8.13 and (b) executes and delivers such documentation as the Administrative Agent deems appropriate with respect to intercompany borrowings from the Company;

                () if the acquisition is of Capital Stock, to the extent required under Section 8.13 hereof, the Company or Subsidiary Guarantor acquiring such Capital Stock provides the Administrative Agent a Lien upon such Capital Stock pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent;

                () to the extent required under Section 8.12 and Section 8.13 hereof, the acquired assets are subject to Liens in favor of the Administrative Agent for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders and are free and clear of all other Liens except as permitted under Section 9.03;

                () the Company delivers written notice to the Administrative Agent and the Lenders of its or its Subsidiary's intention to make such acquisition no less than five (5) Business Days prior to the proposed closing date for such acquisition that sets forth, among other things, information regarding liabilities and obligations with respect to environmental matters to be incurred by the Company or any Subsidiary of the Company (including, without limitation, the acquired Person in the event of an acquisition of Capital Stock) as a result of such acquisition, any indemnities afforded under the terms of such acquisition and the scope and results of any environmental review undertaken by the Company in connection therewith;

                () the sum for any Permitted Acquisition of (a) the cash purchase price thereof, including any deferred purchase price, plus
     (b) the reasonably estimated transaction costs associated with such acquisition, plus (c) the amount of Indebtedness for borrowed money assumed (directly or indirectly) as a result thereof, plus the Fair Market Value of that portion of the purchase price payable in common equity of Holdco shall not exceed $50,000,000 for any single Permitted Acquisition and shall not exceed $100,000,000 in the aggregate for all Permitted Acquisitions consummated after the Effective Date;

                () on the date of the closing of the Permitted Acquisition and after giving effect thereto and to any Revolving Loans made to finance such Permitted Acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties under the Loan Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date;

                () the consideration for the Permitted Acquisition shall have been paid only (i) in cash, (ii) in common equity of Holdco or
     (iii) in deferred installment payments provided that any indebtedness incurred in connection therewith is permitted pursuant to Section 9.01(xv); and

                () after giving effect to the acquisition, such acquired Person shall either (i) become a Subsidiary of the Company or of any Subsidiary Guarantor or (ii) be merged with and into the Company or any Subsidiary Guarantor; provided that if such acquired Person is a non-U.S. entity, such acquired Person may become a Foreign Subsidiary.

                "Permitted Existing Accommodation Obligations" means those Accommodation Obligations of the Company and its Subsidiaries identified as such on Schedule 1.01.1 and shall exclude Accommodation Obligations otherwise permitted by Section 9.05 of this Agreement.

                "Permitted Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.01.2 and shall exclude Indebtedness otherwise permitted by Section 9.01 of this Agreement.

                "Permitted Existing Investments" means those Investments of the Company and the Domestic Subsidiaries on the Effective Date identified as such on Schedule 1.01.3 and shall exclude Investments otherwise permitted by
Section 9.04 of this Agreement.

                "Permitted Existing Liens" means the Liens on Property of the Company or any of its Subsidiaries identified as such on Schedule 1.01.4 and shall exclude Liens otherwise permitted by Section 9.03 of this Agreement.

                "Permitted Joint Venture" means (i) Thermalex and (ii) any other joint venture entered into by the Company or any Subsidiary Guarantor with any other Person in the same or similar line of the Company's or such Subsidiary Guarantor's business, which joint venture may be in the form of a minority Investment in a partnership or corporation, a NonGuarantor Domestic Subsidiary or an Foreign Subsidiary; provided, however, that the Company or such Subsidiary Guarantor shall not, pursuant to such joint venture, be under a Contractual Obligation to make cash contributions or incur Accommodation Obligations after the initial formation thereof other than in fixed Dollar amounts.

                "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

                "Plan" means an employee pension benefit plan defined in
Section 3(2) of ERISA in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an "employer" as defined in Section 3(5) of ERISA.

                "Plan of Reorganization" means the Second Amended Plan of Reorganization Jointly Proposed by the Company and certain of its Subsidiaries and the Official Joint Committee of Unsecured Creditors as confirmed pursuant to an order entered on November 24, 1992 by the bankruptcy court having jurisdiction over the Company.

                "Pledge and Assignment Agreement" means the Pledge and Assignment Agreement dated as of March 3, 1997 between the Company and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                "Process Agent" is defined in Section 13.17.

                "Property" means, with respect to any Person, any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by such Person (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

                "Proposed Acquisitions" means the two proposed acquisitions identified on page 8 of the Confidential Information Memorandum, dated October 1998, distributed to the Lenders.

                "Pro Rata Share" means, with respect to any Lender, (a) with respect to Revolving Loans and Letters of Credit, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment at such time by
(ii) the aggregate amount of all Revolving Credit Commitments at such time; provided, however, if all of the Revolving Credit Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means, with respect to Revolving Loans and Letters of Credit, the percentage obtained by dividing
(x) the sum of the aggregate amount of such Lender's Revolving Credit Obligations by (y) the aggregate amount of all Revolving Credit Obligations, and (b) with respect to Term Loans, the percentage obtained by dividing
(i) such Lender's Term Loan Commitment (or after the Effective Date, Term Loans) by (ii) the aggregate amount of all Term Loan Commitments (or after the Effective Date, Term Loans).

                "Protective Advance" is defined in Section 12.09.

                "Qualifying Lender" means, in respect of any Lender which is or is entitled to receive payments under this Agreement from any Foreign Borrower, any of the following:

                (i) any institution which is a bank within the meaning given by Section 840A of the Income and Corporation Taxes Act 1988, which is beneficially entitled to interest payable under this Agreement and subject to United Kingdom corporation tax in respect of that interest;

               (ii) any Lender which is an assignee of a Lender falling within clause (i) above and is beneficially entitled to the interest payable hereunder and subject to United Kingdom corporation tax thereon; and

              (iii) any Lender which, pursuant to the terms of a double tax treaty as in force at the time that Lender becomes party to this Agreement, is entitled to exemption from taxation in the United Kingdom, or in the jurisdiction of its Applicable Lending Office if other than the United Kingdom, in respect of the interest payable hereunder and which at the time of the relevant interest payment has made all appropriate filings and declarations in order to obtain the benefit of those terms.

                "Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land,
(ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in Property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

                "Recapitalization Transactions" means the transactions contemplated in the Merger Documents and the Second Amendment to the Existing Credit Agreement dated as of August 17, 1998.

                "Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts, (ii) accounts receivable,
(iii) rights to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not earned by performance, (iv) all rights in any merchandise or goods which any of the same may represent, and (v) all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

                "Register" is defined in Section 13.01(c).

                "Registration Rights Agreement" means the Registration Rights Agreement dated as of August 17, 1998 among Holdco, Donaldson, Lufkin & Jenrette Securities Corporation and the other parties named therein.

                "Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.

                "Regulation D" means Regulation D of the Federal Reserve Board as in effect from time to time.

                "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

                "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

                "Reimbursement Date" is defined in Section 2.04(d)(i)(A).

                "Reimbursement Obligations" means, as to any Borrower, the aggregate non-contingent reimbursement or repayment obligations of such Borrower with respect to amounts drawn under Letters of Credit Issued for the account of such Borrower.

                "Related Obligations" is defined in Section 12.09(f).

                "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

                "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way respond to Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

                "Reorganization Merger" means the merger of ReorgSub with and into the Company, with the Company being the surviving corporation, pursuant to the terms of the Merger Agreement.

                "ReorgSub" means Insilco ReorgSub Company, a Delaware corporation and wholly-owned Subsidiary of Holdco.

                "Reportable Event" means any of the events described in
Section 4043 of ERISA other than the events described in Regulation Sections 2615.13, 2615.14, 2615.18 and 2615.19 promulgated by the PBGC.

                "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation.

                "Requisite Lenders" means, at any time, Lenders holding, in the aggregate, at least fifty-one percent (51%) of the sum of (i) the then aggregate principal amount of the Term Loans outstanding at such time and
(ii) the then aggregate amount of the Revolving Credit Commitments in effect at such time; provided, however, that, in the event any Revolving Credit Lender shall have failed to fund its Pro Rata Share of any Revolving Loan requested by a Borrower which such Lender is obligated to fund under the terms hereof and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders" means Lenders (excluding Revolving Credit Lenders whose failure to fund their respective Pro Rata Share of such Loans have not been so cured) whose Aggregate Pro Rata Shares represent at least fifty-one percent (51%) of the Aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Commitments have been terminated pursuant to the terms hereof, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose Aggregate Pro Rata Shares are at least fifty-one percent (51%).

                "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim to rescission with respect to, any Indebtedness expressly subordinated in writing to the Obligations.

                "Revolving Credit Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount exceeds the Revolving Credit Obligations outstanding at such time.

                "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit and Swing Loans pursuant to the terms and conditions hereof, which obligation shall not exceed the principal amount set forth opposite the heading "Revolving Credit Commitment" on Schedule 1.01 or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms hereof or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum aggregate principal amount of which shall not exceed $175,000,000, as reduced from time to time pursuant to the terms hereof.

                "Revolving Credit Lender" is defined in Section 2.02(a).

                "Revolving Credit Notes" means notes evidencing each Borrower's Obligation to repay the Revolving Loans made to it.

                "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus (ii) the outstanding principal amount of the Revolving Loans at such time, plus (iii) the Letter of Credit Obligations outstanding at such time plus (iv) the aggregate principal amount of Protective Advances outstanding at such time. For purposes of determining the amount of Revolving Credit Obligations (or any component thereof) in respect of any Revolving Loan that is denominated in an Alternative Currency, such amount shall equal the Dollar Equivalent of the amount of such Alternative Currency at the time of determination thereof.

                "Revolving Credit Termination Date" means the earlier to occur of (i) the date of termination of the Revolving Credit Commitments pursuant to the terms hereof and (ii) July 8, 2003.

                "Revolving Loan" is defined in Section 2.02(a).

                "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property of such Person is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser thereof by such Person or one of its Subsidiaries.

                "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

                "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                "Signal" means Signal Transformer Co., Inc., a Delaware corporation and subsidiary of the Company.

                "Signal Pledge Agreement" means the Amended and Restated Signal Pledge Agreement, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by Signal, which Pledge Agreement amends and restates Signal's obligations as a pledgor under the Signal Pledge Agreement, dated as of November 21, 1994, as amended, to which it is a party, as the same may be amended, supplemented or otherwise modified from time to time.

                "Solvent", when used with respect to any Person, means that at the time of determination:

                (i) the sum of its Properties at a fair valuation is greater than the sum of its liabilities (including, without limitation, contingent liabilities); and

               (ii) the present fair saleable value of its Properties is greater than its probable liability on its existing debts as such debts become absolute and matured; and

              (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature in the ordinary course of business; and

               (iv) it is not engaged in a business or transaction and is not about to engage in a business or transaction, for which its Properties, including contractual lines of credit, and, with respect to the Borrowers and the Subsidiary Guarantors, the ability of any Borrower or any Subsidiary Guarantor to borrow money from the Company or any Subsidiary of the Company, would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the business in which it is engaged or about to engage.

               The determination of whether a Person is Solvent shall take into account all such Person's Properties and liabilities regardless of whether, or the amount at which, any such Property or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including Properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill. The determination of the sum of a Person's Properties at a fair valuation or the present fair saleable value of a Person's Properties shall be made on a going concern basis unless, at the time of such determination, the liquidation of the business in which such Properties are used or useful is in process or is demonstrably imminent. In computing the amount of contingent or unrealized Properties or contingent or unliquidated liabilities at any time, such Properties and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized Properties or matured liabilities, as the case may be. In computing the amount that would be required to pay a Person's probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

               "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of a Borrower, which is not a Commercial Letter of Credit.

               "Subordinated Notes" means the 10.25% Subordinated Notes due 2007 in an aggregate outstanding principal amount of $150,000,000 (less the principal amount of such notes repurchased, repaid or defeased by the Company pursuant to Section 9.06(v)) issued by the Company and governed by the terms of the Subordinated Note Indenture.

               "Subordinated Note Indenture" means the Indenture dated as of August 12, 1997 entered into between the Company and The Bank of New York, as trustee, as the same may be amended, supplemented or otherwise modified from time to time.

               "Subscription Agreement" means the Subscription Agreement dated as of August 17, 1998 between Holdco and the investors party thereto, as the same may be amended, supplemented or otherwise modified from time to time.

               "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof; provided, however, for purposes of this definition the term "Subsidiary" shall not include Thermalex.

               "Subsidiary Guarantor" means each Domestic Subsidiary of the Company party to the Subsidiary Guaranty (which shall include any Domestic Subsidiary of the Company (other than Thermal Components, Inc.) with net assets with an aggregate book value in excess of $5,000,000).

               "Subsidiary Guaranty" means the Amended and Restated Subsidiary Guaranty, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by each Subsidiary Guarantor, which Guaranty amends and restates each Subsidiary Guarantor's obligations as a guarantor under the Subsidiary Guaranty, dated as of November 21, 1994, as amended, to which each is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Subsidiary Security Agreements" means each Amended and
Restated Subsidiary Security Agreement, dated as of the Effective Date, duly executed and delivered to the Administrative Agent by each Subsidiary Guarantor, each of which Security Agreements amends and restates each Subsidiary Guarantor's obligations as a grantor under its respective Subsidiary Security Agreement, dated as of November 21, 1994 (or, in the case of Great Lake, Inc., January 31, 1996, and, in the case of Thermal Components Division, Inc., July 8, 1996), as amended, to which such Subsidiary Guarantor is a party, as the same may be amended, supplemented or otherwise modified from time to time.

               "Survey" means a survey of the Real Property owned by the Company or a Subsidiary Guarantor, dated no earlier than ninety (90) days prior to the date of the delivery of mortgage or deed of trust on such property in favor of the Administrative Agent pursuant to the terms hereof and reasonably acceptable to the Administrative Agent.

               "Swing Loan" is defined in Section 2.03(a).

               "Swing Loan Bank" means First Chicago, in its individual capacity or, in the event First Chicago is not the Administrative Agent, the Administrative Agent (or any Affiliate of the Administrative Agent designated by the Administrative Agent), in its individual capacity.

               "Swing Loan Note" means one or more notes evidencing the Company's Obligation to repay the Swing Loans.

               "Syndication Agent" is defined in the preamble to this Agreement.

               "Taxes" is defined in Section 3.03(a).

               "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any ERISA Affiliate from a Benefit Plan during a plan year in which the Company or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Company or any ERISA Affiliate; (iii) the imposition of an obligation on the Company or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign Governmental Authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or
(vii) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

               "Term Loans" is defined in Section 2.01(a).

               "Term Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Term Loans pursuant to the terms and conditions hereof, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term Loan Commitment" on
Schedule 1.01 or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms hereof or to give effect to any applicable Assignment and Acceptance, and "Term Loan Commitments" means the aggregate principal amount of the Term Loan Commitments of all the Lenders, the maximum aggregate principal amount of which shall not exceed $125,000,000, as reduced from time to time pursuant to the terms hereof.

               "Term Loan Lender" is defined in Section 2.01(a).

               "Term Loan Maturity Date" means the seventh anniversary of the Effective Date.

               "Term Loan Notes" means notes evidencing the Company's obligation to repay the Term Loans.

               "Thermalex" means Thermalex, Inc., an Alabama corporation.

               "Title Company" means Commonwealth Land Title Insurance Company.

               "Title Policy" means an ALTA Mortgagee Policy (or equivalent) of title insurance with extended coverage over the standard or general exceptions and such endorsements reasonably required by the Administrative Agent issued by the Title Company covering each parcel of Real Property of the Company or any Subsidiary Guarantor included in the Collateral or required to be so included pursuant to Section 8.12, showing title vested in either the Company or such Subsidiary Guarantor subject only to the Liens set forth in
Section 9.03 herein, which Title Policy shall show the Administrative Agent as the insured and an insurance amount equal to the lesser of the Commitments or the book value of the Real Property covered by such Title Policy.

               "Trademark Security Agreements" means the Trademark Security Agreements, duly executed and delivered to the Administrative Agent by the Company and each of Taylor Publishing Company, Signal, Signal Caribe, Inc., Stewart Connector Systems, Inc., Stewart Stamping Corporation, Steel Parts Corporation and Great Lake, Inc., each dated as of November 21, 1994 (or, in the case of Great Lake, Inc., July 10, 1997), as amended through the Effective Date and as the same may be amended, supplemented or otherwise modified from time to time.

               "Type" means, with respect to any Loan, its nature as a Eurocurrency Rate Loan or a Base Rate Loan.

               "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

               "Unused Commitment Fee" is defined in Section 4.03(b).

               "Unused Commitment Fee Rate" means at all times during the applicable periods set forth below, the applicable rate per annum set forth below under the heading "Unused Commitment Fee Rate":

                                                    Unused
                   Leverage Ratio               Commitment Fee
                   --------------               --------------

           greater than or equal to 5.00 to 1     0.625%

           greater than or equal to 4.00 to 1
                                                  0.500%
           less than                5.00 to 1

           greater than or equal to 3.00 to 1
                                                  0.375%
           less than                4.00 to 1

           less than                3.00 to 1     0.250%


The Leverage Ratio used to compute the Unused Commitment Fee Rate following the Effective Date shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent pursuant to Section 7.01(d); changes in the Unused Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective upon delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.01(d) and notice by the Company to the Administrative Agent that a rate change is required. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Unused Commitment Fee Rate shall be 0.625% for the period commencing on the Effective Date and ending on the delivery of a separate Compliance Certificate in respect of the Company's fiscal month ending May 31, 1999. If the Company shall fail to deliver a Compliance Certificate within 50 days after the end of any fiscal month or quarter (or within 95 days, in the case of the last fiscal quarter of any Fiscal Year) pursuant to Section 7.01(d), the Unused Commitment Fee Rate from and including the 51st (or 96th, as the case may be) day after the end of such fiscal quarter to but not including the date the Company delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Unused Commitment Fee Rate set forth above.

               "Voting Agreement" means the Voting Agreement, dated as of March 24, 1998, among MergerSub, the Company and Water Street Corporate Recovery Fund I, L.P., as amended pursuant to an amendment dated as of June 8, 1998.

               "Voting Stock" means, with respect to any Person, securities with respect to any class or classes of Capital Stock of such Person entitling the holders thereof ordinarily (and apart from rights arising under special circumstances) to vote in the election of members of the board of directors of such Person.

               "Wholly Owned" means, with respect to a Subsidiary of a Person, a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

               "Y2K Compliance" means the ability of a computer program to
(i) record, store, process, calculate, present and, where appropriate, insert accurate dates and calculations for calendar dates falling on or after (and, if applicable, spans of time including) January 1, 2000, (ii) record, store, process, calculate and present any information and/or data dependent on or relating to such dates with the same functionality, data integrity and performance, as the software records, stores, processes, calculates and presents calendar dates on or before December 31, 1999 and in such fashion as to respond to two-digit date input in a way that eliminates all ambiguities as to the century of concern, and treats the year 2000 as a leap-year and correctly and accurately regards and processes data and information with respect thereto, and (iii) lose no functionality with respect to the introduction of records, including but not limited to back-up and archived information and/or data, containing dates falling on or after January 1, 2000 and "Y2K Compliant" has the correlative meaning.

               1.0. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

               1.0. Accounting Terms. Subject to Section 13.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. For purposes of computing the Fixed Charge Coverage Ratio, Interest Coverage Ratio and
Leverage Ratio (and any financial calculations required to be made or included within such ratios) as of the end of any fiscal quarter of any Fiscal Year, all components of such ratios (other than Capital Expenditures) for the twelve-month period ending at the end of such fiscal quarter shall include, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by the Company or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of such twelve-month period and prior to the end of such period, as determined in good faith by the Company on a pro forma basis for such period as if such acquisition or disposition had occurred on such first day of such period (including, whether or not such inclusion would be permitted under GAAP or Regulation S-X of the Securities and Exchange Commission, cost savings that would have been realized had such acquisition or disposition occurred on such day).

               1.0. Other Definitional Provisions. References to the "preamble", "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to the preamble, Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereby", "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

               1.0. Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

                                  ARTICLE

                        AMOUNTS AND TERMS OF LOANS

               2.0. The Term Loans. () Amount of Term Loans. Subject to the terms and conditions set forth herein, each Lender with a Term Loan Commitment ("Term Loan Lender") hereby severally and not jointly agrees to make on the Effective Date, a Term Loan, in Dollars (and not in any Alternative Currency), to the Company in an amount equal to such Lender's Term Loan Commitment (each individually, a "Term Loan" and, collectively, the "Term Loans"). All Term Loans shall be made by the Term Loan Lenders on the Effective Date simultaneously and proportionately to their respective Pro Rata Shares thereof.

               () Notice of Borrowing in respect of Term Loans. The Company shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, one Business Day prior to the Effective Date. Such Notice of Borrowing shall specify (i) the aggregate amount of the Term Loans and (ii) instructions for the disbursement of the proceeds of the Term Loans. The Term Loans shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in
Section 4.01(c) and subject to the conditions and limitations therein set forth and set forth in Section 4.02. Any Notice of Borrowing given pursuant to this Section 2.01(b) shall be irrevocable.

               () Making of Term Loans. Promptly after receipt of the Notice of Borrowing under Section 2.01(b) in respect of the Term Loans to be made on the Effective Date, the Administrative Agent shall notify each Term Loan Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Term Loan Lender shall deposit an amount equal to its Pro Rata Share of the Term Loans with the Administrative Agent at its office in Chicago, Illinois, in immediately available funds, on the Effective Date specified in the Notice of Borrowing. Subject to the fulfillment of the conditions precedent set forth in Section 5.01, the Administrative Agent shall make the proceeds of such amounts received by it available to the Company at the Administrative Agent's office in Chicago, Illinois on the Effective Date and shall disburse such proceeds in accordance with the Company's disbursement instructions set forth in such Notice of Borrowing. The failure of any Term Loan Lender to deposit the amount described above with the Administrative Agent on the Effective Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on the Effective Date. No Term Loan Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Term Loan Lender be increased or decreased as a result of any such failure.

               () Repayment of the Term Loans. Subject to the immediately succeeding sentence, the Term Loans shall be repayable in twenty-eight (28) consecutive quarterly installments due on the last day of each calendar quarter beginning on March 31, 1999 with a final payment on the Term Loan Maturity Date. Each of the first twenty-four installments of Term Loans shall be in an amount equal to $312,500 and each of the last four installments of the Term Loans shall be in an amount equal to $29,375,000; provided, however, the last such installment due on the Term Loan Maturity Date shall be in an amount equal to the then outstanding principal amount of the Term Loans.

               In addition to the scheduled payments on the Term Loans, the Company may make the voluntary prepayments described in Section 3.01(a)(i) and shall make the mandatory prepayments prescribed in Section 3.01(b), for credit against such scheduled payments on the Term Loans pursuant to Section 3.01(a)(i) or Section 3.01 (b)(vi), as applicable. Any amount paid in respect of the Term Loans may not be reborrowed.

               () Use of Proceeds of Term Loans. The proceeds of the Term Loans shall be used (i) on the Effective Date to repay Revolving Loans then outstanding under the Existing Credit Agreement, and (ii) from and after the Effective Date, (A) to repurchase, redeem or defease Subordinated Notes to the extent the purchase thereof is permitted under Section 9.06(v), (B) to pay the purchase price of approximately $46,000,000 in connection with the Proposed Acquisitions anticipated to be consummated within a short period of time after the Effective Date (but only to the extent such acquisitions constitute Permitted Acquisitions, transaction costs related thereto and transaction costs under this Agreement), and (C) to fund working capital in the ordinary course of business of the Company and its Subsidiaries and for other lawful general corporate purposes not prohibited hereunder.

               2.0. Revolving Credit Facility. () Subject to the terms and conditions set forth herein, each Lender with a Revolving Credit Commitment ("Revolving Credit Lender") hereby severally and not jointly agrees to make revolving loans, in Dollars or an Alternative Currency (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrowers from time to time during the period from the Effective Date to the Business
Day next preceding the Revolving Credit Termination Date, in an amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment at such time; provided, that (i) the aggregate amount of the Revolving Loans made to the Borrowers by each Revolving Credit Lender on a Funding Date shall not exceed the Dollar amount of such Lender's Pro Rata Share of the Revolving Credit Availability on such Funding Date, (ii) the aggregate outstanding amount of Multicurrency Loans shall not exceed at any time the Multicurrency Sublimit less the outstanding amount of Letter of Credit Obligations denominated in Alternative Currencies and (iii) the aggregate outstanding amount of Revolving Credit Obligations owing by any Foreign Borrower shall not exceed at any time such Foreign Borrower's Foreign Borrower Sublimit in effect at such time. All Revolving Loans comprising the same Borrowing hereunder shall be made by such Revolving Credit Lenders simultaneously and proportionately to their then respective Revolving Credit Commitments. Subject to the provisions hereof (including, without limitation, Sections 3.01(a) and 5.02), any Borrower may repay any outstanding Revolving Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this
Section 2.02(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date. Borrowings of Revolving Loans denominated in Dollars shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrowings of Multicurrency Loans shall be Eurocurrency Loans denominated in a single Alternative Currency in an aggregate minimum amount equal to an integral multiple of 100,000 units in such Alternative Currency and (converted to the Dollar Equivalent thereof) equal to or greater than $1,000,000. For the purposes of determining compliance with this Section 2.02(a), the Dollar Equivalent of a Multicurrency Loan in an Alternative Currency shall be determined by First Chicago London upon receipt from the Company of the Notice of Borrowing requesting such Multicurrency Loan, and such Dollar Equivalent shall be recalculated on each date that it shall be necessary to determine the unused portion of each Lender's Revolving Credit Commitment or any or all of the Loans outstanding on such date. On the Effective Date (i) all Revolving Loans outstanding on such date shall be repaid in full from proceeds of Term Loans and/or new Revolving Loans made on such date, (ii) the Revolving Credit Commitments shall be reduced from $200,000,000 to $175,000,000, (iii) that portion of the Revolving Credit Commitments of the Existing Lenders that are not a party to this Agreement in excess of $25,000,000 shall be deemed to be assigned to the Revolving Credit Lenders party to this Agreement, and each such Existing Lender shall cease to be a party to this Agreement, (iv) the Revolving Credit Commitment of each Revolving Credit Lender party to the Existing Credit Agreement that is a party to this Agreement shall be adjusted from such Lender's Pro Rata Share (as defined in the Existing Credit
Agreement) of $200,000,000 to the amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on Schedule 1.01, and (v) each Revolving Credit Lender becoming a party to this Agreement on the Effective Date shall be deemed to have assumed from the Revolving Credit Lenders party to the Existing Credit Agreement a Revolving Credit Commitment equal to the amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on Schedule 1.01.

               () Notice of Borrowing. When any Borrower desires to borrow under this Section 2.02, the Company shall deliver to the Administrative Agent (with a copy to First Chicago London, in the case of a Borrowing of Multicurrency Loans) an irrevocable Notice of Borrowing, signed by it, (x) on the Effective Date, in the case of a Borrowing of Revolving Loans on the Effective Date and (y) no later than 11:00 a.m. (Chicago time) (or 2:00 p.m. (London time) in the case of a Borrowing of Multicurrency Loans) (I) on the Business Day immediately preceding the proposed Funding Date, in the case of a Borrowing of Base Rate Loans after the Effective Date and (II) at least three
(3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurocurrency Rate Loans after the Effective Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and currency of the proposed Borrowing,
(iii) the Revolving Credit Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans (it being understood and agreed that no Multicurrency Loans may be made as Base Rate Loans), (v) in the case of Eurocurrency Rate Loans, the requested Eurocurrency Interest Period, (vi) the Borrower making such Borrowing, (vii) instructions for the disbursement of the proceeds of the proposed Borrowing and (viii) whether the proposed Borrowing will be used for the purpose of consummating a Permitted Acquisition. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing on the Effective Date), the Company shall give the Administrative Agent (and First Chicago London, in the case of a Borrowing of Multicurrency Loans) irrevocable telephonic notice of any proposed Borrowing by the time required under this
Section 2.02(b), and shall confirm such notice by delivery of the Notice of Borrowing by telecopy to the Administrative Agent (with a copy to First Chicago London, in the case of a Borrowing of Multicurrency Loans) promptly, but in no event later than 4:00 p.m. (Chicago time) on the same day. Any Notice of Borrowing delivered in connection with a Permitted Acquisition shall be accompanied by the Officer's Certificate required pursuant to Section 8.17(b).

               () Making of Revolving Loans. () Promptly after receipt of a Notice of Borrowing under Section 2.02(b) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Revolving Credit Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Revolving Credit Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Company to be made as Revolving Loans, (A) in the case of a Borrowing in Dollars, with the Administrative
Agent at its office in Chicago, Illinois, in immediately available funds, and
(B) in the case of a Borrowing in an Alternative Currency, with First Chicago London at its office in London, England in immediately available funds, in either instance (1) on the Effective Date specified in the initial Notice of Borrowing and (2) not later than 2:00 p.m. (Chicago or London time, as applicable) on any other Funding Date applicable thereto. Subject to the fulfillment of the conditions precedent set forth in Section 5.01 or Section 5.02, as applicable, the Administrative Agent or First Chicago London, as applicable, shall make the proceeds of such amounts received by it available to the applicable Borrower at the respective office of the Administrative
Agent or First Chicago London on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds to the Disbursement Account or otherwise in accordance with the Company's disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Revolving Credit Lender to deposit the amount described above with the Administrative Agent or First Chicago London on the applicable
Funding Date shall not relieve any other Revolving Credit Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Revolving Credit Lender shall be responsible for any failure by any other Revolving Credit Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Revolving Credit Commitment of any Revolving Credit Lender be increased or decreased as a result of any such failure.

               () Anything hereinabove to the contrary notwithstanding, if any Revolving Credit Lender shall, not later than 10:00 a.m. (London time) two Business Days before the date of any requested Borrowing of Multicurrency Loans, notify the Administrative Agent that such Lender is not satisfied that deposits in the relevant Alternative Currency will be freely available to it in the relevant amount and for the relevant Eurocurrency Interest Period, the right of the Borrowers to request Multicurrency Loans in such Alternative Currency from such Lender as part of such Borrowing or any subsequent Borrowing of Multicurrency Loans shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and, at the option of the Borrowers, either (i) the applicable Notice of Borrowing may be withdrawn and such Borrowing shall not be made, or (ii) the Multicurrency Loan to be made by such Lender as part of such Borrowing (and the Multicurrency Loan to be made by such Lender as part of any subsequent Borrowing of Multicurrency Loans in respect of which such Alternative Currency shall have been requested during such period of suspension) shall be a Eurocurrency Rate Loan denominated in Dollars and having an Eurocurrency Interest Period coextensive with the Eurocurrency Interest Period in effect in respect of all other Multicurrency Loans comprising a part of such Borrowing. If any Borrower elects to withdraw its Notice of Borrowing, such Borrower shall be liable to each other Revolving Credit Lender for any damages suffered on account thereof of a nature described in Section 4.02(f). The Administrative Agent shall, upon receiving notice from such Lender that the circumstances causing any such suspension no longer apply, promptly so notify the Borrowers; provided, that the failure of the Administrative Agent to so notify the Borrowers shall not impair the rights of the Revolving Credit Lenders under this Section 2.02(c)(ii) or expose the Administrative Agent to any liability.

               () Unless the Administrative Agent shall have been notified by any Revolving Credit Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Administrative Agent or First Chicago London, as applicable, on the Funding Date, and the Administrative Agent or First Chicago London, as applicable, in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the applicable Borrower on the Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to the applicable Borrower by the Administrative Agent or First Chicago London, as applicable, but are not in fact deposited with the Administrative Agent or First Chicago London, as applicable, by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the applicable Borrower agrees to repay, to the Administrative Agent or First Chicago London, as applicable, forthwith on demand such corresponding amount, together with (x) interest thereon, for each day from the date such amount is disbursed to or for the benefit of such Borrower until the date such amount is paid or repaid to the Administrative Agent or First Chicago London, as applicable, (A) in the case of such Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Interbank Rate for the first Business Day, and thereafter at the interest rate applicable to such Borrowing and (y), in the case of a Borrowing in an Alternative Currency, any other cost or loss suffered or incurred by First Chicago London in connection therewith. If such Lender shall pay to the Administrative Agent or First Chicago London, as applicable, the corresponding amount, the amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and such Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to such Borrower such corresponding amount. This Section 2.02(c)(ii) does not relieve any Revolving Credit Lender of its obligation to make its Revolving Loan on any Funding Date.

               (iv) Notwithstanding anything in this Section 2.02 to the contrary, in the event a Borrower requests a Borrowing of Revolving Loans in an Alternative Currency, those Revolving Credit Lenders that are NonParticipating Multicurrency Lenders shall not be required to fund their Pro Rata Shares of such Borrowing. Subject to the fulfillment of the conditions precedent set forth in Section 5.01 or Section 5.02, as applicable, each Multicurrency Lender agrees to fund an amount in such Alternative Currency equal to its Multicurrency Pro Rata Share of such Borrowing; provided that in no event shall such Lender's Multicurrency Pro Rata Share of the Dollar Equivalent of all Multicurrency Loans (including such Borrowing) and Letter of Credit Obligations denominated in an Alternative Currency, together with its Pro Rata Share of all other outstanding Revolving Credit Obligations, exceed such Lender's Revolving Credit Commitment in effect at such time or such Lender's Pro Rata Share of the Maximum Revolving Credit Amount at such time. For purposes of this clause (iv), "Multicurrency Pro Rata Share" means, with respect to any Multicurrency Lender, the percentage obtained by dividing
(i) such Lender's Revolving Credit Commitment at such time by (ii) the aggregate amount of all Revolving Credit Commitments of the Multicurrency Lenders at such time.

               () Use of Proceeds of Revolving Loans. The proceeds of the Revolving Loans may be used (i) on the Effective Date to repay Revolving Loans then outstanding under the Existing Credit Agreement, and (ii) from and after the Effective Date (A) to pay the purchase price of any Permitted Acquisition and other related transaction costs and expenses and to fund any refinancing of Indebtedness in connection with a Permitted Acquisition as set forth and certified in the Notice of Borrowing pertaining thereto, (B) to fund working capital in the ordinary course of the business of the Company and its Subsidiaries and (C) for other lawful general corporate purposes not prohibited hereunder.

               () Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment of Cash Collateral shall be made to the satisfaction of the Issuing Banks and the Administrative Agent), on the Revolving Credit Termination Date. Each Lender's obligation to make Revolving Loans shall terminate at the close of business in Chicago on the Business Day next preceding the Revolving Credit Termination Date.

               2.0. Swing Loans. () Availability. Subject to the terms and conditions set forth herein, the Swing Loan Bank may, in its sole discretion, make loans (the "Swing Loans") to the Company, from time to time during the period from the Effective Date and at any time up to the Business Day next preceding the Revolving Credit Termination Date, up to an aggregate principal amount at any one time outstanding which shall not exceed an amount equal to the lesser of (i) $10,000,000 and (ii) the Revolving Credit Availability at such time. The Swing Loan Bank shall have no duty to make or to continue to make Swing Loans. All Swing Loans shall be payable on demand with accrued interest thereon and shall be secured as part of the Obligations by the Collateral and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that (x) Swing Loans shall not have a minimum amount requirement, (y) all interest on the Swing Loans made by the Swing Loan Bank shall be payable to the Swing Loan Bank solely for its own account and (z) all Swing Loans shall be denominated in Dollars.

               () Notice of Borrowing. When the Company desires to borrow under this Section 2.03, it shall deliver to the Administrative Agent an irrevocable Notice of Borrowing, signed by it, no later than 11:00 a.m. (Chicago time) on the day of the proposed Borrowing of a Swing Loan. Such Notice of Borrowing shall specify (i) the date of the proposed Borrowing (which shall be a Business Day), (ii) the amount of the proposed Borrowing and
(iii) instructions for the disbursement of the proceeds of the proposed Borrowing. Any Notice of Borrowing delivered pursuant to this Section 2.03(b) shall be deemed to constitute a Notice of Borrowing under Section 2.02(b) in the event the Administrative Agent determines in its sole discretion that a Borrowing of Swing Loans is not possible or feasible. In lieu of delivering such a Notice of Borrowing, the Company shall give the Administrative Agent irrevocable telephonic notice of any proposed Borrowing by 12:00 noon on the day of the proposed Borrowing, and shall confirm such notice by delivery of the Notice of Borrowing by telecopy to the Administrative Agent promptly, but in no event later than 2:00 p.m. (Chicago time) on the same day. All Swing Loans shall be Base Rate Loans.

               () Making of Swing Loans. The Swing Loan Bank shall deposit the amount it intends to fund, if any, in respect of the Swing Loans requested by the Company with the Administrative Agent at its office in Chicago, Illinois not later than 1:00 p.m. (Chicago time) in immediately available funds on the date of the proposed Borrowing applicable thereto. The Swing Loan Bank shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied or waived pursuant to Section 13.07 hereof, and the Swing Loan Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan. Subject to the preceding sentence, the Administrative Agent shall make such proceeds available to the Company at the Administrative Agent's office in Chicago, Illinois on the date of the proposed Borrowing and shall disburse such proceeds to the Disbursement Account.

               () Repayment of Swing Loans. The Company shall repay the outstanding Swing Loans owing to the Swing Loan Bank (i) upon demand by the Swing Loan Bank or, if no such demand is made, within seven (7) Business Days after the Borrowing thereof and (ii) in any event, on the Revolving Credit Termination Date. In the event that the Company fails to repay any Swing Loans, together with interest thereon, as set forth in the first sentence of this paragraph, then, upon the request of the Swing Loan Bank, each Revolving Credit Lender shall make Revolving Loans to the Company (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.02(b), which conditions and requirement such Lenders irrevocably waive) in an amount equal to such Lender's Pro Rata Share of the aggregate amount of the Swing Loans then outstanding (net of that portion of such Swing Loan, if any, owing to such Lender in its capacity as a Swing Loan Bank) after giving effect to any prepayments and repayments made by the Company, and the Company hereby authorizes the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans. To the extent the Administrative Agent receives any amounts in prepayment or repayment of outstanding Revolving Loans prior to such request, the Administrative Agent shall apply such amounts when received to the repayment of the Swing Loans then outstanding. The failure of any Revolving Credit Lender to make available to the Administrative Agent its Pro Rata Share of such Revolving Loans shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such Revolving Loans on the date of such request. No Revolving Credit Lender shall be responsible for any failure by any other Revolving Credit Lender to perform its obligations to make such Revolving Loans hereunder nor shall the Revolving Credit Commitment of any Revolving Credit Lender be increased or decreased as a result of such failure.

               () Use of Proceeds of Swing Loans. The proceeds of the Swing Loans may be used for working capital in the ordinary course of the Company's business and for lawful general corporate purposes of the Company not prohibited hereunder.

               2.0. Letters of Credit. Subject to the terms and conditions set forth herein, each Issuing Bank hereby severally agrees to Issue for the account of the Borrowers one or more Letters of Credit, up to an aggregate face amount at any one time outstanding equal to the Letter of Credit Availability, subject to the following provisions:

               () Types and Amounts. An Issuing Bank shall not have any obligation to Issue, and shall not Issue any Letter of Credit at any time:

               () if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

               () if the Issuing Bank receives written notice (A) from the Administrative Agent at or before 10:00 a.m. (Chicago time) on the date of the proposed Issuance of such Letter of Credit that immediately after giving effect to the Issuance of such Letter of Credit, (1) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, (2) the undrawn face amount of the Letter of Credit Obligations denominated in Alternative Currencies, when aggregated with all other Revolving Credit Obligations denominated in Alternative Currencies, would exceed the Multicurrency Sublimit, or (3) in the case such Letter of Credit is being issued for the account of a Foreign Borrower, the Revolving Credit Obligations owing by such Foreign Borrower at such time would exceed such Foreign Borrower's Foreign Borrower Sublimit or (B) from any of the Revolving Credit Lenders at or before 10:00 a.m. (Chicago time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Sections 5.01 or 5.02, as applicable, would not on such date be satisfied (or waived pursuant to Section 13.07), unless such conditions are thereafter satisfied or waived and written notice of such satisfaction or waiver is given to the Issuing Bank by the Administrative Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 5.01 or 5.02, as applicable, have been satisfied or waived); or

               () which has an expiration date later than the earlier of
(A) the date one (1) year after the date of issuance (without regard to any renewal provisions thereof) or (B) the Revolving Credit Termination Date; or

               () which is in a currency other than Dollars or an Alternative Currency in which such Issuing Bank is then issuing letters of credit.

               () Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 5.01 and 5.02, as applicable, the obligation of an Issuing Bank to Issue any Letter of Credit for the account of a Borrower is subject to the satisfaction in full of the following conditions:

               () if the Issuing Bank so requests, such Borrower shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof; and

               () the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion consistent with commercial practices.

               () Issuance of Letters of Credit. () The Company shall give an Issuing Bank and the Administrative Agent written notice that it has selected such Issuing Bank to Issue a Letter of Credit (A) not later than 10:00 a.m. (Chicago time) on the requested date (which shall be a Business
Day) for Issuance of any Letter of Credit denominated in Dollars and (B) not later than 2:00 p.m. (London time) on the fourth Business Day preceding the requested date (which shall be a Business Day) for Issuance of any Letter of Credit denominated in an Alternative Currency. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) the stated amount and currency of the Letter of Credit requested, (C) the effective date (which shall be a Business Day) of Issuance of such Letter of Credit, (D) the date on which such Letter of Credit is to expire, (E) the Person for whose benefit such Letter of Credit is to be Issued, (F) the Borrower for whose account the requested Letter of Credit is to be Issued, (G) other relevant terms of such Letter of Credit and (H) the amount of the then outstanding Letter of Credit Obligations. Such Issuing Bank shall notify the Administrative Agent immediately upon receipt of a written notice from the Company requesting that a Letter of Credit be Issued and, upon the Administrative Agent's request therefor, send a copy of such notice to the Administrative Agent.

               () The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender).

               () Reimbursement Obligations; Duties of Issuing Banks.
() Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

               () the Borrower for whose account a Letter of Credit has been Issued shall reimburse the Issuing Bank for amounts drawn under such Letter of Credit pursuant to subsection (e)(ii) below, in the currency in which such Letter of Credit is denominated, no later than the date (the "Reimbursement Date") which is one (1) Business Day after such Borrower receives written notice from the Issuing Bank that payment has been made under such Letter of Credit by the Issuing Bank; and

               () all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans
     (if such Letter of Credit is denominated in Dollars) or Eurocurrency Rate Loans with Eurocurrency Interest Periods determined by the Administrative Agent (if such Letter of Credit is denominated in an Alternative Currency), in each case in accordance with Section 4.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable in accordance with Section 4.01(d).

               () The applicable Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the applicable Borrower on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Revolving Credit Lender).

               () No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender or, so long as such Letter of Credit is not Issued in violation of Section 2.04(a), relieve any Revolving Credit Lender of its obligations hereunder to such Issuing Bank. Solely as between the Issuing Banks and such Lenders, in determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Revolving Credit Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

               () Participations. () Immediately upon Issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 2.04, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share, including, without limitation, all obligations of applicable Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor and guaranty pertaining thereto.

               () If any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender, and each such Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender's Pro Rata Share (or Multicurrency Pro Rata Share, in the case of any such payment denominated in an Alternative Currency) of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as an Issuing Bank), and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for the Issuing Bank's account, pursuant to this Section 2.04(e). All such payments shall constitute Revolving Loans made to the applicable Borrower pursuant to Section 2.02 (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement in Section 2.02(b) to deliver a Notice of Borrowing which conditions and requirement, for the purpose of refunding any Reimbursement Obligation owing to any Issuing Bank, the Revolving Credit Lenders irrevocably waive) and shall thereupon cease to be unpaid Reimbursement Obligations. Such Revolving Loans shall be Base Rate Loans (if such Letter of Credit is denominated in Dollars) or Eurocurrency Rate Loans with Eurocurrency Interest Periods determined by the Administrative Agent (if such Letter of Credit is denominated in an Alternative Currency). If a Revolving Credit Lender does not make its Pro Rata Share (or Multicurrency Pro Rata Share, in the case of any such payment denominated in a Alternative Currency) of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the Interbank Rate, and thereafter at the interest rate then applicable to Base Rate Loans (in the case of Revolving Loans denominated in Dollars) and Eurocurrency Loans with a Eurocurrency Interest Period of one week (in the case of Multicurrency Loans), in each case in accordance with Section 4.01(a). The failure of any such Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share (or Multicurrency Pro Rata Share, in the case of any such payment denominated in an Alternative Currency) of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank such other Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. This Section does not relieve any Revolving Credit Lender of its obligation to purchase Pro Rata Share participations in Letters of Credit; nor does this Section relieve the applicable Borrower of its obligation to pay or repay any Issuing Bank funding its Pro Rata Share of such payment pursuant to this Section interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full. Notwithstanding the foregoing, no Non-Participating Multicurrency Lender shall be obligated under this Section 2.04(e)(ii) to make any Multicurrency Loan for the purpose of funding the payment to any Issuing Bank in respect of a Reimbursement Obligation owing to such Issuing Bank denominated in an Alternative Currency.

               () Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Revolving Credit Lender has made a Revolving Loan pursuant to clause (ii) of this Section, such Issuing Bank shall promptly pay to the Administrative Agent such payment in accordance with Section 3.02. Each such payment shall be made by such Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 10:00 a.m. (Chicago time) on such Business Day, and otherwise on the next succeeding Business Day.

               () Upon the request of any Revolving Credit Lender to the Administrative Agent, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

               () The obligations of a Revolving Credit Lender to make payments to the Administrative Agent for the account of any Issuing Bank with respect to a Letter of Credit issued for the account of any Borrower, shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Sections 5.01 and 5.02, as applicable which conditions, for the purposes of the repayment of Letters of Credit to the Issuing Bank, such Lenders irrevocably waive) under all circumstances, including, without limitation, any of the following circumstances:

               () any lack of validity or enforceability hereof or of any of the other Loan Documents;

               () the existence of any claim, setoff, defense or other right which such Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any CoAgent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

               () any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               () the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

               () any failure by such Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or

               () the occurrence of any Event of Default or Default.

               () Payment of Reimbursement Obligations. Subject to the terms hereof, () the Borrower for whose account a Letter of Credit is Issued unconditionally agrees to pay to each Issuing Bank, in Dollars or the applicable Alternative Currency, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with such Letter of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against any Issuing Bank or any other Person.

               ()   In the event any payment by a Borrower received by an
Issuing Bank with respect to a Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participation is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

               () Issuing Bank Charges. Each Borrower shall pay to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for such Borrower's account as may be agreed upon by such Borrower and such Issuing Bank from time to time.

               () Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each calendar month, provide to the Administrative Agent and the Company separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued by the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and the Company, setting forth the aggregate Letter of Credit Obligations outstanding to the Borrowers at the end of each month and any information requested by the Administrative Agent or the Company relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by the Borrowers.

               () Indemnification; Exoneration. () In addition to all other amounts payable to an Issuing Bank, each Borrower hereby agrees to defend, indemnify, and save the Administrative Agent, each CoAgent, each Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Administrative Agent, such CoAgent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction, or
(ii) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

               () As between a Borrower on the one hand and the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks on the other hand, such Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders shall not be responsible for:
(i) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and Issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;
(vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any litigation, proceeding or charges with respect to such Letter of Credit; and (ix) any consequences arising from causes beyond the control of the Administrative Agent, the CoAgents, the Issuing Banks or the Lenders, except in the cases of clauses (i), (iii), (iv), (v), (vi), (viii) and (ix) above, in each instance for the gross negligence or willful misconduct of the Issuing Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

               () Obligations Several. The obligations of each Issuing Bank and each Revolving Credit Lender under this Section 2.04 are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to issue Letters of Credit or the participation obligation hereunder, respectively, of any other Issuing Bank or Lender.

               2.0.  Promise to Repay; Evidence of Indebtedness.

               () Promise to Repay. Each Borrower hereby agrees to pay when due the principal amount of each Loan which is made to it, and further agrees to pay when due all unpaid interest accrued thereon, in accordance with the terms hereof and of the Notes. Each Borrower shall execute and deliver to each Lender, as applicable, (i) on the Effective Date, (A) Term Loan Notes substantially in the form of Exhibit D, evidencing the Term Loans,
(B) Revolving Credit Notes substantially in the form of Exhibit E and
(C) Swing Loan Notes substantially in the form of Exhibit F, and
(ii) thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 13.01, all in form and substance acceptable to the Administrative Agent and the parties to such assignment (all such Term Loan Notes, Revolving Credit Notes and Swing Loan Notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Notes"; and "Note" means any one of the Notes).

               () Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under each of the Notes.

               2.0. Authorized Officers and Agents. On the Effective Date and from time to time thereafter, the Company shall deliver to the Administrative Agent an Officers' Certificate setting forth the names of the officers, employees and agents of the Borrowers authorized to request Revolving Loans, Swing Loans and Letters of Credit and containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or Letter of Credit until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing or any other document, and, with respect to an oral request for such a Loan or Letter of Credit, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. None of the Administrative Agent, either CoAgent, any Lender or any Issuing Bank shall incur any liability to the Borrowers or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which the Administrative Agent reasonably believes to have been given by a duly authorized officer, employee or agent set forth in the most recent Officers' Certificate delivered by the Company to the Administrative Agent.

               2.0. Designation of Foreign Borrowers. () The Company shall have the right to designate one or more Wholly Owned Foreign Subsidiaries (other than Insilco GmbH) to become "Foreign Borrowers" for all purposes under this Agreement by giving the Administrative Agent at least 30 days written notice of its intention to designate a Foreign Borrower. The Company shall also specify in such written notice the Foreign Borrower Sublimit for such designated Foreign Borrower. No Foreign Borrower (including Insilco GmbH) shall be entitled to request Revolving Loans or Letters of Credit hereunder unless the following conditions precedent are satisfied (it being understood and agreed that Insilco GmbH, by being a party to this Agreement, has already satisfied the condition in clause (i)(A) below):

               () The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the initial funding of any Revolving Loan to, or the date of issuance of any Letter of Credit for the account of, such Foreign Borrower, all of the following in form and substance satisfactory to the Administrative Agent:

                    () A Foreign Borrower Assumption Agreement substantially in the form of Exhibit G, duly executed by such Foreign Borrower, the Company, the Administrative Agent and Lenders constituting the Requisite Lenders, pursuant to which, among other things,
          (I) such Foreign Borrower agrees to be bound by the terms of this Agreement applicable to Foreign Borrowers, (II) the Requisite
          Lenders approve of the designation of such Foreign Borrower and
          (III) the Requisite Lenders approve of the Foreign Borrower
          Sublimit of such Foreign Borrower;

                    () A pledge of 65% of the Capital Stock of such Foreign Borrower as security for the Obligations;

                    () A Revolving Credit Note payable to each Lender in a principal amount equal to such Lender's Pro Rata Share of such Foreign Borrower's Foreign Borrower Sublimit; and

                    () Such corporation documentation, opinions of counsel and other documentation as the Administrative Agent may reasonably request.

               () No Event of Default or Default shall have occurred and be continuing or would result from the making of any Loans to such Foreign Borrower.

               () All of the representations and warranties contained in
Section 6.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the effective date of the designation of such Foreign Borrower (other than representations and warranties which expressly speak as of a different date).

               () Such Foreign Borrower shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Foreign Borrower lawfully to execute, deliver and perform, in all material respects, its obligations hereunder, under the other Loan Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

               () No Requirement of Law of the jurisdiction in which such Foreign Borrower is located or organized shall prohibit any Multicurrency Lender from making Revolving Loans to such Foreign Borrower or shall impose any material adverse condition upon such Multicurrency Lender in connection with the making of any Revolving Loan.

               () Any Foreign Borrower may cease to be a Foreign Borrower for all purposes hereunder upon (i) at least 30 days written notice from the Company to the Administrative Agent specifying such Foreign Borrower and
(ii) the payment in full by such Foreign Borrower of all its Revolving Loans and other Obligations (other than Obligations in respect of indemnities not yet due).

                                  ARTICLE

                         PAYMENTS AND PREPAYMENTS

               3.0.  Prepayments; Reductions in Revolving Credit Commitments.

               () Voluntary Repayments/Reductions. () Voluntary Repayments of Loans. Upon at least three (3) Business Days' prior notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), the Borrower may repay any Base Rate Loan, in whole or in part. Eurocurrency Rate Loans may be repaid (A) in whole or in part on the expiration date of the then applicable Eurocurrency Interest Period, as the case may be, and (B) upon payment of the amounts described in Section 4.02(f) on any other Business Day upon at least three (3) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender). Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each voluntary prepayment of the Term Loans shall be applied to the remaining installments of the Term Loans in inverse order of maturity. Voluntary repayments of Revolving Loans denominated in Dollars shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000. Voluntary repayments of Multicurrency Loans shall be in an aggregate amount equal to an integral multiple of 100,000 units in such Alternative Currency and (converted to the Dollar Equivalent thereof) equal to or greater than $500,000. Any notice of repayment given to the Administrative Agent under this Section 3.01(a)(i) shall specify, in accordance with the terms hereof, the date (which shall be a Business Day) of repayment, the aggregate principal amount and currency of the repayment, any allocation of such amount among Loans outstanding to the Company and the Foreign Borrowers, and any allocation of such amount among Base Rate Loans and Eurocurrency Rate Loans. When notice of repayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the repayment date specified in such notice, subject to the right to reborrow the same in accordance with
Section 2.02. The Company may repay Swing Loans, without prior written notice to the Administrative Agent or the Swing Loan Bank, at any time and from time to time.

               () Voluntary Revolving Credit Commitment Reductions. The Company, upon at least three (3) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), shall have the right, from time to time, to terminate in whole or permanently reduce in part the Revolving Credit Commitments, provided that the Borrowers shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Maximum Revolving Credit Amount after giving effect to such reduction or termination of the Revolving Credit Commitments. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this Section 3.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, the principal amount of the Revolving Loans specified in the notice shall become due and payable on the date specified in such notice.

               () No Prepayment Fee. The repayments and payments in respect of reductions and terminations described in clauses (i) and (ii) of this Section 3.01(a) may be made without premium or penalty (except as provided in Section 4.02(f)).

               () Mandatory Prepayments of Loans and Revolving Credit Commitment Reductions.

               () Immediately after Holdco's, the Borrowers' or any of the Borrowers' Subsidiaries' receipt of any Net Cash Proceeds on account of
(A) the sale, assignment or other disposition of, or (B) subject to Section 8.07, the loss of or damage to, or taking by condemnation or eminent domain of, all or any portion of the Property of Holdco, the Borrowers or any of the Subsidiaries (other than pursuant to a Sale and Leaseback Transaction permitted pursuant to Section 9.10), the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, Holdco, the Borrowers and the Subsidiaries taken as a whole may retain Net Cash Proceeds of the type referred to in clause (A) or (B) above in an aggregate amount not in excess of the first $5,000,000 in the aggregate received by them in any Fiscal Year arising from any sale, assignment or other disposition (or series of related sales, assignments or other dispositions), or loss, damage or condemnation. In the event the distribution of any Net Cash Proceeds received by a Foreign Subsidiary to the Company on account of the sale, assignment or other disposition of all or any portion of such Subsidiary's Property (X) would result in a current material adverse tax consequence to such Foreign Subsidiary or (Y) would not be legally permissible under any Requirement of Law applicable to such Foreign
Subsidiary, then no such mandatory prepayment shall be required if such Net Cash Proceeds are reinvested by such Foreign Subsidiary in any Investment or Capital Expenditure in the business of such Foreign Subsidiary (to the extent otherwise permitted hereunder) within 360 days after the receipt thereof; provided, however, if such Net Cash Proceeds are not so reinvested, then the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to that portion of such Net Cash Proceeds that were not so reinvested on the last day of such 360-day period.

               () Immediately after Holdco's, the Borrowers' or any of the Company's Subsidiaries' receipt of any Net Cash Proceeds identified in clause
(iii)(A) (issuance of Capital Stock) of the definition of "Net Cash Proceeds", the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to fifty percent (50%) of such Net Cash Proceeds; provided, however, a portion of such prepayment may be retained by the Borrowers to the extent that the amount of Funded Debt as permanently reduced by giving effect to the application of such Net Cash Proceeds would result (on a pro forma basis) in a Leverage Ratio of 3.50 to 1 or less for the twelve-month period ending on the last day of the immediately preceding fiscal quarter of the Company.

               () Immediately after Holdco's, the Company's or any of the Domestic Subsidiaries' receipt of any Net Cash Proceeds from the issuance of Indebtedness, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds.

               () Within 105 days after the end of each Cash Flow Period,
(A) the Company shall calculate the Excess Cash Flow for such Cash Flow Period and (B) the Company shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of such Excess Cash Flow; provided, however, a portion of such prepayment may be retained by the Borrowers to the extent that the amount of Funded Debt as permanently reduced by giving effect to the application of such Excess Cash Flow prepayment would result (on a pro forma basis) in a Leverage Ratio of 3.50 to 1 or less for the twelve-month period ending on the last day of the immediately preceding fiscal quarter of the Company.

               () Immediately after the Company's or any of its Domestic Subsidiaries' receipt of any Net Cash Proceeds from any Sale and Leaseback Transaction, the Company shall make or cause to be made a mandatory prepayment in the amount equal to 100% of such Net Cash Proceeds; provided, however, the Borrower and the Domestic Subsidiaries taken as a whole may retain Net Cash Proceeds not in excess of $10,000,000 in the aggregate since the Effective Date arising from any Sale and Leaseback Transaction.

               () Nothing in this Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not permitted by
Article IX.

               () On the date any mandatory prepayment is received by the Administrative Agent pursuant to clause (i), (ii), (iii), (iv) or (v) above (each such payment being a "Designated Prepayment"), such Designated
Prepayment shall be allocated and applied as follows: First, the Term Loan Percentage (as defined below) of such Designated Prepayment shall be applied to the repayment of the Term Loans (in inverse order of maturity of installments thereof), with the remaining amount of such Designated Prepayment being allocated and applied to the repayment of the Revolving Credit Obligations in accordance with Section 3.02(b) (with, only in the case of a Designated Prepayment pursuant to clauses (i), (iii) and (v) above, a corresponding permanent reduction in the Revolving Credit Commitments equal to the remaining amount of such Designated Prepayment); provided, however, that upon written notice to the Administrative Agent as provided below any Term
Loan Lender, pursuant to the last three sentences of this clause (vii), may refuse (a "Prepayment Refusal") to accept its Pro Rata Share of such Designated Prepayment (the "Refused Prepayment Amount"); upon the occurrence of a Prepayment Refusal, such Refused Prepayment Amount shall be allocated and applied to the Revolving Credit Obligations in accordance with Section 3.02(b) (with, only in the case of a Designated Prepayment pursuant to clauses (i), (iii) and (v) above, a corresponding permanent reduction in the Revolving Credit Commitments equal to 50% of the amount of such Refused Prepayment Amount); provided further, however, in the event at the time of any application of a Designated Prepayment pursuant to clauses (i) or (v) above (and after giving effect to the application of such prepayment), the Leverage Ratio of the Company for the twelve-month period ending on the last day of the immediately preceding fiscal quarter of the Company is less than 3.00 to 1, then such prepayment shall not result in a permanent reduction of the Revolving Credit Commitments. As used in this Section 3.01(b)(vii), the term "Term Loan Percentage" means the percentage obtained by dividing (A) the outstanding principal amount of the Term Loans by (B) the outstanding principal amount of the Term Loans plus the Revolving Credit Commitments in effect at such time. Any such prepayments shall be applied first to Base Rate Loans (if in Dollars) and then to any Eurocurrency Rate Loans with those Loans which have earlier expiring Eurocurrency Interest Periods being repaid prior to those which have later expiring Eurocurrency Interest Periods. The Administrative Agent shall provide each Term Loan Lender with written notice of each Term Loan Lender's Pro Rata Share of the Term Loan Percentage of any Designated Prepayment. Each Term Loan Lender may make a Prepayment Refusal by delivering to the Administrative Agent, within three Business Days of receipt of such notice from the Administrative Agent, a written notice duly executed by such Term
Loan Lender stating such Term Loan Lender's determination to make a Prepayment Refusal. The Administrative Agent may deem the failure of any Term Loan
Lender to deliver such notice within such time period as such Term Loan Lender's agreement to accept such portion of any Designated Prepayment.

               () Immediately, (A) if at any time the Revolving Credit Obligations are greater than the Maximum Revolving Credit Amount, the Borrowers shall make a mandatory repayment of the Revolving Credit Obligations in an amount equal to such excess, such amount to be applied in accordance with Section 3.02(b); (B) to the extent the Maximum Revolving Credit Amount is at any time less than the amount of contingent Letter of Credit Obligations outstanding at such time, the Borrowers shall deposit Cash Collateral with the Administrative Agent in an amount equal to the amount by which such Letter of Credit Obligations exceed such Maximum Revolving Credit Amount; (C) if at any time the Dollar Equivalent of the aggregate outstanding amount of Revolving Credit Obligations denominated in Alternative Currencies exceeds the Multicurrency Sublimit for a period of 30 days, the Borrowers shall make a mandatory repayment of the Multicurrency Loans in the amount of such excess on the last day of such period and (D) if at any time the Dollar Equivalent of aggregate outstanding amount of Revolving Credit Obligations owing by any Foreign Borrower exceeds the Foreign Borrower Sublimit applicable to such Borrower for a period of 30 days, such Borrower shall make a mandatory repayment of Revolving Loans in the amount of such excess on the last day of such period.

               () Scheduled Revolving Credit Commitment Reductions. In addition to any mandatory reductions in the Revolving Credit Commitments made pursuant to Section 3.01(b)(vi), (i) the Revolving Credit Commitments shall be permanently reduced by an additional $17,500,000 on each of July 10, 2001 and July 10, 2002; provided, however, in the event on such date the Leverage Ratio of the Company for the twelve-month period ending on the last day of the immediately preceding fiscal quarter of the Company is less than 3.00 to 1, then if not already permanently reduced pursuant to this Section 3.01, the Revolving Credit Commitments shall be permanently reduced to (A) $160,000,000 on July 10, 2001 and (B) $140,000,000 on July 10, 2002; and (ii) the Revolving Credit Commitments shall be permanently reduced on the sixth-month anniversary of the Effective Date by an amount (not less than zero) equal to $45,000,000 less the amount of consideration and transaction costs paid in respect of the consummation of any Proposed Acquisition or to be paid in respect of any Proposed Acquisition for which definitive purchase documentation has been executed and delivered during the period beginning on the Effective Date and ending on such sixth-month anniversary.

               3.0. Payments. () Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the CoAgent, the Lenders or any Issuing Bank shall be made without condition or reservation of right, in immediately available funds in the applicable currency, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, to the pertinent Issuing
Bank) not later than 12:00 noon (in the location of the Applicable Payment Office) on the date and at the place due, to such account of the Administrative Agent (or such Issuing Bank) as it may designate, for the account of the Administrative Agent, the Lenders or such Issuing Bank. Thereafter, payments in respect of any Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Bank, payments in respect of any Revolving Loan or Term Loan, as the case may be, received by the Administrative Agent shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(b), in each case on the date received, if received prior to 12:00 noon (in the location of the Applicable Payment Office), and (except in the case of repayment of Swing Loans) on the next succeeding Business Day, if received thereafter, by the Administrative Agent.

               () Apportionment of Payments.  ()  Subject to the provisions of
Section 3.02(b)(ii) and (v), except as otherwise provided herein (A) all payments of principal and interest (I) in respect of outstanding Term Loans shall be allocated among such of the Term Loan Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares thereof and (II) in respect of outstanding Revolving Loans, and all payments in respect of Reimbursement Obligations, shall be allocated among such of the Revolving Credit Lenders and Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares thereof and (B) all payments of fees and all other payments in respect of any other Obligations shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, in proportion to their respective applicable Pro Rata Shares. All such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender other than the Lender then acting as Administrative Agent, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay principal of and interest on any Protective Advance for which the Administrative Agent has not then been paid by the Borrowers or reimbursed by the Lenders, third, to pay all other Obligations then due and payable and fourth, as the Company so designates. Except as set forth in Sections 3.01(a), (b) and (c) and unless otherwise designated by the Company, all principal payments in respect of outstanding Swing Loans, Revolving Loans or Term Loans, as the case may be, shall be applied first, to the outstanding Swing Loans, second, to the outstanding Revolving Loans and third to the outstanding Term Loans, in each case, first, to repay outstanding Base Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Loans which have earlier expiring Eurocurrency Interest Periods being repaid prior to those which have later expiring Eurocurrency Interest Periods. Notwithstanding the foregoing provisions of Section 3.02(a) and this Section 3.02(b)(i), payments in any Alternative Currency received in respect of any Multicurrency Loan denominated in such currency shall be distributed to each Multicurrency Lender in accordance with its Multicurrency Pro Rata Share.

               () After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.02(a), apply all payments in respect of any Obligations and all proceeds of Collateral in the following order; provided that payments made by a Foreign Borrower shall be applied first to the Obligations of such Foreign Borrower and payments made in any Alternative Currency shall be applied first to obligations denominated in such Alternative
Currency:

               () first, to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

               () second, to pay interest on and then principal of first any outstanding Protective Advance and then any Swing Loan;

               () third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

               () fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the CoAgents, the Lenders and the Issuing Banks;

               () fifth, to pay Obligations in respect of any fees then due to the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks;

               () sixth, to pay interest due in respect of the Loans and Reimbursement Obligations;

               () seventh, to pay or prepay (or, to the extent such Obligations are contingent, provide Cash Collateral pursuant to
     Section 11.02(b) in respect of) principal outstanding on Loans and all outstanding Letter of Credit Obligations;

               () eighth, to the ratable payment of Interest Rate Contracts and Currency Agreements to which any of the Lenders or any Affiliate of the Lenders is a party; and

               () ninth, to the ratable payment of all other Obligations;

provided, however, if sufficient funds are not available to fund the payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (I), the available funds being applied with respect to any such Obligations referred to in any one such clause (unless otherwise specified in such clause) shall be allocated in accordance with the order of priority established by such clause to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's and each CoAgent's, Lender's or Issuing Bank's interest in the aggregate outstanding Obligations described in such clause; and provided further, however, in the event of any Non-Participating Multicurrency Lender's Pro Rata Share of the Obligations allocable to the Revolving Credit Obligations referred to in clause (F) or (G) above is less than its interest in the aggregate outstanding Revolving Credit Obligations described in such clauses, then the Administrative Agent shall apply the available funds with respect to any such Revolving Credit Obligations first to the Multicurrency Lenders in accordance with their respective Multicurrency Pro Rata Shares until each Revolving Credit Lender's remaining interest in such Revolving Credit Obligations is equal to such Revolving Credit Lender's Pro Rata Share of such Revolving Credit Obligations (it being understood and agreed that such reallocation of amounts shall not affect in any way the amount of available funds that are applied to the Obligations owing to the Term Loan Lenders in respect of the Term Loans). Notwithstanding the foregoing proviso, in the event any Non-Participating Multicurrency Lender's Pro Rata Share of the Revolving Credit Obligations is less than its interest in the aggregate outstanding Revolving Credit Obligations, the Administrative Agent may, and shall at the request of the Multicurrency Lenders whose Multicurrency Pro Rata Shares exceed 51%, require each Non-Participating Multicurrency Lender (and each Non-Participating Multicurrency hereby agrees) to purchase, without recourse or warranty, an undivided interest and participation in the outstanding Dollar-denominated Revolving Loans owing to the Multicurrency Lenders so that, after giving effect to such purchases, each Revolving Credit Lender's interest in the Revolving Credit Obligations is equal to such Revolving Credit Lender's Pro Rata Share of such Obligations at the time of such purchase.

The order of priority set forth in this Section 3.02(b)(ii) and the related provisions hereof are set forth solely to determine the rights and priorities of the Administrative Agent, the CoAgents, the Lenders, the Issuing Banks and other Holders as among themselves. The order of priority set forth in clauses
(A) through (I) of this Section 3.02(b)(ii) may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender or Issuing Bank, or any other Person; provided, however, the order of priority set forth in clauses (A) through (E) of this Section 3.02(b)(ii) may not be changed without the prior written consent of the Administrative Agent.

               () All payments of principal on the Swing Loans, Protective Advances, Reimbursement Obligations, interest, fees and other sums payable in respect of the Revolving Loans may, at the option of the Administrative Agent, be paid from the proceeds of the Revolving Loans. The Borrower hereby authorizes the Swing Loan Bank to make pursuant to Section 2.03(a) and the Lenders to make pursuant to Section 2.02(a) in Dollars, from time to time in the Swing Loan Bank's or the Administrative Agent's discretion, Revolving Loans which are in the amounts of any and all principal on the Swing Loans, interest, fees and other sums payable in respect of the Revolving Loans (or the Dollar Equivalent thereof if not denominated in Dollars), and further authorizes the Administrative Agent (A) to give the Lenders notice of any Borrowing with respect to such Revolving Loans and (B) to distribute the proceeds of such Revolving Loans to pay such amounts. The Administrative Agent agrees to give the Borrower notice of any such Borrowing, but the failure to give such notice shall in no way limit the rights of the Administrative Agent in the preceding sentence. The Borrower agrees that all such Revolving Loans so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts. All such Revolving Loans shall be Base Rate Loans.

               () The Administrative Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender or Issuing Bank, or to each Lender, Issuing Bank or other Holder at such other address as such Lender, Issuing Bank or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII; provided that, as between the Holders and the Administrative Agent, the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

               () If any Lender fails to fund its Pro Rata Share of any Revolving Loan Borrowing requested by a Borrower which such Lender is obligated to fund under the terms hereof (the funded portion of such Revolving Loan Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), excluding any such Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in
Section 5.02 shall not on the date of such request be satisfied and until such conditions are satisfied, then until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by such Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms hereof shall be deemed to have been advanced to such Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:

               () the foregoing provisions of this Section 3.02(b)(v) shall apply only with respect to the proceeds of payments of Obligations;

               () a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Revolving Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Revolving Loan is fully funded to such Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.02(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid;

               () amounts advanced to such Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Revolving Loan Borrowing ("Cure Loans") shall bear interest at the rate applicable to the other Revolving Loans comprising such Borrowing and shall be treated as Revolving Loans comprising such Borrowing for all purposes herein;

               () regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of such Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Revolving Loans shall be applied first, ratably to all Revolving Loans constituting Non Pro Rata Loans, second, ratably to Revolving Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Revolving Loans constituting Cure Loans; and

               () No Lender shall be relieved of any obligation such Lender may have to the Borrowers under the terms of this Agreement as a result of the provisions of this Section 3.02(b)(v).

               () Payments on Non-Business Days. Whenever any payment to be made by the Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.02(b)(iv), the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

               () Payment Currency. Except as expressly set forth herein to the contrary, all payments made by any Borrower in respect of principal and interest on the Loans and Reimbursement Obligations shall be made (i) with respect to Loans and Reimbursement Obligations denominated in Dollars, in Dollars, and (ii) with respect to Multicurrency Loans or Reimbursement Obligations denominated in an Alternative Currency, in the Alternative Currency in which such Loan or the Letter of Credit giving rise to such Reimbursement Obligation was made.

               3.0.  Taxes.

               () Payment of Taxes. Any and all payments by any Borrower hereunder or under any Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes, and other taxes imposed on the value of the Property of the Company and its Subsidiaries, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commitments and all other liabilities with respect thereto excluding, in the case of each Lender, each Issuing Bank, each CoAgent and the Administrative Agent, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it by (i) the United States, except certain withholding taxes contemplated pursuant to Section 3.03(d)(ii)(C),
(ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or
(iii) the Governmental Authority of the jurisdiction in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, any Issuing Bank, any CoAgent or the Administrative Agent, (x) the sum payable to such Lender, such Issuing Bank, such CoAgent or the Administrative Agent shall be increased as may be necessary so that, after making all required withholding or deductions of Taxes (including withholding or deductions of Taxes applicable to additional sums payable under this Section 3.03(a)), such Lender, such Issuing Bank, such CoAgent or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions of Taxes been made, (y) such Borrower shall make such withholding or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

               () Indemnification. Each Borrower will indemnify each Lender, each Issuing Bank, each CoAgent and the Administrative Agent against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03(b) and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender, such Issuing Bank, such CoAgent or the Administrative Agent (as the case may be) or any of their respective Affiliates and any liability (including penalties, interest, and reasonable out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this
Section 3.03(b) submitted by it to such Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. In determining such additional amount, such Person shall take into account and reduce the amount otherwise payable by such Borrower pursuant to this Section 3.03(b) by an amount equal to the tax credits and other tax benefits actually utilized (as determined by such Person in its reasonable judgment). Each Lender, each CoAgent, the Administrative Agent and each Issuing Bank agrees, within a reasonable time after receiving a written request from a Borrower, to provide such Borrower and the Administrative Agent with such certificates as are reasonably required, and to take such other actions as are reasonably necessary to claim such exemptions as such Lender, such CoAgent, the Administrative Agent, such Issuing Bank or Affiliate may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 3.03 in respect of any payments under this Agreement or under the Notes.

               () Receipts. Within thirty (30) days after the date of any payment of Taxes by any Borrower, the Company will furnish to the Administrative Agent, at its address referred to in Section 13.08, the original or a copy of a receipt, if any, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof. The Company shall furnish to the Administrative Agent upon the request of the Administrative Agent from time to time an Officer's Certificate stating that all Taxes of which it has knowledge are due have been paid.

               () Foreign Bank Certifications. () Each Lender or Issuing Bank that is not created or organized under the laws of the United States or a political subdivision thereof has delivered to the Company and the Administrative Agent on the date on which such Lender became a Lender or such Issuing Bank became an Issuing Bank or shall deliver to the Company on the date such Lender becomes a Lender or such Issuing Bank becomes an Issuing Bank, if such date is after the Effective Date, (A) a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender or Issuing Bank to the effect that such Lender or Issuing Bank is eligible to receive payments hereunder and under the Notes without deduction or withholding (or with reduced deduction or withholding) of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (II) under Section 1441(c)(1) as modified for purposes of Section 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)) or (B) in the case of a Lender or Issuing Bank claiming exemption from United States withholding tax under
Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", (I) a certificate representing that such Lender is not a "bank" acquiring the Note in connection with "an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business" (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code), is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company, and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) and (II) two duly completed copies of IRS Form W8 (or any successor or substitute form or forms);

               () Each Lender and each Issuing Bank further agrees to deliver to the Company and the Administrative Agent, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender or such Issuing Bank before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 3.03(d) (including, but not limited to, a change in such Lender's or such Issuing Bank's lending office). Each certificate required to be delivered pursuant to this Section 3.03(d)(ii) shall certify as to one of the following:

               () that such Lender or such Issuing Bank can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

               () that such Lender or such Issuing Bank cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.03(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers;

               () that such Lender or Issuing Bank is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding (or with reduced deduction or withholding) of United States federal income tax as specified therein by reason of a change in law (including, without limitation, the Internal Revenue Code, applicable tax treaty, regulation or official interpretation thereof) after the later of the Effective Date or the date on which such Lender became a Lender or such Issuing Bank became an Issuing Bank and that it is not capable of recovering the full amount of the same from a source other than the Borrowers; or

               () that such Lender or such Issuing Bank is no longer capable of receiving payments hereunder without deduction or withholding (or with reduced deduction or withholding) of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code, applicable tax treaty, regulation, or official interpretation thereof) after the later of the Effective Date or the date on which such Lender became a Lender or such Issuing Bank became an Issuing Bank.

Each Lender and each Issuing Bank agrees to deliver to the Company and the Administrative Agent further duly completed copies of the abovementioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender or such Issuing Bank to the Company and the Administrative Agent, unless any change in law or event has occurred prior to the date on which any such delivery would otherwise be required and the Lender or the Issuing Bank promptly advises the Company that it is not capable of receiving payments hereunder or under the Notes without any deduction or withholding of United States federal income tax.

               () Qualifying Lenders. In connection with the Revolving Loans made by each Lender to the Foreign Borrowers, each Lender represents to the Administrative Agent and First Chicago London that it (or its Eurocurrency Affiliate through which it is making such Revolving Loans) is a Qualifying Lender.

               3.0. Increased Capital. If after the date hereof any Lender or Issuing Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank, the NAIC or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by any Issuing
Bank of, or the existence of any Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), the Company shall immediately pay to the Administrative Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a detailed summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

               3.0.  Right to Remove Affected Lender.  In the event that
(i) the Company receives certification of the type described in Section 3.03(d)(ii)(C) or notice under Section 5.02(c) from any Lender or any Issuing Bank, (ii) any Lender gives notice to the Administrative Agent pursuant to
Section 2.02(c)(ii) (and the circumstances specified in such notice are not generally applicable to the Lenders) or (iii) any Lender makes a demand for compensation from any Borrower pursuant to Section 3.04 (if such increase in capital requirements is not generally applicable to the Lenders) or Section 4.01(f), the Company, at its option and in its sole discretion, shall have the right to designate an Eligible Assignee which is not an Affiliate of the Company and which is reasonably acceptable to the Administrative Agent, to purchase for cash, pursuant to an Assignment and Acceptance, the outstanding Loans and Reimbursement Obligations (if any) of such Lender or Issuing Bank and to assume all of such Lender's or Issuing Bank's other rights and obligations (including, without limitation, such Lender's obligation to participate in all outstanding Letters of Credit pursuant to Section 2.04(e)) hereunder without recourse to or warranty by, or expense to, such Lender or Issuing Bank, for a purchase price equal to the principal amount of all of such Lender's outstanding Loans or such Issuing Bank's Reimbursement Obligations plus any accrued but unpaid interest thereon and the accrued but unpaid Unused Commitment Fees and Letter of Credit Fees in respect of that Lender's Revolving Credit Commitment hereunder or any accrued but unpaid Letter of Credit Fees in respect of that Issuing Bank's outstanding Letters of Credit and any other amounts that may be owing to such Lender or Issuing Bank hereunder. The Company agrees to pay to such Lender any breakage costs incurred by such Lender pursuant to Section 4.02(f).

               3.0. European Economic and Monetary Union. () Definitions. In this Section 3.06 and in each other provision of this Agreement and any other Loan Document to which reference is made in this Section 3.06 expressly or impliedly, the following terms have the meanings given to them in this
Section 3.06:

               "commencement of the third stage of EMU" means the date of commencement of the third stage of EMU (expected to be January 1, 1999) or the date on which circumstances arise which (in the opinion of the Administrative Agent) have substantially the same effect and result in substantially the same consequences as commencement of the third stage of EMU as contemplated by the Treaty on European Union;

               "EMU" means economic and monetary union as contemplated in the Treaty on European Union;

               "EMU legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU;

               "euro" means the single currency of participating member states of the European Union;

               "euro unit" means the currency unit of the euro;

               "national currency unit" means the unit of currency (other than a euro unit) of a participating member state;

               "participating member state" means each state so described in any EMU legislation; and

               "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

               () Effectiveness of Provisions.  The provisions of subsections
(c) to (j) below (inclusive) shall be effective at and from the commencement of the third stage of EMU; provided, however, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a participating member state on the commencement of the third stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a participating member state.

               () Redenomination and Alternative Currencies. Each obligation (including each Obligation and Liability under this Agreement or any other Loan Document of a party to this Agreement or any other Loan Document which has been denominated in the national currency unit of a participating member state) shall be redenominated into the euro unit in accordance with EMU legislation; provided, however, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU an amount denominated either in euro or in the national currency unit of participating member state and payable within that participating member state by crediting an account of the creditor can be paid by the debtor either in the euro unit or in that national currency unit, each party to this Agreement and each other Loan Document shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit.

               () Loans. Any Loan in the currency of a participating member state shall be made in the euro unit.

               () Business Days. With respect to any amount denominated or to be denominated in the euro or a national currency unit, any reference to a "Business Day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London, Chicago, New York City and Frankfurt am Main, Germany (or such principal financial center or centers in such participating member state or states as the Administrative Agent may from time to time nominate for this purpose); provided, however, that the Administrative Agent may by notice to the Loan Parties and the Lenders specify changes to the definition of Business Day as applicable to the euro or one or more other currencies which it reasonably determines are necessary to reflect changes in market practices and/or operational requirements in connection therewith.

               () Payments to the Administrative Agent. Amounts payable by a Borrower or Guarantor under any Loan Document shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in Frankfurt am Main, Germany (or such other principal financial center in such participating member state as the Administrative Agent may from time to time nominate for this purpose) as the Administrative Agent shall from time to time nominate for this purpose.

               () Payments by the Administrative Agent to the Lenders. Except as otherwise contemplated by subsection (c) above, any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a participating member state shall be paid in the euro unit.

               () Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the euro or in a national currency unit, the Administrative Agent shall not be liable to any of the Borrowers, Guarantors or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by any Loan Document to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by such Loan Document, the payment of such amount in immediately available, freely transferrable, cleared funds (in the euro unit or, as the case may be, in a national currency unit) to the account with the bank in the principal financial center in the participating member state which the relevant Borrower, Guarantor or Lender, as the case may be, shall have specified for such purpose. In this subsection (h), `all relevant steps' means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the euro.

               () Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement or any other Loan Document with respect to the currency of any state that becomes a participating state shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state; provided, however, that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Eurocurrency Interest Period.

               () Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of any Borrower or Guarantor to any Lender and any Lender to any Borrower or Guarantor under or pursuant to any Loan Document:

               () each reference in each Loan Document to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

               () except as expressly provided in this Section 3.06, each provision of each Loan Document shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the euro in participating member states.

                                  ARTICLE

                             INTEREST AND FEES

               4.0. Interest on the Loans and Other Obligations. () Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

               () If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time as interest accrues and (B) the Applicable Base Rate Margin in effect from time to time; and

               () If a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Eurocurrency Interest Period, plus (B) the Applicable Eurocurrency Rate Margin in effect from time to time during such Eurocurrency Interest Period.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Company at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Company to the Administrative Agent; provided, however, the Company may not select the Eurocurrency Rate as the applicable basis for determining the rate of interest on such a Loan if
(x) such Loan is to be made on the Effective Date or (y) at the time of such selection an Event of Default has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate (if denominated in Dollars) or the Eurocurrency Rate with a Eurocurrency Interest Period of one month (if denominated in an Alternative Currency).

               () Interest Payments. () Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first day of each calendar month for the preceding calendar month, commencing on the first such day following the making of such Base Rate Loan and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

               () Interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on each Eurocurrency Interest Payment Date applicable to such Loan and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan.

               () Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the first day of each month, commencing on the first such day following the incurrence of such Obligation and (B) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

               () Conversion or Continuation. () The applicable Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans (other than Swing Loans) to Eurocurrency Rate Loans; (B) to convert all or any part of outstanding Eurocurrency Rate Loans denominated in Dollars having Eurocurrency Interest Periods which expire on the same date to Base Rate Loans on such expiration date; and (C) to continue all or any part of outstanding Eurocurrency Rate Loans having Eurocurrency Interest Periods which expire on the same date as Eurocurrency Rate Loans, and the succeeding Eurocurrency Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurocurrency Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.02 or (ii) if an Event of Default has occurred and is continuing; provided, further, however, during the continuance of an Event of Default, Eurocurrency Rate Loans denominated in Alternative Currencies shall be continued as Eurocurrency Rate Loans with Eurocurrency Interest Periods determined by the Administrative Agent. Any conversion into or continuation of Eurocurrency Rate Loans under this Section 4.01(c) shall, in the case of such Loans denominated in Dollars, be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount and, in the case of such Loans denominated in Alternative Currencies, in an aggregate minimum amount equal to an integral multiple of 100,000 units of such currency and (converted to the Dollar Equivalent thereof) equal to or greater than $1,000,000. Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement shall permit (i) the conversion or redenomination of any Base Rate Loan denominated in Dollars into a Eurocurrency Rate Loan denominated in any currency other than Dollars and (ii) the conversion or redenomination of any Eurocurrency Rate Loan denominated in any currency into a Eurocurrency Rate Loan denominated into any other currency.

               () To convert or continue a Loan under Section 4.01(c)(i), the Company shall deliver a Notice of Conversion/Continuation to the Administrative Agent (with a copy to First Chicago London, in the case of a conversion or continuation of a Multicurrency Loan) no later than 11:00 a.m. (Chicago time) (or 2:00 p.m. London time, as applicable) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount and currency of the Loan to be converted/continued,
(C) whether such Loan shall be converted and/or continued and (D) in the case of a conversion to, or continuation of, a Eurocurrency Rate Loan, the requested Eurocurrency Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Company may give the Administrative Agent (and First Chicago London, in the case of a conversion or continuation of a Multicurrency Loan) telephonic notice of any proposed conversion/continuation by the time required under this Section 4.01(c)(ii), and such notice shall be confirmed in writing delivered to the Administrative Agent promptly (but in no event later than 4:00 p.m. (Chicago time) on the same day). Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

               () Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, effective immediately upon the occurrence of any Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and, to the extent permitted by law, interest accrued but unpaid thereon shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest applicable to such Loans from time to time (unless waived in writing by the Requisite Lenders).

               () Computation of Interest. Interest on (i) Base Rate Loans and all other Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a 365/366 day year and (ii) Eurocurrency Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days or, in the case of any Alternative Currency, as market practice may differ for such currency, but in no event less than a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded.

               () Changes; Legal Restrictions. If after the date hereof any Lender or Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

               () subjects a Lender or an Issuing Bank (or its Applicable Lending Office) to charges (other than Taxes) of any kind which is applicable to the Commitments of the Lenders and/or the Issuing Banks to make Eurocurrency Rate Loans (including, without limitation, any conversion of any Loan denominated in an Alternative Currency (other than the euro) into a Loan denominated in euros) or to issue and/or participate in Letters of Credit or changes the basis of taxation of payments to that Lender or Issuing Bank of principal, fees, interest, or any other amount payable hereunder with respect to Eurocurrency Rate Loans or Letters of Credit; or

               () imposes, modifies, or holds applicable, any reserve (other than reserves taken into account in calculating the Eurocurrency Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Eurocurrency Affiliate of that Lender or Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining the Loans (including, without limitation, any conversion of any Loan denominated in an Alternative Currency (other than the euro) into a Loan denominated in euro) or its Commitments or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), the Company shall immediately pay to the Administrative Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or Issuing Bank or its Eurocurrency Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a detailed summary of the basis for such demand.
Such statement shall be conclusive and binding for all purposes, absent manifest error.

               () Confirmation of Eurocurrency Rate. Upon the reasonable request of the Company from time to time, the Administrative Agent shall promptly provide to the Company such information with respect to the applicable Eurocurrency Rate as may be so requested.

               4.0. Special Provisions Governing Eurocurrency Rate Loans. With respect to Eurocurrency Rate Loans:

               () Amount of Advance. Each Eurocurrency Rate Loan shall be in the minimum amount specified in Section 2.02(a).

               () Determination of Eurocurrency Interest Period. By giving notice as set forth in Section 2.02(b) (with respect to a Borrowing of a Eurocurrency Rate Loan) or Section 4.01(c) (with respect to a conversion into or continuation of a Eurocurrency Rate Loan), the Company shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each a "Eurocurrency Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

               () Except as otherwise agreed pursuant to Section 4.01(a), the Company may only select, as to a particular Borrowing of Eurocurrency Rate Loans, a Eurocurrency Interest Period of either one, two, three or six months in duration; provided, however, that the Company may request a Eurocurrency Interest Period of less than one month with respect to Multicurrency Loans only if (A) such request is approved by the Administrative Agent and (B) such Eurocurrency Interest Period is reasonably available to the Multicurrency Lenders;

               () In the case of immediately successive Eurocurrency Interest Periods applicable to a Borrowing of Eurocurrency Rate Loans, each successive Eurocurrency Interest Period shall commence on the day on which the next preceding Eurocurrency Interest Period expires;

               () If any Eurocurrency Interest Period would otherwise expire on a day which is not a Business Day, such Eurocurrency Interest
     Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, such Eurocurrency Interest Period shall expire on the immediately preceding Business Day;

               () The Company may not select a Eurocurrency Interest Period as to any Loan if such Eurocurrency Interest Period terminates later than the Revolving Credit Termination Date or the Term Loan Maturity Date, as the case may be;

               () The Company may not select a Eurocurrency Interest Period with respect to any portion of principal of a Term Loan which extends beyond a date on which the Company is required to make a scheduled payment of such portion of principal; and

               () There shall be no more than fifteen (15) Eurocurrency Interest Periods in effect at any one time.

               () Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurocurrency Interest Period (the "Eurocurrency Interest Rate Determination Date"), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of "Eurocurrency Rate") the interest rate which shall apply to Eurocurrency Rate Loans, for which an interest rate is then being determined for the applicable Eurocurrency Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers.

               () Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Eurocurrency Interest Rate Determination Date:

               () the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed;

               () the Requisite Lenders advise the Administrative Agent that deposits in Dollars or in the applicable Alternative Currency in the principal amounts of the Eurocurrency Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Eurocurrency Interest Period; or

               () the Requisite Lenders advise the Administrative Agent that the Eurocurrency Rate, as the case may be, as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(f), will not adequately and fairly reflect the cost to such Lenders of funding
     Loans of such Type and in the currency in which such Loans are denominated;

then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurocurrency Rate shall be suspended and each outstanding Eurocurrency Rate Loan shall be converted into a Base Rate Loan in Dollars (regardless of the currency of such Loan) on the last day of the then current Eurocurrency Interest Period therefor, and any Notice of Borrowing for which Revolving Loans have not then been made that requests a Loan of a Type that has been suspended shall be deemed to be a request for Base Rate Loans in Dollars, notwithstanding any prior election by the Borrower to the contrary.

               () Illegality. () If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurocurrency Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Company and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

               () When notice is given by a Lender under Section 4.02(e)(i),
(A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Eurocurrency Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan in Dollars as part of any requested Borrowing of Eurocurrency Rate Loans and (B) if the affected Eurocurrency Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan in Dollars (regardless of the currency of such Loan).

               () If at any time after a Lender gives notice under Section 4.02(e)(i) in respect of a Eurocurrency Rate Loan such Lender determines that it may lawfully make Loans of such Type, such Lender shall promptly give notice of that determination, in writing, to the Company and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make Loans of such Type shall thereupon be restored.

               () Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 4.01, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurocurrency Rate Loans to the Borrowers but excluding any loss of the Applicable Eurocurrency Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason (other than the gross negligence or willful misconduct of a Lender or the Administrative Agent) a Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Company or in a telephonic request by it for borrowing or conversion/continuation or a successive Eurocurrency Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Eurocurrency Interest Period,
(iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.02(e) or (iv) as a consequence of any failure by any Borrower to repay Eurocurrency Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Company concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

               () Currency Exchanges. At any time Eurocurrency Rate Loans denominated in an Alternative Currency are required to be converted to Base Rate Loans pursuant to Sections 4.01(d) and (e) or otherwise, the Borrowers shall indemnify the Lenders against any loss or liability arising out of or as a result of the conversion of such Alternative Currency into Dollars and exchange costs and taxes payable in connection with such conversion and the Borrower to which such Loan was made shall forthwith on written demand therefor pay to the Agent, for the benefit of the applicable Lenders, the amount of such loss, liability, costs and taxes.

               () Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of, its Eurocurrency Lending Office or Eurocurrency Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 3.03, 3.04, 4.01(f) or 4.02(f) as a result of the transfer of any such Eurocurrency Rate Loan to any office (other than such Eurocurrency Lending Office) or any Affiliate (other than such Eurocurrency Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

               () Affiliates Not Obligated. No Eurocurrency Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

               4.0. Fees. () Letter of Credit Fee. In addition to any charges paid pursuant to Section 2.04(g), the Company shall pay to the Administrative Agent, for the account of the Lenders and the Issuing Banks as provided in the following sentence, with respect to any Letter of Credit issued by any Issuing Bank, a fee per annum (the "Letter of Credit Fee") equal to the Applicable Eurocurrency Rate Margin as of the date of each such payment on the undrawn face amount of such Letter of Credit, payable in arrears on the first day of each calendar month for the preceding calendar month. The Administrative Agent shall pay to the Issuing Bank for its own account from the Letter of Credit Fee in respect of any Letter of Credit issued by it in an amount equal to one-eighth percent (0.125%) per annum on the undrawn face amount of such Letter of Credit, and that the Administrative Agent shall pay the remainder of each such Letters of Credit Fee to the Lenders in accordance with their respective Pro Rata Shares.

               () Unused Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing from the period beginning on the Effective Date and ending on but not including the Revolving Credit Termination Date at the Unused Commitment Fee Rate in effect from time to time on the average amount by which the Revolving Credit Commitments exceed the Revolving Credit Obligations for such period, the accrued portion of such fee being payable (A) quarterly, in arrears, commencing on the last day of the quarter in which the Effective Date occurs and (B) on the Revolving Credit Termination Date. Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by any Borrower which such Lender is obligated to fund under the terms hereof, such Lender shall not be entitled to any Unused Commitment Fees with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 3.02(b)(v)(B) and the Company shall not be required to pay any Unused Commitment Fees to such Lender or to the Administrative Agent for the account of such Lender for such period.

               () Other Fees. The Company shall pay such other fees as the Company is obligated to pay pursuant to the Letter Agreement.

               () Calculation and Payment of Fees. All of the above fees shall be calculated on the basis of the actual number of days elapsed in a 365/366-day year. All such fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the Administrative Agent at its Applicable Payment Office in accordance with Section 3.02. All fees shall be fully earned and nonrefundable when paid. All fees specified or referred to herein due to the Administrative Agent, either CoAgent, any Issuing Bank or any Lender, including, without limitation, those referred to in this Section 4.03, shall bear interest, if not paid when due, at the interest rate for Loans in accordance with Section 4.01(d), shall constitute Obligations and shall be secured by the Collateral.

                                  ARTICLE

                 CONDITIONS TO LOANS AND LETTERS OF CREDIT

               5.0. Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall become effective on the date (the "Effective Date") when the following conditions precedent have been satisfied:

               () Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Effective Date all of the following:

               () this Agreement, the Notes and all other agreements, documents and instruments described in the List of Closing Documents attached hereto and made a part hereof as Exhibit H, each duly executed where appropriate and in form and substance satisfactory to the Lenders and in sufficient copies for each of the Lenders; without limiting the foregoing, the Company hereby directs its counsel, Porter, Wright, Morris & Arthur, to prepare and deliver to the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks, the opinion referred to in such List of Closing Documents with respect to such counsel;

               () a pro forma estimated balance sheet of the Borrower and its Subsidiaries as of the Effective Date, as referred to in Section
     6.01(h) giving effect to the transactions contemplated in the Loan Documents; and

               () such additional documentation as the Administrative Agent or either CoAgent may reasonably request.

               () Perfection of Liens. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Administrative Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Administrative Agent (duly endorsed to the Administrative Agent, as appropriate). If not previously filed in connection with the Existing Credit Agreement, the Administrative Agent shall have received UCC-1 Financing Statements duly executed that shall, when filed in the appropriate jurisdictions, be sufficient to perfect Liens on all of the Collateral, to the extent that such Liens may be perfected by the filing of UCC-1 Financing Statements. All UCC-1 Financing Statements executed in favor of the Existing Administrative Agent as secured party shall have been assigned to the Administrative Agent. The Existing Administrative Agent shall have assigned the Mortgages, the Trademark Security Agreements and the Patent Security Agreements to the Administrative Agent and the Company shall have executed such modifications to the Mortgages encumbering the Real Property set forth on
Schedule 6.01-V and obtained appropriate endorsements to the applicable Title Policies from the Title Company as the Administrative Agent may deem necessary in order to maintain the perfection and priority of the Liens.

               () No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which purports to (i) enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans on the Effective Date or (B) the consummation of the transactions contemplated pursuant to the Loan Documents or (ii) would be reasonably expected to have a Material Adverse Effect.

               () No Change in Condition. No change in the condition (financial or otherwise), business, performance, Properties, operations or prospects of the Borrower and its Subsidiaries taken as whole shall have occurred since December 31, 1997, which change has had or is reasonably likely to have a Material Adverse Effect (other than any such change resulting from the consummation of the Recapitalization Transactions).

               () No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loans.

               () Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date (other than representations and warranties which expressly speak as of a different date), in each case both before and after giving effect to the funding of the Loans.

               () Fees and Expenses Paid. On the Effective Date there shall have been paid to the Administrative Agent, for the account of the Lenders, the Co-Agents and the Administrative Agent, for their respective individual accounts, all fees (including, without limitation, the reasonable legal fees of counsel to the Existing Administrative Agent, the Syndication Agent and local counsel to the Administrative Agent and the Syndication Agent for the benefit of the Lenders) due and payable on or before the Effective Date (including, without limitation, all such fees described in the Letter Agreement), and all expenses (including, without limitation, legal expenses) due and payable on or before the Effective Date, in each case for which invoices (containing, where appropriate, a description of all such fees and expenses) have been provided to the Company.

               () Effective Date. The Effective Date shall have occurred on or before November 24, 1998.

               () Consents, Etc. Except as set forth on Schedule 6.01E, each of the Borrowers and the Company's Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow each of the Borrowers and the Company's Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents, except for Liens that cannot be created or perfected by filings with or notices to a Governmental Authority. No such consent or authorization shall impose any conditions upon the Company or any of its Subsidiaries that are not reasonably acceptable to the Lenders.

               () Payment of Obligations under the Existing Credit Agreement. On the Effective Date the Company shall have paid all interest, fees and expenses (for which the Company shall have received invoices) accrued under the Existing Credit Agreement through the Effective Date whether or not due and payable on the Effective Date.

               () 1998 Subordinated Notes. The Company shall have received gross proceeds of at least $120,000,000 from the issuance of the 1998 Subordinated Notes.

               5.0. Conditions Precedent to All Subsequent Revolving Loans, Swing Loans and Letters of Credit. The obligation of each Lender to make any Revolving Loan and of the Swing Loan Bank to make any Swing Loan, requested to be made by it on any date after the Effective Date, and the agreement of each Issuing Bank to Issue any Letter of Credit on any date after the Effective Date is subject to the following conditions precedent as of each such date:

               () Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be Issued on such date, all of the representations and warranties of Holdco, the Company and the Company's Subsidiaries contained in Section 6.01 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

               () No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.

               () No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received from any Lender, the Swing Loan Bank or Issuing Bank, as the case may be, notice that, in the reasonable judgment of such Person, any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which is likely to enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, (i) such Lender's making of the requested Loan or participation in the requested Letter of Credit,
(ii) the Swing Loan Bank's making of the requested Swing Loan or (iii) such Issuing Bank's issuance of the requested Letter of Credit.

               () No Material Adverse Change. No change shall have occurred in the condition (financial or otherwise), business, performance, Properties, operations or prospects of the Borrower and its Subsidiaries taken as a whole since December 31, 1997 which has had or is reasonably likely to have a Material Adverse Effect (other than any such change resulting from the consummation of the Recapitalization Transactions).

Each submission by the Company to the Administrative Agent of a Notice of Borrowing with respect to a Revolving Loan or Swing Loan, each acceptance by the applicable Borrower of the proceeds of each such Loan so made, each submission by the Company to an Issuing Bank of a request for issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by the Company as of the Funding Date in respect of such Revolving Loan, as of the Swing Loan Funding Date in respect of such Swing Loan, and as of the date of issuance of such Letter of Credit, that all the conditions contained in this Section 5.02(a), (b) and (d) have been satisfied or waived in accordance with Section 13.07.

                                  ARTICLE

                      REPRESENTATIONS AND WARRANTIES

               6.0. Representations and Warranties of the Borrowers. In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, each Borrower represents and warrants (only with respect to those representations and warranties set forth below applicable to itself and its Subsidiaries) to each Lender, each Issuing Bank, each CoAgent and the Administrative Agent as of the Effective Date and thereafter on each date as required by Section 5.02(a) that the following statements are true and correct:

               () Organization; Corporate Powers. Each of the Company and the Company's Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing has or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

               () Authority. () Each of the Company and the Company's Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

               () The execution, delivery and performance, as the case may be, of each of the Loan Documents which have been executed and to which any of the Company or the Company's Subsidiaries is a party and the consummation of the transactions contemplated thereby, have been duly approved by each of the boards of directors and (to the extent required by law) the shareholders of the Company and the Company's Subsidiaries, respectively, and such approvals have not been rescinded, revoked or modified in any manner. No other corporate action or proceedings on the part of the Company or the Company's Subsidiaries is necessary to consummate such transactions.

               () Each of the Loan Documents to which the Company or the Company's Subsidiaries is a party has been duly executed, or delivered on behalf of the Company or the Company's Subsidiaries, as the case may be, and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and general principles of equity), is in full force and effect and no Default or Event of Default has occurred and is continuing.

               () Subsidiaries; Ownership of Capital Stock.  Schedule 6.01C
(i) contains a diagram indicating the corporate structure of Holdco, the Company, the Company's Subsidiaries and any other Person in which Holdco, the Company or any of the Company's Subsidiaries holds an equity interest as of the Effective Date; and (ii) accurately sets forth as of the Effective Date,
(A) the correct legal name, the jurisdiction of incorporation, and Employer Identification Number of each of Holdco, the Company and the Company's Subsidiaries, and the jurisdictions in which each of Holdco, the Company and the Company's Subsidiaries is qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of Holdco, the Company and each of the Company's Subsidiaries and, with respect to the Company and the Company's Subsidiaries, the owners of such shares and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of Holdco, the Company and each Subsidiary of the Company in any Person that is not a corporation. Except as set forth in Schedule 6.01C, none of the issued and outstanding Capital Stock of Holdco, the Company or the Company's Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of Holdco, the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the outstanding Capital Stock of the Company and the Company's Subsidiaries is not Margin Stock.

               () No Conflict. The execution, delivery and performance of each of the Loan Documents to which the Company or any of the Company's Subsidiaries is a party do not and shall not (i) conflict with the Constituent Documents of the Company or any such Subsidiary, (ii) except as set forth on
Schedule 6.01D, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material Requirement of Law or any material Contractual Obligation of the Company or any such Subsidiary, or require the termination of any material Contractual Obligation, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property of the Company or any such Subsidiary, other than Liens contemplated by the Loan Documents, or (iv) require any approval of the Company's or any such Subsidiary's shareholders that has not been obtained.

               () Governmental Consents, etc.  Except as set forth on
Schedule 6.01E, the execution, delivery and performance of each of the Loan Documents to which the Company or any of the Company's Subsidiaries is a party do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except
(i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, shall be made, obtained, or given and (ii) filings necessary to perfect security interests in the Collateral to the extent that such security interests may be perfected by filings. None of the Company or any of the Company's Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur the Obligations or its ability to consummate the transactions contemplated in the Loan Documents.

               () Accommodation Obligations; Contingencies. Except as set forth on Schedule 1.01.1, none of the Company or any of the Company's Subsidiaries has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in its financial statements dated December 31, 1997 delivered to the Administrative Agent or otherwise disclosed to the Administrative Agent, the CoAgents and the Lenders in the other Schedules hereto, which has or is reasonably likely to have a Material Adverse Effect, except as permitted pursuant to Section 9.01 or 9.05 hereof.

               () Restricted Junior Payments. None of the Company or any of the Company's Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or Property of the Company or such Subsidiary for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 9.06 hereof, except in connection with the Recapitalization Transactions.

               () Financial Position. () The Company's pro forma estimated balance sheet and the notes thereto referred to in Section 5.01(a)(ii) was prepared in good faith and fairly presents on a pro forma basis (after giving effect to the transactions contemplated herein) as of the Effective Date the Company's consolidated financial condition, based on the information available to the Company at the time so furnished.

               () The Company's Projections were prepared in good faith and are based upon facts and assumptions that were reasonable in light of the then current and foreseeable business conditions of the Company and represented management's reasonable best estimate of the projected financial performance of the Company and its Subsidiaries based on the information available to the Company at the time so furnished.

               () Litigation; Adverse Effects.  Except as set forth in
Schedule 6.01I or as disclosed on Schedule 6.01O, (A) there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers, threatened against the Company or any of the Company's Subsidiaries or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents or (ii) which has had or is reasonably likely to have a Material Adverse Effect and (B) none of the Company or any of the Company's Subsidiaries is (i) in violation of any applicable Requirements of Law which violation has had or is reasonably likely to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which has had or is reasonably likely to have a Material Adverse Effect.

               () No Material Adverse Change. Since December 31, 1997, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect (other than any such change resulting from the consummation of the Recapitalization Transactions).

               () Payment of Taxes. Except as set forth in Schedule 6.01K, all tax returns and reports of each of the Company and the Company's Subsidiaries required to be filed have been timely filed, and all such tax returns and reports are true and correct in all material aspects. All taxes, assessments, fees and other governmental charges of every kind and nature imposed upon their respective Property, business, income and franchises which are due and payable have been paid, other than such taxes, assessments, fees and other governmental charges (i) which are being contested in good faith by the Company or such Subsidiary, as the case may be, by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and (ii) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made. The Company has no knowledge of any proposed tax assessment against the Company or any of the Company's Subsidiaries that would have or is reasonably likely to have a Material Adverse Effect.

               () Performance. None of the Company or any of the Company's Subsidiaries has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any Contractual Obligation applicable to it or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation; in each case, except where such default or defaults, if any, would not have or are not reasonably likely to have a Material Adverse Effect.

               () Disclosure. The representations and warranties of each of Holdco, the Company and the Company's Subsidiaries contained in the Loan Documents, and all schedules, certificates and documents delivered to the Administrative Agent, the CoAgents and the Lenders pursuant to the terms hereof and the other Loan Documents do not contain any statement of a material fact untrue when made or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading when made.

               () Requirements of Law. Each of the Company and the Company's Subsidiaries is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate would have or is reasonably likely to have a Material Adverse Effect.

               () Environmental Matters. Except as set forth in Schedule 6.01-O and except for matters, conditions, operations and noncompliance which would not have or be reasonably likely to have a Material Adverse Effect:

               () the operations of the Company and the Company's Subsidiaries comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

               () the Company and each of the Company's Subsidiaries have obtained or have taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and each of the Company and each of the Company's Subsidiaries are currently in compliance in all material respects with all terms and conditions of such Permits;

               () none of the Company or the Company's Subsidiaries or any of their respective operations or present Property or, to the knowledge of the Company or any of the Company's Subsidiaries, their past Property, are subject to any judicial or administrative proceeding, order, judgment, decree, or other agreement, or to the knowledge of the Company or any of the Company's Subsidiaries, any investigation, alleging or addressing (i) a material violation of any Environmental, Health or Safety Requirement of Law; (ii) any Remedial Action; or (iii) any material Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment nor has the Company or the Company's Subsidiaries received any notice of the foregoing;

               () none of the Company or the Company's Subsidiaries is the owner or operator of any Property which has any of the following:

                    (i) any past or present on-site generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent;

                   (ii) any present or known past landfill, waste-pile, underground storage tank or surface impoundment;

                  (iii) any asbestos-containing material; or

                   (iv) any polychlorinated biphenyls (PCBs) used by the Company or the Company's Subsidiaries in hydraulic oils, electrical transformers or other Equipment of the Company or the Company's Subsidiaries;

               () no Environmental Lien has attached to any Property of the Company or any of the Company's Subsidiaries;

               () there have been no Releases of any Contaminants into the environment in reportable quantities by the Company or the Company's Subsidiaries;

               () the Company and the Company's Subsidiaries have no material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

               () to the knowledge of the Company, the Company and the Company's Subsidiaries have not sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS"), or any similar state list;

               () to the knowledge of the Company, none of the Company's or the Company's Subsidiaries' present or past Property is listed or proposed for listing on the NPL pursuant to CERCLA or on the CERCLIS or any similar state list of sites that requires Remedial Action, and the Company and the Company's Subsidiaries are presently unaware of any conditions on such Property which would qualify such Property for inclusion on any such list.

               () none of the Company or the Company's Subsidiaries is subject to any Environmental Property Transfer Act as a result of the transactions contemplated by the Loan Documents or to the extent such acts are applicable to any such Property upon which a Lien will be or has been granted in connection with the transactions contemplated by the Loan Documents, the Company has fully complied with the requirements of such acts.

               () ERISA Matters. Neither the Company nor any ERISA Affiliate maintains or contributes to any Plan and its related trust, if applicable, other than those listed on Schedule 6.01P hereto. Each Plan and its related trust, if applicable, which is intended to be qualified under Sections 401(a) and 501(a) of the Internal Revenue Code as currently in effect received a favorable determination letter from the IRS as to its qualified status, or such a letter will be applied for with the IRS for the Plan and its related trust on or before December 31, 1994. Except as disclosed in Schedule 6.01P, neither Company nor any ERISA Affiliate knows of any reason why such Plans or trusts are no longer qualified or exempt following such determination by the IRS. Except as disclosed in Schedule 6.01P, neither the Company nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section
601 of ERISA. Except as disclosed in Schedule 6.01P the Company and all of its ERISA Affiliates are in compliance with the responsibilities, obligations or duties imposed on them by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans, except where the failure to so comply individually or in the aggregate would have or is reasonably likely to have a Material Adverse Effect. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Except as disclosed in Schedule 6.01P, neither the Company nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, which prohibited transaction has had or is reasonably likely to have a Material Adverse Effect or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Company nor any ERISA Affiliate has any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA with respect to a Benefit Plan. Neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.
Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Company nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Company nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. The Company has made available to the Administrative Agent copies of all of the following: each Benefit Plan and related trust agreement
(including all amendments to such Plan and trust) in existence, or for which the Company or any ERISA Affiliate has taken any corporate action to authorize the adoption thereof, as of the Effective Date and in respect of which the Company or any ERISA Affiliate is currently an "employer" as defined in section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by the Company or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by the Company and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to the Company or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees of the Company or any of its Subsidiaries after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

               () Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance with all Requirements of Laws applicable thereto and the respective requirements of the governing documents for such Plan, except where the failure to so comply individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan maintained by the Company, any of its subsidiaries or any ERISA Affiliate, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. No such plan has aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, which have or are reasonably likely to have a Material Adverse Effect. There are no actions, suits or claims pending or, to the knowledge of the Borrowers or any of the Subsidiary Guarantors, threatened against the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan which have had or are reasonably likely to have a Material Adverse Effect.

               () Labor Matters. Except as set forth in Schedule 6.01R, as of the Effective Date there is no collective bargaining agreement covering any of the employees of the Company or any Subsidiary of the Company.

               () Securities Activities. None of the Company or any of the Company's Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

               () Solvency. After giving effect to the transactions contemplated in the Loan Documents (including, without limitation, the issuance of the Subordinated Notes and the consummation of the Stock Repurchase) and the Loans to be made on the Effective Date or such other date as Loans requested hereunder are made and the disbursement of the proceeds of such Loans pursuant to the Company's instructions, each of the Borrowers and the Subsidiary Guarantors is Solvent.

               () Patents, Trademarks, Permits, Etc.; Government Approvals.
() The Company and each of the Company's Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of their businesses as currently conducted except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.01U, no claims are pending or, to the best of Company's knowledge, threatened in writing that the Company or any of its Subsidiaries is infringing upon the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims which would not have or are not reasonably likely to have a Material Adverse Effect.

               () Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders, the transactions contemplated by the Loan Documents shall not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes by the Company or any of the Company's Subsidiaries in any manner which would have or is reasonably likely to have a Material Adverse Effect.

               () Properties. Each of the Company and the Company's Subsidiaries has good, and in the case of Real Property, indefeasible title to all of its Property (tangible and intangible) owned by it or a valid leasehold interest in all of its leased Property (except insofar as indefeasibility may be limited by any laws or regulations of any Governmental Authority affecting such Property), and all such Property is free and clear of all Liens, except Liens securing the Obligations and Liens permitted under Section 9.03.
Schedule 6.01V contains a true and complete list of all of the Real Property owned in fee simple by each of the Company and the Company's Domestic Subsidiaries as of the Effective Date with a book value in excess of $500,000, and a true and complete list of all Leases in effect on the Effective Date which, pursuant to the terms thereof, have annual rental payments in excess of $750,000. Substantially all of the assets and Property owned by or leased to the Company and each such Subsidiary and being used by the Company or each such Subsidiary are in adequate operating condition and repair, reasonable and ordinary wear and tear excepted, and are free and clear of any known defects except such defects that do not substantially interfere with the continued use thereof in the conduct of normal operations of the Company or such Subsidiaries. Except for Liens granted to the Administrative Agent neither this Agreement nor any other Loan Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of the Company or any such Subsidiary in and to any of such Properties in a manner that has or is reasonably likely to have a Material Adverse Effect.

               () Insurance. Schedule 6.01W accurately sets forth as of the date of such schedule all insurance policies and programs (including self-insurance programs) currently in effect with respect to the respective Properties and business of the Company and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer, if any, and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) the annual premium, if any, with respect thereto. Such insurance policies and programs are, except as disclosed on
Schedule 6.01W, in amounts sufficient to cover the replacement value of the respective Properties of the Company and its Subsidiaries in excess of deductible amounts.

               () Pledge of Collateral. The grant and perfection of the security interests in the Capital Stock of each of the Company's Subsidiaries constituting a portion of the Collateral for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks, the Lenders and the other Holders, as contemplated by the terms of the Loan Documents, are not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.

               () Transactions with Affiliates. Schedule 6.01Y lists as of the Effective Date each existing material agreement and arrangement that is in effect on the Effective Date that any of the Company or the Company's Subsidiaries has entered into with any of their respective Affiliates. The Administrative Agent shall have the right to request a true, accurate and complete copy of each existing written agreement or arrangement set forth on
Schedule 6.01Y and a true, accurate and complete description of each existing or proposed agreement or arrangement set forth in Schedule 6.01Y that is not in writing.

               (z) Subordinated Notes. The Subordinated Note Indenture has been duly executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors' rights generally, and to general principles of equity, is in full force and effect. No material term or condition in the Subordinated Note Indenture has been amended, modified or waived from the form of such indenture approved in writing by the Lenders, except as permitted under Section 9.16.
The Company has performed and complied in all material respects with all the terms, provisions, agreements and conditions set forth in the Subordinated Note Indenture and required to be performed or complied with by the Company and no default, event of default or breach of any covenant by any such party exists thereunder. The Subordinated Notes have been duly issued in accordance with the terms of the Subordinated Note Indenture and are subordinated to the Obligations.

               (aa) Merger Documents. Each of the Merger Documents to which the Company or any of the Company's Subsidiaries is a party has been duly executed and delivered on behalf of the Company or such Subsidiary, as the case may be, and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors' rights generally, and to general principles of equity, and is in full force and effect. No material term or condition in the Merger Documents affecting the Company or any of the Company's Subsidiaries has been amended, modified or waived from the terms and conditions contained in the Merger Documents delivered to the Administrative Agent and the Lenders pursuant to this Agreement, except as permitted under
Section 9.16. Each of the Company and the Company's Subsidiaries that is a party to the Merger Documents and, to the best of the Company's knowledge, all other parties thereto have performed and complied in all material respects with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before August 17, 1998, and no default, event of default or breach of any covenant by any such party exists thereunder that has or could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Merger Documents do not and shall not (i) conflict with the Constituent Documents of the Company or any of its Subsidiaries, (ii) require any approval of the Company's equity holders that has not been obtained; (iii) violate any material provision of, or require any filing, registration, consent or approval that has not been obtained under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award having applicability to the Company or any of its Subsidiaries, or (iv) result in a breach of or constitute a default or require any consent under material contract, agreement, lease or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected. As of August 17, 1998, the representations and warranties of the Company and to the best of the Company's knowledge, Holdco, contained in the Merger Documents do not contain any statement of a material fact untrue when made or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading when made.

               (bb) 1998 Subordinated Notes. The 1998 Subordinated Note Indenture has been duly executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors' rights generally, and to general principles of equity, and is in full force and effect. No material term or condition in the 1998 Subordinated Note Indenture has been amended, modified or waived from the form of such indenture approved in writing by the Lenders, except as permitted under Section 9.16. The Company has performed and complied in all material respects with all the terms, provisions, agreements and conditions set forth in the 1998 Subordinated Note Indenture and required to be performed or complied with by the Company and no default, event of default or breach of any covenant by any such party exists thereunder. The 1998 Subordinated Notes, when issued, have been duly issued in accordance with the terms of the 1998 Subordinated Note Indenture and are subordinated to the Obligations.

               (cc) Y2K Compliance. Except as disclosed on Schedule 6.01CC, the Company:

               (i) has reviewed, or has caused its Subsidiaries to review, the computer systems necessary for its operations and the operations of its Subsidiaries taken as a whole to determine whether such are Y2K Compliant;

              (ii) has arranged or will arrange for the replacement, repair or upgrade of such computer systems that are not Y2K Compliant, and for any necessary testing of such computer systems, in order to assure that computer systems necessary to the business of the Company and its Subsidiaries taken as a whole are Y2K Compliant or will be Y2K Compliant prior to September 30, 1999, except for such noncompliance that would not have a Material Adverse Effect;

             (iii) has identified those of its customers, suppliers and others whose failure to be Y2K Compliant would have a Material Adverse Effect and has inquired of them whether their computer systems necessary for their business relationship with the Company and its Subsidiaries are Y2K Compliant, and upon request of the Administrative Agent will provide to the Administrative Agent a summary of the results of such inquiries;

              (iv) will develop and implement a contingency plan for action to be taken by the Company and its Subsidiaries in the event that any of the computer systems of the Company and the Subsidiaries referred to in clause (ii) above or the computer systems of others referred to in clause (iii) above necessary for their business relationship with the Company and its Subsidiaries are not Y2K Compliant; and

               (v) has no reason to believe, and does not believe, that it will be unable to repair, replace or upgrade its computer systems described in clause (ii) above or perform any necessary testing on its computer systems or implement any contingency plan referred to in clause (iv) above, except for any inability that would not have a Material Adverse Effect.

                                  ARTICLE

                            REPORTING COVENANTS

               The Company covenants and agrees that so long as any Revolving Credit Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto or shall have waived compliance:

               7.0. Financial Statements. The Company shall maintain, and shall cause each of the Company's Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements on a business unit basis and proper books of records and account and each of the financial statements described below shall be prepared from such system and records. The Company shall deliver or cause to be delivered to the Administrative Agent, with sufficient copies for the Lenders, each of the following within the time periods set forth below (which upon the written consent of the Administrative Agent may be extended for up to fifteen (15) additional days):

               () [Intentionally omitted].

               () Quarterly Reports. Within fifty (50) days after the end of each of the first three fiscal quarters of each Fiscal Year, the consolidated and consolidating balance sheets of the Company and its Subsidiaries and divisions by business unit as at the end of such period and the related consolidated and consolidating statements of income and cash flow of the Company and its Subsidiaries and divisions by business unit (in respect of the consolidating cash flow statements, in the format customarily prepared by the Company for internal reporting purposes) for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, and for the corresponding period during the previous Fiscal Year, all certified by the chief financial officer, treasurer or controller of the Company as fairly (subject to normal year end adjustments) presenting in all material respects the consolidated and consolidating financial position of the Company and its Subsidiaries and divisions by business unit as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.

               () Annual Reports. Within ninety-five (95) days after the end of each Fiscal Year, (i) audited consolidated financial statements of the Company and its Subsidiaries certified by KPMG Peat Marwick or other independent certified public accountants of recognized national standing reasonably acceptable to the CoAgents, which report shall be certified without qualification or modification as to scope of audit and as to the Company being a going concern and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) annual consolidating financial statements of the Company and its Subsidiaries and divisions, by business unit, prepared by the Company.

               () Officer's Certificate. Together with each delivery of any financial statement pursuant to paragraphs (b) and (c) of this Section 7.01, an Officer's Certificate of the Company substantially in the form of Exhibit I (the "Compliance Certificate"), signed by the Company's chief financial officer, treasurer or controller and setting forth calculations for the period then ended, if applicable, for the Leverage Ratio (for purposes of determining the Applicable Base Rate Margin, the Applicable Eurocurrency Rate Margin and the Unused Commitment Fee Rate), Section 3.01(b) (including, without limitation, calculations of Net Cash Proceeds and mandatory prepayments and commitment reductions), the negative covenants of Article IX and the financial covenants of Article X (including, without limitation, calculations made to reflect changes in GAAP from GAAP in effect on the Effective Date). In addition, within 50 days after the end of May 31, 1999, the Company shall deliver a Compliance Certificate signed by the Company's chief financial officer, treasurer or controller and setting forth calculations for the twelve-month period then ended for the Leverage Ratio (for purposes of determining the Applicable Base Rate Margin, the Applicable Eurocurrency Rate Margin and the Unused Commitment Fee Rate).

               () Business Plans; Financial Projections. Within (x) 10 Business Days prior to the end of each Fiscal Year, a preliminary draft of each of the following, and (y) 55 days after the end of each Fiscal year, each of the following:

               () a consolidated annual budget (in the format customarily utilized by the Company for making financial projections) of the Company and its Subsidiaries for the succeeding Fiscal Year, displaying on a quarterly basis anticipated balance sheets, and on a monthly and quarterly basis forecasted revenues, operating income and cash flow, all for each business unit of the Company and its Subsidiaries and

               () a forecast (in the format customarily utilized by the Company for making financial projections) of balance sheets, income statements and cash flow statements of the Company and its Subsidiaries on a consolidated basis for each fiscal month in such Fiscal Year and on an annual basis and for each business unit of the Company and its Subsidiaries for each of the next succeeding Fiscal Years up to and including the Fiscal Year during which it is anticipated that the Obligations will be paid in full;

               () Accountant's Statement. Together with each delivery of the financial statements referred to in Section 7.01(c), a written statement of KPMG Peat Marwick or another firm of independent certified public accountants of recognized national standing acceptable to the CoAgents giving the report stating (i) that their audit examination has included a review of the terms hereof as it relates to accounting matters and (ii) whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof. The statement referred to above shall be accompanied by a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such accountants in connection with such financial statements. Upon prior notice to the Company and, at the Company's option, in the Company's presence, the Company shall authorize Administrative Agent, each CoAgent and each Lender to communicate directly with such accountants.

               7.0. Notice of Events of Default. Within five (5) Business Days after any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Company (i) obtains knowledge of any condition or event which constitutes an Event of Default or Default, or receives notice from any Lender, any Issuing Bank, either CoAgent or the Administrative Agent with respect to a claimed Event of Default or Default, (ii) obtains knowledge that any Person has given any written notice to the Company or any Domestic Subsidiary or taken any other action with respect to a claimed default or event or condition of the Type referred to in
Section 11.01(e) or (iii) obtains knowledge of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Company shall deliver to the Administrative Agent an Officer's Certificate specifying
(A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action the Company has taken, is taking or proposes to take with respect thereto.

               7.0. Lawsuits. (i) Within twenty (20) Business Days after the Company obtains knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of the Company's Subsidiaries or any Property of the Company or any of the Company's Subsidiaries not previously disclosed pursuant to Section 6.01(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company's reasonable judgment, the Company or any of the Company's Subsidiaries to liability in an amount aggregating $10,000,000 or more, the Company shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable the Administrative Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.03, the Company upon request of the Administrative Agent shall as soon as practicable give to the Administrative Agent written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it to enable the Administrative Agent and its counsel to evaluate such matters.

               7.0. Insurance. Within ninety (90) days (or, upon the written consent of the Administrative Agent, up to an additional fifteen (15) days) after the end of each Fiscal Year ending after the Effective Date, the Company shall deliver to the Administrative Agent (i) a report in form and substance satisfactory to the Administrative Agent, the CoAgents and the Lenders outlining all material insurance coverage (including any self-insurance provided by the Company) maintained as of the date of such report by the Company and its Subsidiaries and the duration of such coverage and (ii) to the extent such insurance coverage is not provided by the Company, an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid.

               7.0. ERISA Notices. The Company shall deliver or cause to be delivered to the Administrative Agent, at the Company's expense, the following information and notices within twenty (20) Business Days after:

               () the Company or any ERISA Affiliate knows or has reason to know after diligent inquiry that a Termination Event has occurred, a written statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

               () the Company or any ERISA Affiliate knows or has reason to know after diligent inquiry that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Company describing such transaction and the action which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

               () the filing thereof with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

               () receipt by the Company or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

               () the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Company or any ERISA Affiliate with respect to such request;

               () the occurrence thereof, notification of any material increase in the benefits of any existing Plan or the establishment of any new Plan (excluding supplemental employee retirement plans which are not material) or the commencement of contributions to any Plan (excluding supplemental employee retirement plans which are not material) to which the Company or any ERISA Affiliate was not previously contributing;

               () receipt by the Company or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

               () receipt by the Company or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

               () receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

               () the Company or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

               () the Company or any ERISA Affiliate knows or has reason to know after diligent inquiry (a) a Multiemployer Plan has been terminated,
(b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

               () receipt by the Company of a written notice from the Administrative Agent, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by the Administrative Agent in such notice.

For purposes of clause (i) of this Section 7.05, the Company and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Company or any ERISA Affiliate is the plan sponsor.

               7.0. Environmental Notices. () The Company shall notify the Administrative Agent in writing, within twenty (20) Business Days after the Company learns thereof, of any of the following:

               () written notice or claim by a Governmental Authority or any third party to the effect that the Company or any of the Company's Subsidiaries is or may be liable to any Person, or is subject to an investigation by a Governmental Authority, relating to a material Release or threatened material Release of any Contaminant into the environment;

               () written notice that any Property of the Company or any of the Company's Subsidiaries is subject to an Environmental Lien;

               () commencement or written threat of any judicial or administrative proceeding alleging a material violation by the Company or any of the Company's Subsidiaries of any Environmental, Health or Safety Requirement of Law;

               () new and material changes to any existing Environmental, Health or Safety Requirement of Law that would reasonably be expected to have a Material Adverse Effect; or

               () any intent to execute an agreement, letter of intent or commitment to acquire stock, Property, or to lease Real Property, or to take any other action by the Company or any of its Subsidiaries that would subject the Company or any of the Company's Subsidiaries to environmental, health or safety Liabilities and Costs that would reasonably be expected to have a Material Adverse Effect.

               () The Company shall notify the Administrative Agent, in writing, within 20 Business Days after any filing or report made by the Company or any of its Subsidiaries with any Governmental Authority with respect to (i) the material violation of any Environmental, Health or Safety Requirement of Law, (ii) any material unpermitted Release or threatened Release of a Contaminant or (iii) any material unsafe or unhealthful condition at any Property of the Company or its Subsidiaries;

               7.0. Labor Matters. The Company shall notify the Administrative Agent in writing, promptly after the Company knows of, of
(i) any material labor dispute to which the Company or any of its Subsidiaries is or is reasonably likely to become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material liability related to Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of such Persons.

               7.0. Public Filings and Reports. Promptly upon the filing thereof with the Securities and Exchange Commission or the mailing thereof to the public shareholders or debtholders of the Company generally, the Company shall deliver to the Administrative Agent, with copies sufficient for each of the Lenders, copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of the Company other than amendments to this Agreement and any amendments to management contracts, compensatory plans or other plans in which directors or officers of the Company or its Subsidiaries participate, which filings shall be delivered to the Administrative Agent, with copies sufficient for each of the Lenders, promptly upon the request of the Administrative Agent.

               7.0.  Ongoing Y2K Reports.   The Company, at the request of the
Administrative Agent, which request shall be made no more frequently than semi-annually, will certify to the Administrative Agent that the representation and warranty contained in Section 6.01(cc) remains true and correct and, if exceptions were set forth on Schedule 6.01CC, the progress made since the prior report with respect to the elimination thereof on or prior to September 30, 1999.

               7.. Other Information. As soon as reasonably practical after receipt of a request therefor from the Administrative Agent, the Company shall prepare and deliver to the Administrative Agent such other information with respect to the Company, any of the Company's Subsidiaries or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent.

                                  ARTICLE

                           AFFIRMATIVE COVENANTS

               Each of the Borrowers covenants and agrees (with respect to those covenants set forth below applicable to itself and its Subsidiaries) that so long as any Revolving Credit Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent or shall have waived compliance:

               8.0. Corporate Existence, Etc. () The Company shall, and shall cause each Subsidiary Guarantor to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to their respective businesses;

               () The Company shall cause each Non-Guarantor Domestic Subsidiary at all times to maintain its respective corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its respective business, except where the Board of Directors of such Non-Guarantor Domestic Subsidiary determines that the maintenance or preservation of its business is not in the best interest of the Company or such Non-Guarantor Domestic Subsidiary;

               () Each Foreign Borrower shall, and the Company shall cause each Foreign Subsidiary at all times to, maintain its respective corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its respective rights and franchises material to its business;

except in each instance described in clauses (a) through (c) above, where the failure to so maintain or preserve would not have or be reasonably likely to have a Material Adverse Effect.

               8.0. Corporate Powers; Conduct of Business, Etc. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

               8.0. Compliance with Laws, Etc. The Company shall, and shall cause each of its respective Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for such Person's operations and maintain such Permits in good standing, except, in the case of (a) and (b) above, where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

               8.0. Payment of Taxes and Claims; Tax Consolidation. The Company shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty or interest for late payment (except as such penalty or interest relates to underpayment of estimated tax payments) accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any of the Company's or such Subsidiary's Property, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by the Company or such Subsidiary, as the case may be, by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Company shall not and shall not permit any Subsidiary of the Company to, file or consent to the filing of any combined, unitary, or consolidated income tax return with any Person (other than the Company and its Subsidiaries).

               8.0. Insurance. The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 6.01-W or substantially similar policies and programs or other policies and programs as are acceptable to the Administrative Agent. Each certificate and policy relating to Property damage and boiler and machinery insurance shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders and naming the Administrative Agent as an additional insured under such policy and providing that no act, whether willful or negligent, or default of the Company, any of its Subsidiaries or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Each certificate and policy relating to coverages other than the foregoing shall contain an endorsement naming the Administrative Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Administrative Agent shall provide that the insurance companies shall give the Administrative Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be canceled or altered adversely to the interests of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders. In the event that the Company or any of its Subsidiaries, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute Protective Advances and be part of the Obligations, payable as provided herein.

               8.0. Inspection of Property; Books and Records; Discussions. The Company shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent or any Lender to visit and inspect any of the Properties of such Person, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Loan Documents (including, in connection with environmental compliance, hazard or liability) (in each case, except such documents and data required to be maintained as confidential or such documents as contain privileged or legally protected communications), and to discuss their affairs, finances and accounts with their officers and, in the presence of the Company or such Subsidiary, their independent certified public accountants, all of the foregoing upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. All reasonable costs and expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, in each case as a result of such inspection, audit or examination conducted pursuant to this
Section 8.06 shall be paid by the Company.

               8.0. Insurance and Condemnation Proceeds. The Company hereby directs (and, if applicable, shall cause its Domestic Subsidiaries to direct) all insurers under policies of Property damage and boiler and machinery insurance and payors of any condemnation claim or award relating to the Property of the Company and its Domestic Subsidiaries to pay all proceeds payable under such policies or with respect to such claim or award for any loss directly to the Administrative Agent, for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks, the Lenders and the other Holders, except to the extent such proceeds, claims or awards are required to be paid to alternate loss payees pursuant to the terms of any purchase money Indebtedness or Capital Lease permitted under Section 9.01(vi) or any Operating Lease permitted hereunder, in each case solely with respect to the Property covered by such Indebtedness, Capital Lease or Operating
Lease; and in no case to the Company or one or more of its Subsidiaries. The Administrative Agent shall, upon receipt of such proceeds and at the Company's direction, either apply the same to the principal amount of the Revolving
Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Credit Availability in an amount equal to such application (the "Decision Reserve") or hold such proceeds as Cash Collateral for the Obligations; provided, however, claims and awards not in excess of $5,000,000 per occurrence or (series of related occurrences) shall be remitted to the Company within a reasonable time following the Administrative Agent's receipt thereof. For up to 180 days after the date of any loss (the "Decision Period"), the Company may notify the Administrative Agent that it intends to restore, rebuild or replace the Property subject to the receipt of any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Administrative Agent detailed information, including a construction schedule and cost estimates. Should the Company notify the Administrative Agent that it has decided not to rebuild or replace such Property during the Decision Period, or should the Company fail to notify the Administrative Agent of the Company's decision during the Decision Period, then the amounts held as Cash Collateral or as the Decision Reserve shall automatically be applied as a mandatory prepayment of the Loans pursuant to
Section 3.01(b)(i).  In the event the Company notifies the Administrative
Agent that it intends to rebuild or replace such Property during the Decision Period, proceeds held as Cash Collateral or constituting the Decision Reserve shall be disbursed as necessary; provided, however, should a Default or an Event of Default occur after the Company has notified the Administrative Agent that it intends to rebuild or replace such Property, the Decision Reserve or Cash Collateral may, at the Administrative Agent's discretion, or shall, upon the direction of Requisite Lenders, be applied as a mandatory prepayment of the Loans pursuant to Section 3.01(b)(i). In the event the Decision Reserve is to be used to rebuild or replace such Property or applied as a mandatory prepayment of the Loans, the Company shall be deemed to have requested Revolving Loans in an amount equal to the Decision Reserve, and, in the case of a mandatory prepayment of the Loans, such Revolving Loans shall be made regardless of any failure of the Company to meet the conditions set forth in
Section 5.02. Upon completion of the restoration, rebuilding or replacement of such Property, the unused proceeds held as Cash Collateral shall constitute Net Cash Proceeds and shall be applied as a mandatory prepayment of the Loans pursuant to Section 3.01(b)(i).

               8.0. ERISA Compliance. The Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

               8.0. Foreign Employee Benefit Plan Compliance. The Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to establish, maintain and operate all Foreign Employee Benefit Plans to comply with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

               8.. Maintenance of Property. The Company shall cause all Property used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof; provided, however, that nothing in this Section shall prevent the Company or such Subsidiary from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Company or such Subsidiary, necessary or appropriate in the conduct of its business or the business of such Subsidiary.

               8.. Condemnation. Promptly upon learning of the institution of any proceeding for the condemnation or other taking of any of the (a) owned Real Property of the Company or any of its Domestic Subsidiaries with a book value in excess of $500,000 or (b) leased Real Property of the Company or any of its Domestic Subsidiaries for which the annual rental payments of the applicable Lease exceed $750,000, the Company shall notify the Administrative Agent of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time shall deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

               8.. Future Liens on Real Property. After the Effective Date, with respect to Real Property located in the United States, at least fifteen
(15) Business Days prior to the entering into of any Lease by the Company or any of the Subsidiary Guarantors with respect to which the annual rental payments are anticipated to equal or exceed $750,000, or the acquisition of any Real Property acquired by the Company or any of the Subsidiary Guarantors after the date hereof and located in the United States with a book value in excess of $2,000,000, the Company shall, and shall cause each of the Subsidiary Guarantors to, provide the Administrative Agent written notice thereof and with respect to any such Lease, the Company or such Subsidiary Guarantor agrees to use its best efforts in negotiating such Lease to obtain the consent of the landlord or owner of such Real Property, as the case may be, to the granting of a Lien on such Lease in favor of the Administrative Agent. Upon written request of the Administrative Agent, and, in the case of any Lease, provided that the landlord or owner, as the case may be, of the Real Property to which such Lease relates, has provided its written consent to the granting of a Lien on such Lease, the Company shall, and shall cause each of the Subsidiary Guarantors to, execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders, immediately upon the acquisition or lease of such Real Property (other than Real Property acquired with the proceeds of Indebtedness permitted by Section 9.01(vi) and subject to a Lien permitted by Section 9.03(iv)) a mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien upon any such Real Property, together with such Title Policies, certified Surveys, and local counsel opinions with respect thereto and such other agreements, documents and instruments which the Administrative Agent deems necessary or desirable, the same to be in form and substance substantially the same as the mortgages and other Loan Documents relating to Real Property of the Company and the Subsidiary Guarantors executed and delivered in connection with this Agreement, and to be subject only to (i) Liens permitted under Section 9.03 and (ii) such other Liens as the Administrative Agent may reasonably approve, it being understood that the granting of such additional security for the Obligations pursuant to this
Section 8.12 is a material inducement to the execution and delivery of this Agreement by each Lender.

               8.. Future Liens on Personal Property. (a) The Company shall, and shall cause each of the Subsidiary Guarantors to, provide to the Administrative Agent, for the benefit of the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders (i) a Lien upon the personal Property located in the United States of each Subsidiary Guarantor becoming party to the Subsidiary Guaranty after the Effective Date, pursuant to a Security Agreement substantially in the form of the Subsidiary Security Agreement dated as of November 21, 1994, as amended, delivered in connection with the Existing Credit Agreement or its predecessor, together with such other agreements, documents and instruments which the Administrative Agent deems necessary or desirable, the same to be in form and substance substantially the same as the Loan Documents relating to personal Property of the other Subsidiary Guarantors executed and delivered in connection with this Agreement, and to be subject only to Liens permitted by Section 9.03 and such other Liens as the Administrative Agent may reasonably approve and (ii) a pledge of (A) 100% of the Capital Stock of any Non-Guarantor Domestic Subsidiary or domestic Permitted Joint Venture (other than Thermalex or Thermal Components, Inc.) held by the Company or any Subsidiary Guarantor and
(B) all of the Capital Stock of (I) any Foreign Borrower held by the Company or any Subsidiary Guarantor and (II) any other Foreign Subsidiary or foreign Permitted Joint Venture held by the Company or any Subsidiary Guarantor with net assets with an aggregate book value in excess of $10,000,000 (but in either case no greater than 65% of the outstanding Capital Stock of such Subsidiary or joint venture shall be pledged as security for the Obligations), pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, together with such other agreements, documents and instruments which the Administrative Agent deems necessary or desirable, and
(b) the Company shall cause any Wholly Owned Domestic Subsidiary (other than Thermal Components, Inc.) with net assets with an aggregate book value in excess of $5,000,000 to become a Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty, it being understood that the granting of the additional security for the Obligations pursuant to this Section 8.13 is a material inducement to the execution and delivery of this Agreement by each Lender.

               8.. Landlord Waivers. In connection with the Existing Credit Agreement (or any predecessor thereof), on or prior to the Effective Date, the Company has obtained and delivered to the Administrative Agent landlord waivers (with copies of the relevant leases attached) in form and substance reasonably satisfactory to the Administrative Agent relating to the Company's Leases, except for landlord waivers that the Company, despite its best efforts as of the Effective Date, was unable to obtain. The Company shall use its best efforts to obtain and deliver to the Administrative Agent landlord waivers (with copies of the relevant Lease attached) with respect to any Lease entered into after the Effective Date which relates to a location in which there is, or is reasonably expected to be, Collateral with a book value of $3,000,000 or more.

               8.. Environmental Compliance. The Company and the Company's Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where the failure to so comply would not have or be reasonably likely to have a Material Adverse Effect.

               8.. PostClosing Matters. To the extent not delivered prior to or on the Effective Date, the Company shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each of the agreements, instruments, opinions and other documents listed under the heading "Postclosing Matters" on the List of Closing Documents attached hereto as Exhibit H within the time periods set forth on such List of Closing Documents.

               8.. Permitted Acquisitions. () In addition to any other limitation set forth in this Agreement, neither the Company nor any of its Domestic Subsidiaries shall, in connection with any Permitted Acquisition, enter into any acquisition or purchase agreement providing for a Permitted Acquisition which does not allow for the assignment of the Company's or such Subsidiary's rights thereunder to the Administrative Agent as security for the Obligations.

               () On the Funding Date for any Borrowing of Revolving Loans for the purpose of consummating a Permitted Acquisition (or, if no Revolving Loans are being used for such purpose, then on the date of the consummation of such Permitted Acquisition), the purchase price of which is in excess of $5,000,000
(i) the Administrative Agent shall have received an Officer's Certificate certifying that (a) the acquisition meets the requirements of the definition of Permitted Acquisition (setting forth detailed calculations of all financial covenants), (b) such acquisition complies with the requirements of Sections
9.12 and 9.17 and (c) the liabilities of the type referred to in Sections 9.12 and 9.17 with respect to such Permitted Acquisition and any other liabilities assumed in connection with such Permitted Acquisition do not or are not reasonably likely to have a Material Adverse Effect, (ii) the Company shall have delivered to the Administrative Agent copies of (or to the extent unavailable, forms of) all material documentation evidencing the Permitted Acquisition, including, without limitation, the relevant acquisition or purchase agreement, corporate resolutions approving such Permitted Acquisition and opinions of counsel delivered in connection therewith (and the Company will use reasonable efforts to enable the Administrative Agent and the Lenders to be entitled to rely thereon) each certified by the Secretary or Assistant Secretary of the Company to be either (A) true and correct copies of such documents in full force and effect or (B) substantially in the form of the final documentation evidencing such Permitted Acquisition (provided that any such final documentation not delivered to the Administrative Agent on the Funding Date shall be delivered to the Administrative Agent no later than twenty (20) Business Days after the Funding Date for any domestic acquisition and within three Business Days of the receipt of the same for any foreign acquisition) and (iii) the Company shall have delivered to the Administrative Agent copies of all material business and financial information (with appropriate supporting detail) relating to the business purchased in the Permitted Acquisition as the Administrative Agent may reasonably request.

                                  ARTICLE

                            NEGATIVE COVENANTS

               Each of the Borrowers covenants and agrees (with respect to those covenants set forth below applicable to itself and its Subsidiaries) that it shall comply with the following covenants so long as any Revolving Credit Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless (except as otherwise provided below) the Requisite Lenders shall otherwise give prior written consent thereto or shall have waived compliance:

               9.0. Indebtedness. None of the Company or any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

               () the Obligations;

               () Permitted Existing Indebtedness, and any extensions, renewals, refundings or replacements of Permitted Existing Indebtedness; provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Company or such Subsidiary than the terms of, the Permitted Existing Indebtedness so extended, renewed, refunded or replaced;

               () Non-Facility Letters of Credit for which a Non-Facility Letter of Credit Reserve has been established by the Administrative Agent following receipt of a written notice from the Company instructing the Administrative Agent to establish such reserve; provided, however, the aggregate amount available for drawing under all Letters of Credit and Non-Facility Letters of Credit shall not exceed the sum of (A) $50,000,000 and (B) the aggregate amount available for drawing under any Non-Facility Letter of Credit incurred pursuant to clause (xiii) of this Section 9.01;

               () Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.04;

               () Indebtedness constituting Accommodation Obligations to the extent permitted by Section 9.05(i) through (viii);

               () subject to the proviso in clause (xiii) of this Section 9.01, to the extent permitted by Article X and in any event in an aggregate outstanding principal amount not to exceed $15,000,000 at any time, Capital Leases and purchase money Indebtedness incurred by the Company and/or any Domestic Subsidiary (or by the Person whose Capital Stock or assets were purchased by the Company or any Domestic Subsidiary in connection with a Permitted Acquisition) to finance the acquisition of fixed assets, and Indebtedness incurred by the Company and/or any such Domestic Subsidiary to refinance, extend, renew, refund or replace such Capital Leases and purchase money Indebtedness;

               () Indebtedness (other than Funded Debt) incurred in connection with Customary Permitted Liens;

               () Indebtedness arising from intercompany loans (A) from the Company to any Subsidiary Guarantor or from any Subsidiary Guarantor to any Subsidiary of such Subsidiary Guarantor that is also a Guarantor; (B) from the Company or any Subsidiary Guarantor to any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or any Foreign Subsidiary which Indebtedness shall not cause the Maximum Non-Guarantor Subsidiary Investment Amount to exceed $30,000,000 in the aggregate at any time; (C) from any Subsidiary of any Subsidiary Guarantor to such Guarantor; or (D) from any Subsidiary of the Company to the Company; provided that the loans referred to in clause (A) shall be evidenced by an intercompany promissory notes substantially in the form of Exhibit J, payable to the Company or the applicable Subsidiary Guarantor, as the case may be, which promissory notes shall be delivered and pledged to the Administrative Agent as part of Collateral;

               () Indebtedness of (A) the Company arising pursuant to Interest Rate Contracts entered into with any Lender for the purpose of hedging the Company's interest rate exposure and not for speculative purposes,
     (B) the Company or any Subsidiary of the Company arising pursuant to Currency Agreements entered into in the ordinary course of the Company's or such Subsidiary's business and (C) the Company arising pursuant to Currency Agreements entered into for the purpose of hedging the Company's foreign exchange exposure in respect of Revolving Loans made for the purpose of financing the acquisition of ARUP and providing for its working capital needs in a notional principal amount not to exceed $30,000,000;

               () Indebtedness incurred by any Foreign Subsidiary (other than Indebtedness owing to the Company or any Domestic Subsidiary) not in excess of an aggregate outstanding principal amount of $10,000,000 at any time (plus the aggregate outstanding principal amount of any Indebtedness in support of which the Company or any Subsidiary
     Guarantor has entered into an Accommodation Obligation pursuant to
     Section 9.05(iv));

               () Indebtedness in respect of the Subordinated Notes;

               () Indebtedness in respect of metals futures contracts entered into by the Company and its Subsidiaries in the ordinary course of business and not for speculative purposes;

               () In addition to Indebtedness permitted by clauses (i) through
     (xi) above, Indebtedness of the Company or any Subsidiary incurred after the date hereof (in respect of Non-Facility Letters of Credit or otherwise) in an amount not to exceed an aggregate outstanding principal amount of $30,000,000 (less the amount of Indebtedness incurred pursuant to clause (vi) of this Section 9.01) at any time, provided, however, in the event any Indebtedness incurred pursuant to this clause (xiii) or clauses (vi) and (xv) of this Section 9.01 is in excess of a principal amount of $10,000,000, then the lender or group of lenders providing such Indebtedness shall have entered into an intercreditor agreement with the Administrative Agent on terms acceptable to the Administrative Agent (or, if the Administrative
     Agent is such lender or one of the group of such lenders, the Requisite Lenders), pursuant to which such lender or group of lenders would agree not to exercise any blockage rights it may have under the Subordinated Note Indenture or the 1998 Subordinated Note Indenture upon the occurrence of a non-payment default without first obtaining the consent of the Administrative Agent (or, if the Administrative
     Agent is such lender or one of the group of such lenders, the Requisite Lenders);

               () Indebtedness in connection with borrowings against the cash surrender value of life insurance maintained by the Company or any of its Subsidiaries; provided, however, that unless such Indebtedness is otherwise permitted to be incurred pursuant to clause (xiii) above, the proceeds of such borrowings shall be used solely to pay the premiums with respect to such insurance policies and any accrued and unpaid interest on, and any premiums or penalties relating to, any such borrowings, and any extensions, renewals, refundings or replacements of such Indebtedness; provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Company or such Subsidiary than the terms of, the Indebtedness so extended, renewed, refunded or replaced;

               () subject to the proviso in clause (xiii) of this Section 9.01, Indebtedness incurred (other than the Obligations) or assumed in connection with or as a result of a Permitted Acquisition in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

               () Indebtedness in respect of the 1998 Subordinated Notes in an aggregate principal amount not to exceed $120,000,000 (less any amount thereof required to be redeemed as a Special Redemption (as defined in the 1998 Subordinated Note Indenture)); provided that the net proceeds of the issuance of such notes shall have been used solely for the purpose of repurchasing, repaying or defeasing Subordinated Notes.

               9.0. Sales of Assets. None of the Company or any of the Domestic Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

               () sales, leases, assignments, transfers, conveyances or other dispositions of Inventory in the ordinary course of business;
     provided, however, that any such sale, transfer or other disposition of Inventory to any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary shall not cause the Maximum Non-
     Guarantor Subsidiary Investment Amount to exceed $30,000,000 in the aggregate at any time;

               () sales, assignments, transfers, conveyances or other dispositions (other than Leases or subleases of Leases) of Properties outside of the ordinary course of business not to exceed in the aggregate more than $5,000,000 in any Fiscal Year (exclusive of any sales or other dispositions permitted in clause (vii) below); provided, however, that any such sale, transfer or other disposition of such Properties to any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary shall not cause the Maximum Non-Guarantor Subsidiary Investment Amount to exceed $30,000,000 in the aggregate at any time;

               () in addition to dispositions permitted under clauses (i) and
     (ii) of this Section 9.02, the disposition of Equipment of the Company or any of the Domestic Subsidiaries if such Equipment is obsolete or no longer useful in the ordinary course of the Company's or such Domestic Subsidiary's business or otherwise is not required to be maintained by the Company or such Domestic Subsidiary pursuant to
     Section 8.10;

               () assignments and licenses of intellectual Property of the Company or any of its Subsidiaries in the ordinary course of business;

               () the sale or transfer of Property of the Company or any Domestic Subsidiary to any Subsidiary Guarantor or the Company;

               () (A) subleases of Leases or Leases, to the extent at any point in time such subleases or Leases have anticipated annual rental payments of not more than $2,000,000 in the aggregate since the Effective Date and (B) subleases of Leases or Leases of any Real Property listed on Schedule 9.02;

               () the Company may from time to time sell, assign, transfer, convey or otherwise dispose of any or all of the Properties specified in Schedule 9.02; provided that the Net Cash Proceeds of such dispositions are applied to the Obligations to the extent required under Section 3.01(b);

               () Sale and Leaseback Transactions to the extent permitted by
     Section 9.10; and

               () the sale, transfer, conveyance or other disposition of any or all of the Properties of the Company or any Subsidiary of the Company in connection with the planned divestiture or divestitures of a certain operating unit of the Company disclosed to the Syndication Agent on or prior to August 17, 1998, provided that (A) the aggregate amount of Net Cash Proceeds of such divestiture or divestitures does not exceed the aggregate sum of $10,000,000 after August 17, 1998 and
     (B) such Net Cash Proceeds are applied to the Obligations to the extent required under Section 3.01(b).

               9.0. Liens. None of the Company or any of the Domestic Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property except:

               () Liens created by the Loan Documents;

               () Permitted Existing Liens;

               () Customary Permitted Liens;

               () purchase money Liens granted by the Company or any Domestic Subsidiary (including the interest of a lessor under a Capital Lease) and Liens to which any Property is subject at the time of the Company's or any Domestic Subsidiary's acquisition thereof) securing Indebtedness permitted under Section 9.01(vi) and limited in each case to the Property purchased or subject to such lease;

               () to the extent Indebtedness secured thereby is permitted to be extended, renewed, refunded or refinanced pursuant to clauses
     (ii), (vi) or (xiv) of Section 9.01, a future Lien on any Property which is subject to a Lien described in clause (ii), (iv) or (vii) of this Section 9.03, if such future Lien attaches only to the same Property and secures only such permitted extensions, renewals, replacements or refinancings;

               () Liens securing reimbursement obligations with respect to commercial letters of credit which constitute Non-Facility Letters of Credit; provided that such Liens only attach to the Property being acquired with the proceeds of such Non-Facility Letters of Credit;

               () other Liens securing not more than $5,000,000 of any Indebtedness or Accommodation Obligation permitted hereunder; and

               () Liens securing Indebtedness assumed in connection with, or continuing to exist after but not incurred in connection with, a Permitted Acquisition as permitted by Section 9.01(xv), which Liens were in effect prior to the consummation of the Permitted Acquisition.

               9.0. Investments. None of the Company or any of the Domestic Subsidiaries shall directly or indirectly make or own any Investment except:

               () Investments in cash and Cash Equivalents;

               () Permitted Existing Investments;

               () Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               () Investments (A) by the Company or any Subsidiary Guarantor in any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary which Investments shall not cause the Maximum Non-Guarantor Subsidiary Investment Amount to exceed $30,000,000 in the aggregate at any time or (B) by the Company or any Guarantor in any Subsidiary Guarantor to the extent a loan or loans made by the Company or such Guarantor are permitted pursuant to Section 9.01(viii)(A) or
     Section 9.01(viii)(C);

               () (A)loans or advances to employees of the Company or any of its Subsidiaries, which loans and advances shall not in the aggregate (but excluding advances referred to in clause (B) hereof) exceed $4,000,000 outstanding at any time and (B)advances to sales representatives of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices;

               () additional Investments not otherwise permitted in this
     Section 9.04 not to exceed $10,000,000 in the aggregate at any one time outstanding;

               () Investments received by the Company or any Domestic Subsidiary as consideration for the sale or other disposition of Property permitted by Section 9.02;

               () Investments made pursuant to Permitted Acquisitions; provided, however, no Investment made in any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary (whether existing before, or after giving effect to, such Permitted Acquisition) pursuant to such Permitted Acquisition shall cause the Maximum Non-Guarantor Subsidiary Investment Amount to exceed $30,000,000 in the aggregate at any time;

               () in addition to Investments in Permitted Acquisitions permitted pursuant to clause (viii) above, Investments made by the Company in Insilco GmbH and its Subsidiaries of up to $5,000,000 in the aggregate since the Effective Date;

               () Investments in Interest Rate Contracts permitted pursuant to
     Section 9.01(ix)(A) and metals future contracts permitted pursuant to
     Section 9.01(xii); and

               () the purchase of shares of Capital Stock of Holdco in connection with the Company's deferred compensation plans or management incentive plans in an amount not to exceed the sum of $5,000,000 in the aggregate in any Fiscal Year.

               9.0. Accommodation Obligations. None of the Company or any of the Subsidiaries shall directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

               () Permitted Existing Accommodation Obligations;

               () Accommodation Obligations arising under the Loan Documents;

               () obligations, warranties and indemnities, not with respect to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business;

               () Accommodation Obligations of the Company or any Subsidiary Guarantor in respect of any Non-Guarantor Domestic Subsidiary, Permitted Joint Venture or Foreign Subsidiary, which Accommodation Obligations shall not cause the Maximum Non-Guarantor Subsidiary Investment Amount to exceed $30,000,000 at any time;

               () Accommodation Obligations of any Subsidiary Guarantor in respect of obligations of the Company or of any Subsidiary of such Subsidiary Guarantor that is also a Guarantor;

               () reimbursement obligations under Non-Facility Letters of Credit;

               () Accommodation Obligations with respect to Customary Permitted Liens, other obligations, warranties and indemnities (other than with respect to Indebtedness) in the ordinary course of business and with respect to customary representations, warranties and indemnities entered into in connection with the sale or other disposition of Property or in connection with any Permitted
     Acquisition;

               () Accommodation Obligations of the Company in respect of any Subsidiary Guarantor; and

               () Accommodation Obligations constituting Indebtedness to the extent permitted under Section 9.01.

               9.0. Restricted Junior Payments. Subject to Section 9.16, none of the Company or any of the Domestic Subsidiaries shall declare or make any Restricted Junior Payment except:

               () dividends or other distributions made to the Company or any of the Domestic Subsidiaries by any Subsidiary of the Company;

               () the purchase or redemption of Capital Stock in connection with a simultaneous sale of an equivalent amount of Capital Stock for the same purchase or redemption price;

               () purchase of shares of Capital Stock in connection with claims made in bankruptcy proceedings pursuant to the Plan of Reorganization not to exceed $2,000,000 in the aggregate in any Fiscal Year;

               () payments with respect to employee or director stock options, equity unit plans, stock incentive plans or restricted stock plans of the Company; provided, the aggregate amount of such payments does not exceed $6,000,000 in any Fiscal Year or $12,000,000 in the aggregate since August 17, 1998;

               () repurchases, repayments and defeasances of the Subordinated Notes with proceeds from the issuance and sale of the 1998
     Subordinated Notes and, to the extent such proceeds have been fully utilized for such purpose, proceeds of Loans;

               () regularly scheduled payments of interest in respect of
     (A) the Subordinated Notes, (B) the 1998 Subordinated Notes and
     (C) Indebtedness of the Company or any Domestic Subsidiary that is expressly subordinated in writing to the Obligations and permitted pursuant to Section 9.01(xiii) (but not including the Holdco Loan or any other loan made by Holdco to the Company or any of the Company's Subsidiaries), but only if, in each case, such payment is permitted to be made pursuant to the terms of the Subordinated Note Indenture, the 1998 Subordinated Note Indenture or such subordinated Indebtedness, as the case may be;

               () distributions, loans and advances or other payments to Holdco for the purpose of allowing Holdco to make the payments contemplated in Section 9.04(v)(A) (provided that Holdco agrees to repay such amount when the loans referred to in such section are repaid to Holdco), Section 9.06(iii) and Section 9.06(iv), but only to the extent such payments would be permitted to be made by the Company pursuant to such sections;

               () so long as no Event of Default has occurred and is continuing or would result therefrom, distributions, loans and advances or other payments, including the payment of principal and interest on the Holdco Loan, to Holdco not in excess of $750,000 in any Fiscal Year, for the purpose of allowing Holdco to pay ordinary operating and overhead expenses; provided, however, the Company shall be permitted to pay principal and interest in respect of the Holdco Loan for the purpose of allowing Holdco to pay transaction costs related to the transactions contemplated in the Merger Agreements to the extent such costs become due and payable after August 17, 1998; and

               () so long as no Event of Default has occurred and is continuing or would result therefrom, distributions, loans, advances or other payments to Holdco solely for the purpose of allowing Holdco to pay cash interest on the Holdco Discount Notes; provided, however, no such distribution or other payment made pursuant to this Section 9.06(x) shall be permitted (A) prior to February 15, 2004 and
     (B) unless the chief financial officer or treasurer has delivered an Officer's Certificate to the Administrative Agent certifying that the Leverage Ratio (calculated on a pro forma basis after giving effect to such payment or distribution) for the twelve-month period ending on the last day of the most recent month with respect to which such financial information is available to the Company (but in no event more recent than the month immediately prior to the most recently ended month) is not greater than 2.50 to 1.

               9.0. Conduct of Business. None of the Company or any of its Subsidiaries shall engage in any business (pursuant to a Permitted Joint Venture, Permitted Acquisition or otherwise) other than the businesses engaged in by the Company or such Subsidiaries on the date hereof and any business or activities which are substantially similar, related or incidental thereto, except to the extent otherwise permitted hereunder. The Company agrees to cause Insilco GmbH not to engage in any business or activity other than acting as a holding company for each of its Subsidiaries and engaging in the transactions contemplated in any agreement for the acquisition of any such Subsidiary.

               9.0. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries, except as otherwise expressly permitted herein, to do any of the following: (i) make any Investment in an Affiliate of the Company or any of the Company's Subsidiaries; (ii) transfer, sell, lease, assign or otherwise dispose of any Property to any Affiliate of the Company or any of the Company's Subsidiaries; (iii) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company or any of the Company's Subsidiaries; (iv) repay any Indebtedness to any Affiliate of the Company or any of the Company's Subsidiaries; (v) pay any royalties to any Affiliate of the Company or any of the Company's Subsidiaries; (vi) pay any management fees to any Affiliate of the Company or any of the Company's Subsidiaries; or (vii) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Company or any of the Company's Subsidiaries (including, without limitation, guaranties and assumptions of obligations of any such Affiliate) except in each case for transactions (A) in the ordinary course of business and
(B) either on a basis no less favorable to the Company or such Subsidiary as would be obtained in a comparable arm's length transaction with a Person not an Affiliate, or in the case of compensation payable to any officer or director of the Company or such Subsidiary, in an amount approved by the Board of Directors of the Company or such Subsidiary.

               9.0. Restriction on Fundamental Changes. () Except in connection with a Permitted Joint Venture or a Permitted Acquisition, none of the Company or any of the Domestic Subsidiaries or Foreign Borrowers shall
(i) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), except for a merger or consolidation of (A) any Non-Guarantor Domestic Subsidiary into another Non-Guarantor Domestic Subsidiary or (B) any Wholly Owned Non-Guarantor Domestic Subsidiary into the Company or a Subsidiary Guarantor (with the Company or such Subsidiary Guarantor as the surviving corporation); provided that, after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred or be continuing, (ii) enter into any partnership or joint venture, or (iii) enter into or permit any transaction or series of transactions in which the Company and/or any of the Domestic Subsidiaries acquire all or any significant portion of the Capital Stock and/or assets of another Person.

               () The Company shall not permit any Subsidiary Guarantor or Foreign Borrower to cease to be a direct or indirect Wholly Owned Subsidiary of the Company.

               9.. Sales and Leasebacks. Except for and excluding the real property located at 190 West Marquette Avenue, in Oak Creek, Wisconsin, which the Company will lease back on a temporary basis after the sale thereof, none of the Company or any of the Domestic Subsidiaries shall enter into any Sale and Leaseback Transaction other than a Sale and Leaseback Transaction on terms and conditions satisfactory to the Administrative Agent relating to the sale and lease of owned Property where, after giving effect to all such Sale and Leaseback Transactions, the aggregate Fair Market Value of all such Property sold does not exceed $20,000,000 since the Effective Date.

               9.. Margin Regulations; Securities Laws. None of the Company or any of the Company's Subsidiaries, shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock in violation of Regulation U.

               9.. ERISA. The Company shall not, to the extent the following actions, individually or in the aggregate, would have, or are reasonably likely to have, a Material Adverse Effect:

               () engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

               () permit to exist any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue
     Code), with respect to any Benefit Plan, whether or not waived;

               () terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any material liability of Company or any ERISA Affiliate under Title IV of ERISA;

               () fail to make any contribution or payment to any Multiemployer Plan which Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

               () fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

               () amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

               () permit any unfunded liabilities with respect to any Foreign Pension Plan; or

               () fail, or permit any Subsidiary or ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Pension
     Plan on or before the due date for such required installment or payment.

               9.. Issuance or Sale of Capital Stock. Neither the Company nor any of its Subsidiaries shall (i) grant any rights (either preemptive or others) to subscribe for or to purchase, or any option for the purchase of, its Capital Stock or (ii) create calls, commitments, claims of any character relating to any of its Capital Stock, other than, in the case of Capital Stock of the Company's Subsidiaries, as permitted pursuant to Section 9.07 or
Section 9.09. Other than as permitted pursuant to Section 9.09(a) or 9.02, the Company shall not sell or otherwise dispose of, or permit the sale or disposition of, any shares of the Capital Stock of any Subsidiary Guarantor or Foreign Borrower.

               9.. Constituent Documents. None of the Company or any of the Company's Subsidiaries shall materially amend, modify or otherwise change any of the terms or provisions in any of their respective Constituent Documents as in effect on the Effective Date (except for amendments, modifications or other changes to such Constituent Documents that, in the judgment of the Administrative Agent, do not materially affect the rights and privileges of the Company or any of its Subsidiaries under the Loan Documents, or the interests of the Administrative Agent, the CoAgents, the Lenders or the Issuing Banks under the Loan Documents or in the Collateral).

               9.. Fiscal Year. None of the Company or any of the Company's consolidated Subsidiaries shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

               9.. Cancellation of Debt; Prepayment; Certain Amendments. Neither the Company nor any of the Domestic Subsidiaries shall (i) cancel any material claim or debt or amend or modify the terms thereof, except in the ordinary course of its business, in connection with the reasonable modification to payment terms, in connection with the Plan of Reorganization, in connection with those notes set forth in Section 3 of Schedule 1.01.3 or otherwise in connection with the compromise and settlement of disputes and except for Indebtedness (whether or not evidenced by a promissory note pledged to the Administrative Agent) incurred prior to the Effective Date arising from intercompany loans not in excess of the amounts of such Indebtedness set forth on Schedule 9.16, (ii) voluntarily prepay, redeem, purchase, repurchase, defease or retire the Subordinated Notes, the 1998 Subordinated Notes or any other long-term Indebtedness (other than the Obligations) (except as permitted by Section 9.06), (iii) amend, supplement or otherwise modify the terms of the Subordinated Notes, the Subordinated Note Indenture, the 1998 Subordinated Notes, the 1998 Subordinated Note Indenture or the warrants for the purchase of Holdco common stock issued in connection with the 1998 Subordinated Notes (except amendments, supplements or other modifications to such terms that, in the reasonable judgment of the Administrative Agent, do not materially adversely affect the rights and privileges of the Company under the Subordinated Notes or the Subordinated Note Indenture or the interests of the Administrative Agent, the Lenders or the Issuing Banks under the Loan
Documents or in the Collateral and any amendment that would permit the Subsidiary Guarantors to guarantee the obligations of the Company under the Subordinated Note Indenture and the 1998 Subordinated Note Indenture), or
(iv) amend, supplement or otherwise modify the terms of any of the Merger Documents (except amendments, supplements or other modifications to such terms that, in the reasonable judgment of the Administrative Agent, do not materially adversely affect the rights and privileges of the Company under such documents or the interests of the Administrative Agent, the Lenders or the Issuing Banks under the Loan Documents or in the Collateral).

               9.. Environmental Matters. None of the Company nor any of Company's Subsidiaries shall become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any Environmental, Health and Safety Requirements of Law.

               9.. Foreign Subsidiary. No Foreign Subsidiary shall enter into any Accommodation Obligation with respect to any Indebtedness of the Company or any Domestic Subsidiary (other than the Obligations) or grant or permit to exist any Lien on its Property to secure any such Indebtedness (other than those Accommodation Obligations and Liens set forth on Schedule
9.18 hereto).

               9.. No New Restrictions on Subsidiary Dividends. Except as may be required by any applicable Requirements of Law or pursuant to the Loan Documents, the Company will not agree, or permit any of the Domestic Subsidiaries to agree, to create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of any Domestic Subsidiary to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock, (ii) make any other distribution or transfer of funds or assets or (iii) make loans or advances to or other Investments in, or pay any Indebtedness or other obligation owing to, the Company.

               9.. Accounting Changes. The Company shall not make, nor permit any of its Subsidiaries to make, any material (as defined in GAAP) change in accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or law and concurred with, if applicable, by the Company's independent accountants and disclosed to the Administrative Agent or as otherwise permitted by the Loan Documents.

                                  ARTICLE

                            FINANCIAL COVENANTS

               Each of the Borrowers covenants and agrees that so long as any Revolving Credit Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

               10.0.  [Intentionally omitted].

               10.0. Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Company and its Subsidiaries on a consolidated basis, as determined as of the last day of each fiscal quarter of the Company set forth below for the twelve month period ending on such date, shall not be less than the minimum ratio set forth opposite such fiscal quarter:

        Fiscal Quarter                                     Minimum Ratio
        --------------                                     -------------

        Second fiscal quarter of 1998                        1.10 to 1

        Third fiscal quarter of 1998                         1.10 to 1

        Fourth fiscal quarter of 1998                        1.10 to 1

        First fiscal quarter of 1999                         1.10 to 1

        Second fiscal quarter of 1999                        1.10 to 1

        Third fiscal quarter of 1999                         1.10 to 1

        Fourth fiscal quarter of 1999                        1.10 to 1

        First fiscal quarter of 2000                         1.10 to 1

        Second fiscal quarter of 2000                        1.20 to 1

        Third fiscal quarter of 2000                         1.20 to 1

        Fourth fiscal quarter of 2000                        1.20 to 1

        First fiscal quarter of 2001                         1.20 to 1

        Second fiscal quarter of 2001                        1.30 to 1

        Third fiscal quarter of 2001                         1.30 to 1

        Fourth fiscal quarter of 2001                        1.30 to 1

        First fiscal quarter of 2002                         1.40 to 1

        Second fiscal quarter of 2002                        1.50 to 1

        Third fiscal quarter of 2002                         1.60 to 1

        Fourth fiscal quarter of 2002                        1.70 to 1

        First fiscal quarter of 2003                         1.80 to 1

        Second fiscal quarter of 2003 and thereafter         2.00 to 1


               10.0. Minimum Interest Coverage Ratio. The Interest Coverage Ratio of the Company and its Subsidiaries on a consolidated basis, as determined as of the last day of each fiscal quarter of the Company set forth below for the twelve month period ending on such date, shall not be less than the minimum ratio set forth opposite such fiscal quarter:

        Fiscal Quarter                                     Minimum Ratio
        --------------                                     -------------

        Second fiscal quarter of 1998                        2.00 to 1

        Third fiscal quarter of 1998                         1.90 to 1

        Fourth fiscal quarter of 1998                        1.90 to 1

        First fiscal quarter of 1999                         1.90 to 1

        Second fiscal quarter of 1999                        1.90 to 1

        Third fiscal quarter of 1999                         1.90 to 1

        Fourth fiscal quarter of 1999                        1.90 to 1

        First fiscal quarter of 2000                         1.90 to 1

        Second fiscal quarter of 2000                        2.00 to 1

        Third fiscal quarter of 2000                         2.00 to 1

        Fourth fiscal quarter of 2000                        2.00 to 1

        First fiscal quarter of 2001                         2.00 to 1

        Second fiscal quarter of 2001                        2.15 to 1

        Third fiscal quarter of 2001                         2.15 to 1

        Fourth fiscal quarter of 2001                        2.15 to 1

        First fiscal quarter of 2002                         2.25 to 1

        Second fiscal quarter of 2002                        2.30 to 1

        Third fiscal quarter of 2002                         2.40 to 1

        Fourth fiscal quarter of 2002                        2.50 to 1

        First fiscal quarter of 2003                         2.80 to 1

        Second fiscal quarter of 2003 and thereafter         3.25 to 1


               10.0. Maximum Leverage Ratio. The Leverage Ratio of the Company and its Subsidiaries on a consolidated basis, as determined as of the last day of each fiscal quarter of the Company set forth below for the twelve month period ending on such date, shall not be greater than the maximum amount set forth opposite such fiscal quarter:

        Fiscal Quarter                                     Minimum Ratio
        --------------                                     -------------

        Second fiscal quarter of 1998                        5.00 to 1

        Third fiscal quarter of 1998                         5.50 to 1

        Fourth fiscal quarter of 1998                        5.50 to 1

        First fiscal quarter of 1999                         5.50 to 1

        Second fiscal quarter of 1999                        5.25 to 1

        Third fiscal quarter of 1999                         5.25 to 1

        Fourth fiscal quarter of 1999                        5.00 to 1

        First fiscal quarter of 2000                         5.00 to 1

        Second fiscal quarter of 2000                        4.75 to 1

        Third fiscal quarter of 2000                         4.75 to 1

        Fourth fiscal quarter of 2000                        4.50 to 1

        First fiscal quarter of 2001                         4.50 to 1

        Second fiscal quarter of 2001                        4.25 to 1

        Third fiscal quarter of 2001                         4.25 to 1

        Fourth fiscal quarter of 2001                        4.00 to 1

        First fiscal quarter of 2002                         4.00 to 1

        Second fiscal quarter of 2002                        3.75 to 1

        Third fiscal quarter of 2002                         3.75 to 1

        Fourth fiscal quarter of 2002                        3.50 to 1

        First fiscal quarter of 2003                         3.25 to 1

        Second fiscal quarter of 2003 and thereafter         3.00 to 1


               10.0. Maximum Capital Expenditures. Capital Expenditures made or incurred by the Company and its Subsidiaries on a consolidated basis during each Fiscal Year set forth below shall not exceed in the aggregate the amount set forth opposite such Fiscal Year:

                  Fiscal Quarter         Minimum Ratio
                  --------------         -------------

                  Fiscal Year 1998       $30,000,000

                  Fiscal Year 1999       $30,000,000

                  Fiscal Year 2000       $30,000,000

                  Fiscal Year 2001       $32,000,000

                  Fiscal Year 2002       $34,000,000

                  Fiscal Year 2003       $36,000,000

                  Fiscal Year 2004       $38,000,000;

provided, however, if the maximum amount set forth above opposite any Fiscal Year exceeds the amount of Capital Expenditures made or incurred by the Company and its Subsidiaries on a consolidated basis for such Fiscal Year, then Capital Expenditures made or incurred by the Company and its Subsidiaries on a consolidated basis for the succeeding Fiscal Year may exceed the maximum amount set forth above opposite such succeeding Fiscal Year by the lesser of
(i) 25% of the maximum amount for the preceding Fiscal Year and (ii) the amount of such excess from the immediately preceding Fiscal Year (such excess amount being available only for use in such succeeding Fiscal Year but being treated as the first amount spent in such succeeding Fiscal Year).

                                  ARTICLE

                  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

               11.0. Events of Default. Each of the following occurrences shall constitute an Event of Default hereunder:

               () Failure to Make Payments When Due. Any Borrower shall fail to pay (i) when due any principal or interest on the Loans (including the Reimbursement Obligations) or (ii) any other Obligation, and (x) if such non-payment relates to interest on the Loans (including the Reimbursement Obligations), such non-payment continues for a period of three (3) Business Days after the due date thereof and (y) if such non-payment relates to Obligations other than interest or principal, such non-payment continues for a period of five (5) Business Days after the due date thereof.

               () Breach of Certain Covenants. Any Borrower or any Subsidiary Guarantor shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Sections 7.02, 7.03, 8.01, 8.02 or 8.06; or (ii) Article IX (other than Sections 9.08, 9.12, 9.16(i) , 9.19 and, solely with respect to Environmental Liens, Section 9.03) or Article X.

               () Breach of Representation or Warranty. Any written representation or warranty made or deemed made by Holdco, any Borrower, any Subsidiary Guarantor or any other Subsidiary of the Borrower to the Administrative Agent, the CoAgents, any Lender or any Issuing Bank herein or in any other Loan Document or in any written statement or certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

               () Other Defaults. Any Borrower shall default in the performance of or compliance with any term contained herein (other than as covered by paragraphs (a), (b) or (c) of this Section 11.01), or Holdco, any Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any other Loan Document, and such default shall continue for (i) fifteen (15) Business Days after the occurrence thereof with respect to any term contained in Sections 7.01, 7.05, 7.06, 8.07 or 9.08; and (ii) thirty (30) days after the occurrence thereof with respect to any other term.

               () Default as to Other Indebtedness; Operating Leases. Holdco, any Borrower or any of the Domestic Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in excess of a principal amount of $10,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of such Indebtedness or require the redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Holdco, such Borrower or any of the Domestic Subsidiaries (other than by a regularly scheduled required prepayment, mandatory redemption or required repurchase) prior to the stated maturity thereof; or any material breach, default or event of default remaining uncured for a period of thirty
(30) days after notice from the applicable landlord or owner on the part of Holdco, such Borrower or any of the Domestic Subsidiaries shall occur under any Operating Lease to which Holdco, such Borrower or any of the Domestic Subsidiaries is a party pursuant to which the annual rental payments of such Operating Lease equal or exceed $1,000,000, unless such default under any such Operating Lease is being contested in good faith by Holdco, such Borrower or such Domestic Subsidiary, as the case may be, by appropriate proceedings diligently instituted and conducted and with respect to which appropriate reserves have been set aside therefor in conformity with GAAP.

               () Involuntary Bankruptcy; Appointment of Receiver, Etc.

               () An involuntary case shall be commenced against Holdco, the Company or any of its Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdco, the Company or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

               () A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdco, the Company or any of its Subsidiaries or over all or a substantial part of the Property of Holdco, the Company or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Holdco, the Company or any of its Subsidiaries or of all or a substantial part of the Property of Holdco, the Company or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of Holdco, the Company or any of its Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

               () Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdco, the Company or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or Holdco, the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors.

               () Judgments. Any judgment, writ, order or warrant of attachment, or other similar process shall be rendered against Holdco, any Borrower or any of the Domestic Subsidiaries or any of their respective Properties involving in any single case or in the aggregate an amount exceeding $10,000,000 in excess of applicable insurance coverage is (are) entered and remains undischarged, unvacated and unstayed for a period of sixty
(60) days.

               () Dissolution. Any order, judgment or decree shall be entered against Holdco, the Company or any of its Subsidiaries, decreeing its involuntary dissolution or other similar proceeding, and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Holdco, any Borrower or any of the Domestic Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted hereby.

               () Loan Documents; Failure of Security. At any time, for any reason (i) any Loan Document ceases to be in full force and effect or Holdco, the Company or any of its Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or Holdco, the Company or any such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Administrative Agent, the CoAgents, the Issuing Banks and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

               () Termination Event. Any Termination Event occurs which the Administrative Agent believes has or is reasonably likely to have a Material Adverse Effect.

               () Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent believes the substantial business hardship upon which the application for the waiver is based has or is reasonably likely to have a Material Adverse Effect.

               () Change of Control.  A Change of Control shall occur.

A Default or an Event of Default shall be deemed "continuing" until cured or until waived in accordance with Section 13.07; provided, however, a Default under Sections 7.01, 7.04 or 7.06(c) arising from the failure of the Company to deliver to the Administrative Agent any item required to be delivered pursuant to such sections within the appropriate time period specified for such item shall not be deemed "continuing" if the Administrative Agent has extended the time period for the delivery of such item pursuant to the terms of such sections and such time period has not expired.

               11.0.  Rights and Remedies.

               () Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g) other than with respect to a Subsidiary that is a Non-Guarantor Domestic Subsidiary or an Foreign Subsidiary, the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers; and upon the occurrence and during the continuance of any other Event of Default (including, without limitation, an Event of Default described in Sections 11.01(f) or 11.01(g) with respect to a Subsidiary that is a Non-Guarantor Domestic Subsidiary or an Foreign Subsidiary), the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Company, (i) declare that all or any portion of the Revolving Credit Commitments are terminated, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan hereunder and of each Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or
(ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers.

               () Deposit for Letters of Credit. In addition, after the occurrence and during the continuance of an Event of Default, the Borrowers shall, promptly upon demand by the Administrative Agent (given upon the written instructions of the Requisite Lenders or, in the absence of such instructions, in its sole discretion), deliver to the Administrative Agent, Cash Collateral in such form and currency as requested by the Administrative Agent, together with such endorsements, and execution and delivery of such documents and instruments as the Administrative Agent may request in order to perfect or protect the Administrative Agent's Lien with respect thereto, in an aggregate principal amount equal to the then outstanding Letter of Credit Obligations.

               () Rescission. If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.07, then upon the written consent of the Requisite Lenders and written notice to the Company, the termination of the Revolving Credit Commitments and/or the acceleration and the consequences of such termination and/or acceleration may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

               () Enforcement. Each of the Borrowers acknowledges that in the event such Borrower or any of its Subsidiaries fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders; therefore, such Borrower agrees that the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders shall be entitled after the occurrence and during the continuance of an Event of Default to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                  ARTICLE

                                THE AGENTS

               12.0. Appointment. () Each Lender and each Issuing Bank hereby designates and appoints (i) First Chicago as the Administrative Agent,
(ii) DLJ as the Syndication Agent and (iii) ABN AMRO as the Documentation Agent, and each Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to execute such documents (including, without limitation, the Loan Documents to which the Administrative Agent is a party) and irrevocably authorizes the Agents to take such other action on such Person's behalf under the provisions hereof and of the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for hereby (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article III when due) or the other Loan Documents, none of the Agents shall be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Administrative Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Banks and Holders; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent reasonably believes shall expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary hereto, to the other Loan Documents or applicable law. The Agents agree to act as such on the express conditions contained in this Article XII.

               () The provisions of this Article XII are solely for the benefit of the Agents, the Lenders and Issuing Banks, and none of the Borrowers or any Subsidiary of the Company shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sections 12.07 and 12.09). In performing their respective functions and duties hereunder, each of the Agents shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrowers or any Subsidiary of the Company. The Agents may perform any of their respective duties hereunder, or under the Loan Documents, by or through its agents or employees.

               12.0. Nature of Duties. None of the Agents shall have any duties or responsibilities except those expressly set forth herein or in the Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. None of the Agents shall have by reason hereof a fiduciary relationship in respect of any Holder. Nothing herein or in any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon any Agent any obligations in respect hereof or any of the Loan Documents except as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries initially and on a continuing basis, and none of the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by any Agent under the terms hereof). If any Agent seeks the consent or approval of any of the Lenders to the taking or refraining from taking of any action hereunder, such Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed any Agent to act or refrain from acting pursuant hereto.

               12.0. Rights, Exculpation, Etc. () Liabilities; Responsibilities. None of the Agents or any Affiliate of any of the Agents, nor any of their respective officers, directors, trustees, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. None of the Agents shall be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 3.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. None of the Agents shall be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency hereof or of any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrowers or any of their Subsidiaries. None of the Agents shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions hereof or of any of the Loan Documents or the financial condition of the Borrowers or any of their Subsidiaries, or the existence or possible existence of any Default or Event of Default.

               () Right to Request Instructions. Any Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents such Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms hereof, a greater proportion of the Lenders.

               12.0. Reliance. The Agents shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining hereto or to any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it.

               12.0. Indemnification. To the extent that any Agent is not reimbursed and indemnified by the Borrowers, the Lenders shall reimburse and indemnify such Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, the Lenders shall have no obligation to such Agent with respect to the matters indemnified pursuant to this Section resulting from the willful misconduct or gross negligence of such Agent, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The obligations of the Lenders under this Section 12.05 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination hereof.

               12.0. First Chicago, DLJ and ABN AMRO Individually. With respect to their respective Pro Rata Shares of the Revolving Credit Commitments hereunder, if any, and the Loans made by each of them, if any, First Chicago, DLJ and ABN AMRO shall each have and may exercise the same rights and powers hereunder and are each subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include First Chicago, DLJ and ABN AMRO in their respective individual capacities as a Lender or as one of the Requisite Lenders. First Chicago, DLJ, ABN AMRO and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers or any of their Subsidiaries as if First Chicago were not acting as Administrative Agent pursuant hereto or DLJ or ABN AMRO were not acting as CoAgent pursuant hereto.

               12.0. Successor Administrative Agent; Resignation of Administrative Agent and CoAgents. () Resignation. Any of the CoAgents or the Administrative Agent may resign from the performance of its respective functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Company and the Lenders. The resignation of such CoAgent shall take effect upon the expiration of such thirty-day period. The resignation of the Administrative Agent shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 12.07.

               () Appointment by Requisite Lenders. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Company (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon any such notice of resignation by either CoAgent, no successor CoAgent shall be appointed.

               () Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day period provided in paragraph (a) of this Section 12.07, the retiring Administrative Agent, with the consent of the Company (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. In connection with the resignation of the Existing Administrative Agent, the Lenders and Issuing Banks hereby authorize the Administrative Agent to execute such resignation and assignment documentation on their behalf in order to effect the appointment of First Chicago as Administrative Agent and to assign to the Administrative Agent all of the Existing Collateral Agent's rights, title and interest under all of the Loan Documents.

               () Rights of the Successor and Retiring Administrative Agents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder thereafter to be performed. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this
Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

               12.0. Relations Among Lenders. Each Lender and each Issuing Bank agrees that it shall not take any legal action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Collateral without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Revolving Credit Commitments except in accordance with Section 11.02(a) or a setoff permitted under Section 13.05.

               12.0.  Concerning the Collateral and the Loan Documents.
() Protective Advances. The Administrative Agent may from time to time, after the occurrence and during the continuance of an Event of Default, make such disbursements and advances in Dollars pursuant to the Loan Documents which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Loans and other Obligations up to an amount not in excess of the lesser of the Revolving Credit Availability at such time and $5,000,000 ("Protective Advances"). The Administrative Agent shall notify the Company and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Company agrees to pay the Administrative Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the Base Rate applicable to the Loans from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the Company fails to make payment in respect of any Protective Advance within one (1) Business Day after the date the Company receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such Protective Advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent shall be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the Company.

               () Authority. Each Lender and each Issuing Bank authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrowers or any of their Subsidiaries; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender and each Issuing Bank to act as collateral sub-agent for the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Company's and its Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the CoAgents, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

               () Release of Collateral. () Each of the CoAgents, the Lenders, the Issuing Banks and the Holders hereby directs the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Administrative Agent, the CoAgents, the Lenders, the Issuing Banks and the other Holders:

               (A) against all of the Collateral, upon final payment in full of the Obligations and termination hereof;

               (B) against any part of the Collateral sold or disposed of by the Borrowers or any of their Subsidiaries, if such sale or disposition is permitted by Section 9.02 (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by such Section) or, if not pursuant to such sale or disposition, against any other substantial part of the Collateral if such release is consented to by Lenders whose Pro Rata Shares, in the aggregate, are equal to 100%;

               (C) against any of the Real Property listed on Schedule 9.02 at the request of the Company at any time on or after the Effective Date; and

               (D) against any Collateral securing any promissory note pledged to the Administrative Agent evidencing Indebtedness owing from any Domestic Subsidiary to the Company or any other Domestic Subsidiary.

               () Each of the Lenders and the Issuing Banks hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(c) promptly upon the effectiveness of any such release.

               () Confirmation by Lenders. Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in subsection (c) above), each Lender agrees to confirm in writing, upon request by the Company, the authority to release Collateral conferred upon the Administrative Agent under clauses (A) and (B) of subsection (c) above. So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of any such written confirmation from the Lenders of the Administrative Agent's authority to release any particular items or types of Collateral, and in any event upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon such Collateral granted to the Administrative Agent for the benefit of Administrative Agent, the CoAgents, the Lenders, the Issuing Banks and the other Holders; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any of their Subsidiaries in respect of) all interests retained by the Borrowers and/or any of their Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               () No Obligation. The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any of their Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender.

               () Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("Related Obligations") which arise under any Interest Rate Contracts or which are otherwise owed to Persons other than the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks, solely on the condition and understanding, as among the Administrative Agent and all Holders, that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in this Agreement and the Loan Documents, and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the Holders of the Related Obligations; but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuing Banks and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligations whatsoever to any Holder of Related Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder under any separate instrument or agreement or in respect of any Related Obligations; and
(iii) each Holder shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Holder or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder (except the Administrative Agent, the CoAgents and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and
(v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right except as expressly provided in Section 13.05.

                                  ARTICLE

                               MISCELLANEOUS

               13.0. Assignments. () Assignments. No assignments or participations of any Lender's rights or obligations hereunder shall be made except in accordance with this Section 13.01. Subject to compliance with all Requirements of Law, each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans and the Letters of Credit) in accordance with the provisions of this Section 13.01.

               () Limitations on Assignments. Each assignment by a Lender shall be subject to the following conditions: (i) each assignment (other than to a Lender or an Affiliate of any Lender) shall be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company, which approval shall not be unreasonably withheld or delayed; provided, however, that the Syndication Agent shall have the right to make an assignment hereunder without the approval of the Borrowers; (ii) each such assignment shall be to an Eligible Assignee; (iii) each such assignment shall be in an amount at least equal to $5,000,000, in the case of Revolving Loans and Revolving Credit Commitments, and $1,000,000, in the case of Term Loans, except if the Eligible Assignee is a Lender or an Affiliate of any Lender or if such assignment shall constitute all the assigning Lender's interest hereunder; (iv) if any such assignment shall be of the assigning Lender's Revolving Loans and Revolving Credit Commitments, such assignment (other than any such assignment to an Affiliate of the Assigning Lender) shall consist of the simultaneous assignment of corresponding pro rata portions of the assigning Lender's Revolving Credit Commitment and Revolving Loans, and
(v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations hereunder, the assigning Lender shall cease to be a party hereto, except in each case, to the extent provided in Section 13.09.

               () The Register. The Administrative Agent shall maintain at its address referred to in Section 13.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment under each Loan of, and principal amount of the Loans under each facility owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Register shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers or any Subsidiary Guarantor hereunder and each Lender's share thereof. The Administrative Agent shall deliver a statement of such account to the Company whenever an Assignment and Acceptance is accepted by it and the parties hereto; provided, however, the Administrative Agent shall not be obligated to deliver such statement more frequently than once a month. Each such statement shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein (absent manifest error) unless the Company, within thirty (30) days after the date such statement is delivered to the Company, delivers to the Administrative Agent written notice of any objections which the Company may have to any such statement. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Company. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               Notwithstanding anything to the contrary contained in the previous paragraph of this Section 13.01(c), the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferrable only upon notation of such transfer in the Register. A Note shall only evidence the Lender's or an assignee's right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 13.01(c) shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this Section 13.01(e) and for tax purposes only, the Administrative Agent shall act as the Company's agent for purposes of maintaining such notations of transfer in the Register. No transfer by a Lender or an assignee of any of the Loans shall be permitted or effective unless and until recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers and each of their Subsidiaries, the Agents, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               () Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance herewith and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company and the other Lenders.

               () Information Regarding the Borrowers. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 13.01, disclose to the assignee or proposed assignee any information relating to the Borrowers or their Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrowers; provided that, prior to any such disclosure, such assignee or proposed assignee shall agree (for the Borrowers' benefit) to preserve in accordance with Section 13.20 the confidentiality of any information described therein.

               () Lenders' Creation of Security Interests. Notwithstanding any other provision set forth herein, (i) any Lender may at any time create a security interest in all or any portion of its rights hereunder (including, without limitation, Obligations owing to it and Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A; and (ii) any Lender shall be permitted to pledge all or any part of its right, title and interest in, to and under the Loans and Notes held by it to any trustee for the benefit of the holders of such trust's securities.

               () Assignments by an Issuing Bank. If any Issuing Bank ceases to be a Lender hereunder by virtue of any assignment made pursuant to this
Section 13.01, then, as of the effective date of such cessation, such Issuing Bank's obligations to issue Letters of Credit pursuant to Section 2.04 shall terminate and such Issuing Bank shall be an Issuing Bank hereunder only with respect to outstanding Letters of Credit issued prior to such date.

               () Participations. Subject to compliance with all Requirements of Law, each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities hereunder (including, without limitation, all or a portion of any or all of its Revolving Credit Commitments hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations hereunder (including, without limitation, its Revolving Credit Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Subsidiaries or Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof and excluding any waiver of default interest pursuant to Section 4.01(d)), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the application provisions relating to the prepayments of Loans and other Obligations and any rescission of acceleration pursuant to
Section 11.02(c)) and (C) release of any Guarantor or all or any portion of the Collateral, except as provided in Section 12.09(c) or in connection with the sale of all or substantially all of the Capital Stock or Property of any Subsidiary Guarantor or a merger of a Subsidiary Guarantor into another Subsidiary Guarantor or into the Company, in each case approved by the Requisite Lenders. No holder of a participation in all or any part of the Loans shall be a "Lender" or a "Holder" for any purposes hereunder by reason of such participation; provided, however, that each holder of a participation shall have the rights and obligations of a Lender (including any right to receive payment) under Sections 3.03, 3.04, 4.01(f), 4.02(f), 12.05 and 13.02;
provided, however, that all requests for any such payments shall be made by a participant through the Lender granting such participation. The right of each holder of a participation to receive payment under Sections 3.03, 3.04, 4.01(f), 4.02(f) and 13.02 shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under said Sections and (ii) the amounts that would have been payable under said Sections by the applicable Borrower to the Lender granting the participation in respect of the participated interest to such holder had such participation not been granted.

               () Payment to Participants. Anything herein to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

               () No Registration. Notwithstanding any other provisions of this Section 13.01, no transfer or assignment of interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Company or any Subsidiary Guarantor to file a registration statement under the Securities Act with the Securities and Exchange Commission or to qualify the Loans or the Notes under the state securities or "Blue Sky" laws of any state. The approval of any proposed assignee by the Company required by this Agreement shall not be deemed to be unreasonably withheld if the approval of such Person would require any Loan or Note to be registered or qualified under any applicable securities law.

               () Investment Representation. Each Lender party to this Agreement on the Effective Date hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 13.01 will represent, and shall be deemed to have represented, upon becoming a party to this Agreement, to the Borrowers and each Subsidiary Guarantor and the other parties to this Agreement that it is a commercial lender, other financial institution regularly engaged in making commercial loans or an "accredited investor" or "qualified institutional investor" (as defined in Regulation D and Rule 144A, respectively, of the Securities Act) and that it will make or acquire Loans hereunder for its own account in the ordinary course of its business.

               () Notes Not Securities. Notwithstanding the foregoing provisions of this Section 13.01, no provision of this Agreement shall be construed to mean or imply that any Loan, any Note, the Revolving Credit Commitments or any assignment thereof or grant of a participation therein is a "security" under any applicable securities law.

               13.0.  Expenses.

               () Generally. The Company agrees upon demand to pay, or reimburse the Syndication Agent and the Administrative Agent for, all of the Syndication Agent's and the Administrative Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of counsel to each of the Syndication Agent and the Administrative Agent, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents retained by the Syndication Agent and the Administrative Agent, it being understood that the Syndication Agent and the Administrative Agent will discuss with the Company the proposed use of a consultant or agent prior to seeking reimbursement for such consultant's expense) incurred by either the Syndication Agent or the Administrative Agent in connection with (A) the Syndication Agent's and the Administrative Agent's audit and investigation of the Company and the Company's Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and the Syndication Agent's and the Administrative Agent's periodic audits of the Company or the Company's Subsidiaries; (B) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V or in any amendment to this Agreement), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (C) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (D) the ongoing administration hereof and of the Loans, including consultation with attorneys in connection therewith and with respect to the Syndication Agent's and Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents; (E) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (F) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property of Holdco, the Borrowers or any of the Domestic Subsidiaries, the Borrowers, Holdco, any of the Company's Subsidiaries, this Agreement or any of the other Loan Documents; (G) the response to, and preparation for, any subpoena or request for document production with which the Syndication or the Administrative Agent is served or deposition or other proceeding in which the Syndication Agent or the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Property of Holdco, the Borrowers or any of the Domestic Subsidiaries, the Borrowers, Holdco, any of the Company's Subsidiaries, this Agreement or any of the other Loan Documents; and (H) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

               () After Default. The Company further agrees to pay or reimburse the Administrative Agent, the CoAgents, the Issuing Banks and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, the CoAgents, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;
(iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrowers or any of the Company's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

               13.0. Indemnities. () Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each CoAgent, each Lender and each Issuing Bank and their respective Affiliates (but excluding any Lender or Affiliate of a Lender solely in such Lender's or Affiliate's capacity as an underwriter of the Subordinated Notes), and the directors, trustees, officers, employees, agents, partners, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each of the foregoing being and "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any claim, investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, the Existing Credit Agreement
(or any predecessor thereof), the Loan Documents, any Obligation, any Letter of Credit, the issuance of the Subordinated Notes or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all Liabilities and Costs arising from or connected with the past, present or future operations of such Borrower or any or its Subsidiaries involving any Property subject to a Loan Document, or damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such Property or any other affected real estate; (ii) any Liabilities or Costs incurred as a result of any Remedial Action concerning such Borrower or any of its Subsidiaries;
(iii) any Liabilities or Costs incurred as a result of any Environmental Lien;
(iv) any Liabilities or Costs incurred pursuant to Environmental, Health and Safety Requirements of Law, including, without limitation, CERCLA and applicable state property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to such Borrower or any of its Subsidiaries, or the owner, lessee or operator of any Property of such Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to any of the foregoing referred to in clauses (i), (ii), (iii) and
(iv), to the extent incurred following (x) foreclosure by the Administrative Agent, any CoAgent any Lender or any Issuing Bank, or (y) the Administrative Agent, any CoAgent any Lender or any Issuing Bank having become the successor in interest to such Borrower or any of its Subsidiaries, attributable with respect to clauses (x) and (y) solely to acts of the Administrative Agent, such CoAgent, such Lender or such Issuing Bank or any agent on behalf of the Administrative Agent, such CoAgent, such Lender or such or such Issuing Bank;
(v) the use or intended use of the proceeds of the Revolving Loans or Letters of Credit (collectively, "Indemnified Matter"); or (vi) any action taken or omitted by any Indemnitee in reliance on any notice or other written communication in the form of a telecopy or facsimile received hereunder by such Indemnitee; provided that such Borrower shall not have any obligation under this Section 13.03 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

               () Each Borrower shall indemnify the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks for, and hold the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of such Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement.

               () The Administrative Agent, each CoAgent, each Lender and each Issuing Bank agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (a) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action is requested of it or any of its officers, directors, trustees, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Company in writing.

               () Each Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and such Borrower, in any event, may participate in the defense thereof with legal counsel of the Company's choice. In the event that such Indemnitee requests such Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, such Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel chosen by such Indemnitee participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action shall vitiate or in any way impair such Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

               () Each Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 13.03) or any other Loan Document shall also inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

               13.0. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.01 is after the Effective Date required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Company with the agreement of its independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Company shall be the same after such change as if such change had not been made; provided, however, no change in accounting principles that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Company, to so reflect such change in accounting principles and all references to GAAP in the defined terms used in Article IX and Article X shall refer to GAAP as in effect on the Effective Date or, if such provisions are amended, on the date such provisions are amended.

               13.0. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, and with the prior written consent of the Requisite Lenders, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized by the Company at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or, to the extent permitted by law, special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of such Borrower to such Lender, Issuing Bank or any of their Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection herewith, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or
(ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by
Article XI and even though such Obligations may be contingent or unmatured.

               13.0. Ratable Sharing. The Lenders and the Issuing Banks agree among themselves that, except as otherwise expressly provided in any Loan Document, (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding (x) the fees described in Sections 2.04(g), 3.03, 3.04, 4.01(f) and 4.02 and (y) any amounts to received in respect of Currency Agreements and/or Interest Rate Contracts) equitable adjustment shall be made so that, in effect, all such amounts shall be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of such Obligations (excluding the payments described in Sections 2.04(g), 3.03, 3.04, 4.01(f) and 4.02) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of such Obligations held by it which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

               13.0. Amendments and Waivers. () General Provisions. Unless otherwise provided herein, no amendment or modification of any provision hereof shall be effective without the written agreement of the Requisite Lenders (or such other required number of Lenders as herein provided) and the Borrowers, and no termination or waiver of any provision hereof, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion.

               () Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions hereof shall be effective only by a written agreement, signed by each Term Loan Lender affected thereby, in the case of clauses (i), (iii) and (iv) below, each Term Loan Lender increasing its Term Loan Commitment, the Requisite Lenders and Term Loan Lenders holding in the aggregate more than 66 2/3% of the then aggregate amount of the Term Loans, in the case of clause (ii) below, and Term Loan Lenders holding in the aggregate more than 51% of the then aggregate principal amount of the Term Loans, in the case of clause (v) below, in each case in respect of any of the following in respect of the Term Loans; and by each Revolving Credit Lender affected thereby, in the case of clauses (i), (iii) and (iv) below, each Revolving Credit Lender increasing its Revolving Credit Commitment and the Requisite Lenders, in the case of clause (ii) below, and Revolving Credit Lenders holding in the aggregate more than 51% of the then aggregate amount of the Revolving Credit Commitments in effect at such time, in the case of clause (v) below, in respect of any of the following in respect of Revolving Loans or Reimbursement Obligations:

               () waiver of any of the conditions with respect to the making or the extension of the maturities of Term Loans or Revolving Loans specified in Section 5.01 or 5.02 (except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders),

               () increase in the amount of the Term Loan Commitment or the Revolving Credit Commitment of such Lender,

               () reduction of the principal of, rate or amount of interest on the Term Loans, the Revolving Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender, as the case may be (excluding amounts so payable pursuant to Sections 3.01(b) and any waiver of default interest pursuant to Section 4.01(d)),

               () extension of the Revolving Credit Termination Date, any postponement or waiver of any scheduled reduction of the Revolving Credit Commitments pursuant to Section 3.01(c) or the postponement of any date on which any scheduled payment of principal of, or interest on, the Term Loans, the Revolving Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (excluding amounts so payable pursuant to Section 3.01(b)) would otherwise be due, and

               () postponement of any date fixed for, reduction of the amount of or change in order of application of, any mandatory prepayment or repayment made pursuant to Section 3.01(b).

               () Amendments, Consents and Waivers by all Lenders. Notwithstanding the foregoing but subject to Section 11.02(c), any amendment, modification, termination, waiver or consent with respect to any of the following provisions hereof shall be effective only by a written agreement, signed by the Borrowers and each Lender:

               () release of any Guarantor (except in connection with the sale of all or substantially all of the Capital Stock or Property of any Subsidiary Guarantor or a merger of a Subsidiary Guarantor into another Subsidiary Guarantor or into the Company, in each case approved by the Requisite Lenders or otherwise permitted under Section
     9.02 or otherwise permitted hereunder) or all or a substantial portion of the Collateral (except as provided in Section 12.09(c)),

               () change in the aggregate Pro Rata Shares of the Lenders which shall be required for the Lenders or any of them to take action hereunder,

               () change in the definition of Requisite Lenders, or

               () amendment of Sections 12.09(c) or 13.06 or this Section
     13.07.

The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. The Syndication Agent shall coordinate all amendments, modifications, waivers and consents with the Administrative Agent and the Borrowers. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained in this Section 13.07, no amendment, modification, waiver or consent shall affect the rights or duties of any of the Agents hereunder or under the other Loan Documents, including this Article XIII, unless made in writing and signed by the Agent so affected in addition to the Lenders required above to take such action.
Notwithstanding anything herein to the contrary, in the event that any Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions hereof, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (it being understood that any such statement of agreement may be subject to satisfactory documentation and other conditions specified in such statement) within thirty (30) days of such request, then such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent's sole discretion, to such requests on behalf of such Lender as such Lender's attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender's duly authorized agent for such purposes.

               13.0. Notices. Unless otherwise specifically provided herein, any notice, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of a telecopy. Notices to the Administrative Agent pursuant to Articles II or III shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.08) shall be as set forth below each party's name on the signature pages hereof, in the case of the Borrowers, on Schedule 1.01, in the case of the Lenders and Issuing Banks, or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties hereto.

               13.0. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrowers in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery hereof and of the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination hereof and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent, either CoAgent, any of the Issuing Banks or any of the Lenders may have come into possession or control of any of the Borrowers' or their Subsidiaries' Property; provided, however, all representations and warranties made herein or in any other Loan Document by the Borrowers or any of their Subsidiaries shall terminate when all Obligations (other than indemnities not then due) have been paid in full and this Agreement has been terminated.

               13..  Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent, either CoAgent any Lender or any Issuing Bank in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

               13.. Marshalling; Payments Set Aside. None of the Administrative Agent, either CoAgent, any Lender or any Issuing Bank shall be under any obligation to marshall any Property in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the CoAgents, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

               13.. Severability. In case any provision in or obligation hereunder or under the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               13.. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof or be given any substantive effect.

               13.. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

               13.. Limitation of Liability. No claim may be made by any Borrower, any of the their Subsidiaries, any Lender, any Issuing Bank, any CoAgent, the Administrative Agent or any other Person against such Borrower, any of the their Subsidiaries, the Administrative Agent, any CoAgent, any other Issuing Bank or any other Lender or the Affiliates, directors, trustees, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated hereby, or any act, omission or event occurring in connection therewith; and the Borrowers, each of the Borrowers' Subsidiaries, each Lender, each Issuing Bank, each CoAgent and the Administrative Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

               13.. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Issuing Banks. The rights hereunder and the interest herein of the Borrowers may not be assigned without the written consent of all Lenders, except as otherwise permitted hereunder. Any attempted assignment without such written consent shall be void.

               13..  Certain Consents and Waivers.

               () Personal Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, () EACH OF THE ADMINISTRATIVE AGENT, THE COAGENTS, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR IN SUCH FEDERAL COURT. EACH BORROWER IRREVOCABLY DESIGNATES AND APPOINTS PRENTICE HALL CORPORATION AT 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK 10023, AS ITS RESPECTIVE PROCESS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE ADMINISTRATIVE AGENT, THE COAGENTS, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE ADMINISTRATIVE AGENT, THE COAGENTS, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE IN ANY SUCH ACTION OR PROCEEDING IN SUCH STATE COURT OR IN SUCH FEDERAL COURT.

               () EACH BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE SUBSIDIARY GUARANTORS, THE BORROWERS OR THEIR RESPECTIVE PROPERTY IN A COURT HAVING JURISDICTION IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENT, THE COAGENTS, THE ISSUING BANKS AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY COAGENT, ANY ISSUING BANK OR ANY LENDER. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT, ANY COAGENT ANY ISSUING BANK OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

               () Service of Process.  TO THE FULLEST EXTENT PERMITTED
BY APPLICABLE LAW: EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF
PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING
BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR SUCH BORROWER'S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 13.08, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. EACH OF THE ADMINISTRATIVE AGENT, COAGENTS, LENDERS, ISSUING BANKS AND THE BORROWERS IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF
ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST THE BORROWERS
IN THE COURTS OF ANY OTHER JURISDICTION.

               () Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, COAGENTS, THE ISSUING BANKS, THE LENDERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

               13.. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and the Existing Credit Agreement shall thereafter be of no further force and effect; provided that if the Effective Date shall not have occurred on or prior to November 24, 1998, this Agreement will terminate and will be of no further force and effect. The terms and conditions of this Agreement and the Administrative Agent's and the Lenders' rights and remedies under this Agreement, shall apply to all of the Obligations incurred under the Existing Credit Agreement. It is expressly understood and agreed by the parties hereto that this Agreement is in no way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities. The Company reaffirms the Liens granted to the Administrative Agent for the benefit of the Lenders pursuant to each of the Loan Documents executed by the Company, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations identified in such Loan Documents. All references to the Existing Credit Agreement in the Loan Documents shall be deemed to refer to this Agreement. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

               13.. Limitation on Agreements. All agreements between the Borrowers, the Administrative Agent, each CoAgent, each Lender and each Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrowers under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

               13.. Confidentiality. Subject to Section 13.01(e), the Administrative Agent, the CoAgents, the Lenders and the Issuing Banks shall hold all nonpublic information obtained pursuant to the requirements hereof in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with customary business practices and in any event may make disclosure reasonably required by a bona fide offeree or assignee (or participant) in connection with the contemplated transfer (or participation), or as required or requested by any Governmental Authority (including, without limitation, the NAIC) or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 13.20. In no event shall the Administrative Agent, any CoAgent, any Lender or any Issuing Bank be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by the Borrowers in connection herewith.

               13.. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes the commitment letter dated October 30, 1998 from DLJ and Donaldson, Lufkin & Jenrette Securities Corporation and accepted and agreed to by the Company on October 30, 1998 and all prior agreements and understandings, written and oral (other than the Letter Agreement which constitutes a Loan Document), relating to the subject matter hereof.

               13.. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of such Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.05, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.


                             TABLE OF CONTENTS

                                                                        Page

   ARTICLE I     DEFINITIONS

     1.01. Certain Defined Terms

     1.02. Computation of Time Periods

     1.03. Accounting Terms

     1.04. Other Definitional Provisions

     1.05. Other Terms


   ARTICLE II    AMOUNTS AND TERMS OF LOANS

     2.01. The Term Loans

     2.02. Revolving Credit Facility

     2.03. Swing Loans

     2.04. Letters of Credit

     2.05. Promise to Repay; Evidence of Indebtedness

     2.06. Authorized Officers and Agents

     2.07. Designation of Foreign Borrowers

   ARTICLE III   PAYMENTS AND PREPAYMENTS

     3.01. Prepayments; Reductions in Revolving Credit Commitments

     3.02. Payments

     3.03. Taxes

     3.04. Increased Capital

     3.05. Right to Remove Affected Lender

     3.06. European Economic and Monetary Union

   ARTICLE IV    INTEREST AND FEES

     4.01. Interest on the Loans and Other Obligations

     4.02. Special Provisions Governing Eurocurrency Rate Loans

     4.03. Fees

   ARTICLE V     CONDITIONS TO LOANS AND LETTERS OF CREDIT

     5.01. Conditions Precedent to the Effectiveness of this Agreement

     5.02. Conditions Precedent to All Subsequent Revolving Loans, Swing Loans and Letters of Credit

   ARTICLE VI    REPRESENTATIONS AND WARRANTIES

     6.01. Representations and Warranties of the Borrowers

   ARTICLE VII   REPORTING COVENANTS

     7.01. Financial Statements

     7.02. Notice of Events of Default

     7.03. Lawsuits

     7.04. Insurance

     7.05. ERISA Notices

     7.07. Labor Matters

     7.08. Public Filings and Reports

     7.09. Ongoing Y2K Reports

     7.10. Other Information

   ARTICLE VIII  AFFIRMATIVE COVENANTS

     8.01. Corporate Existence, Etc.

     8.02. Corporate Powers; Conduct of Business, Etc.

     8.03. Compliance with Laws, Etc.

     8.04. Payment of Taxes and Claims; Tax Consolidation

     8.05. Insurance

     8.06. Inspection of Property; Books and Records; Discussions

     8.07. Insurance and Condemnation Proceeds

     8.08. ERISA Compliance

     8.09. Foreign Employee Benefit Plan Compliance

     8.10. Maintenance of Property

     8.11. Condemnation

     8.12. Future Liens on Real Property

     8.13. Future Liens on Personal Property

     8.14. Landlord Waivers

     8.15. Environmental Compliance

     8.16. PostClosing Matters

     8.17. Permitted Acquisitions

   ARTICLE IX    NEGATIVE COVENANTS

     9.01. Indebtedness

     9.02. Sales of Assets

     9.03. Liens

     9.04. Investments

     9.05. Accommodation Obligations

     9.06. Restricted Junior Payments
           110

     9.07. Conduct of Business

     9.08. Transactions with Affiliates

     9.09. Restriction on Fundamental Changes

     9.10. Sales and Leasebacks

     9.11. Margin Regulations; Securities Laws

     9.12. ERISA

     9.13. Issuance or Sale of Capital Stock

     9.14. Constituent Documents

     9.15. Fiscal Year

     9.16. Cancellation of Debt; Prepayment; Certain Amendments

     9.17. Environmental Matters

     9.18. Foreign Subsidiary

     9.19. No New Restrictions on Subsidiary Dividends

     9.20. Accounting Changes

   ARTICLE X     FINANCIAL COVENANTS

     10.01. [Intentionally omitted]

     10.02. Minimum Fixed Charge Coverage Ratio

     10.03. Minimum Interest Coverage Ratio

     10.04. Maximum Leverage Ratio

     10.05. Maximum Capital Expenditures

   ARTICLE XI    EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     11.01. Events of Default

     11.02. Rights and Remedies

   ARTICLE XII   THE AGENTS

     12.01. Appointment

     12.02. Nature of Duties

     12.03. Rights, Exculpation, Etc.

     12.04. Reliance

     12.05. Indemnification

     12.06. First Chicago, DLJ and ABN AMRO Individually

     12.07. Successor Administrative Agent; Resignation of
            Administrative Agent and CoAgents

     12.08. Relations Among Lenders

     12.09. Concerning the Collateral and the Loan Documents

   ARTICLE XIII  MISCELLANEOUS

     13.01. Assignments

     13.02. Expenses

     13.03. Indemnities

     13.04. Change in Accounting Principles

     13.05. Setoff

     13.06. Ratable Sharing

     13.07. Amendments and Waivers

     13.08. Notices

     13.09. Survival of Warranties and Agreements

     13.10. Failure or Indulgence Not Waiver; Remedies Cumulative

     13.11. Marshalling; Payments Set Aside

     13.12. Severability

     13.13. Headings

     13.14. Governing Law

     13.15. Limitation of Liability

     13.16. Successors and Assigns

     13.17. Certain Consents and Waivers

     13.18. Counterparts; Effectiveness; Inconsistencies

     13.19. Limitation on Agreements

     13.20. Confidentiality

     13.21. Entire Agreement

     13.22. Judgment Currency


EXHIBITS

Exhibit A           --     Form of Assignment and Acceptance
Exhibit B           --     Form of Notice of Borrowing
Exhibit C           --     Form of Notice of Continuation/Conversion
Exhibit D           --     Form of Term Loan Note
Exhibit E           --     Form of Revolving Credit Note
Exhibit F           --     Form of Swing Loan Note
Exhibit G           --     Form of Foreign Borrower Assumption Agreement
Exhibit H           --     List of Closing Documents
Exhibit I           --     Form of Officer's Certificate to Accompany Reports


SCHEDULES

Schedule 1.01       --     Commitments; Notice Addresses; Applicable
                           Lending Offices
Schedule 1.01.1     --     Permitted Existing Accommodation Obligations
Schedule 1.01.2     --     Permitted Existing Indebtedness
Schedule 1.01.3     --     Permitted Existing Investments
Schedule 1.01.4     --     Permitted Existing Liens
Schedule 1.01.5     --     Associated Costs Rate
Schedule 6.01C      --     Corporate Structure
Schedule 6.01-D     --     Conflicts with Contractual Obligations
Schedule 6.01-E     --     Governmental Consents
Schedule 6.01I      --     Litigation
Schedule 6.01K      --     Taxes
Schedule 6.01O      --     Environmental Matters
Schedule 6.01P      --     ERISA Matters
Schedule 6.01R      --     Collective Bargaining Agreements
Schedule 6.01U      --     Intellectual Property Infringement Claims
Schedule 6.01-V     --     Real Property
Schedule 6.01W      --     Insurance Policies and Programs
Schedule 6.01-Y     --     Transactions with Affiliates
Schedule 6.01-CC    --     Y2K Compliance
Schedule 9.02       --     Properties to be Sold
Schedule 9.16       --     Intercompany Indebtedness
Schedule 9.18       --     Permitted Accommodation Obligations and Liens
                           of Foreign Subsidiaries